     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998

                                                      REGISTRATION NO. 333-48745
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       on
                                    FORM S-1
                                       to
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CAPITAL LEASE FUNDING, INC.
             (Exact Name of Registrant as Specified in its Charter)



            MARYLAND                            6162                           13-3995833
(State or Other Jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification
 Incorporation or Organization)     Classification Code Number)                 Number)


                            ------------------------

                           85 JOHN STREET, 12TH FLOOR
                            NEW YORK, NEW YORK 10038
                           TELEPHONE: (212) 587-7676
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                         WILLIAM R. POLLERT, PRESIDENT,
                    PAUL H. MCDOWELL, ESQ., GENERAL COUNSEL
                          CAPITAL LEASE FUNDING, INC.
                           85 JOHN STREET, 12TH FLOOR
                            NEW YORK, NEW YORK 10038
                           TELEPHONE: (212) 587-7676
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agents for Service)
                         ------------------------------

                                   COPIES TO:

                    KARSTEN GIESECKE, ESQ.                                         RICHARD F. KADLICK, ESQ.
                 ALLEN CURTIS GREER, II, ESQ.                                        MARY SUE BUTCH, ESQ.
                CADWALADER, WICKERSHAM & TAFT                                       SKADDEN, ARPS, SLATE,
                       100 MAIDEN LANE                                                MEAGHER & FLOM LLP
                   NEW YORK, NEW YORK 10038                                            919 THIRD AVENUE
                  TELEPHONE: (212) 504-6000                                        NEW YORK, NEW YORK 10022
                  FACSIMILE: (212) 504-6666                                       TELEPHONE: (212) 735-3000
                                                                                  FACSIMILE: (212) 735-2000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pusuant to Rule 415 under the Securities Act of 1933, check the following box. / /


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM            AMOUNT OF
                     TITLE OF                          AMOUNT BEING       OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES BEING REGISTERED                REGISTERED(1)        PER SHARE(2)       OFFERING PRICE           FEE
Common Stock....................... par value $.01      8,441,000             $16.00           $135,056,000          $39,842

(1) Includes shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CAPITAL LEASE FUNDING, INC.
              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                    OR REGISTRATION STATEMENT OF INFORMATION
                             REQUIRED BY ITEMS 1-12



           FORM S-1 ITEM NUMBER AND CAPTION                              CAPTION IN PROSPECTUS OR PAGE REFERENCE
           -----------------------------------------------------  -----------------------------------------------------

       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Forepart of Registration Statement; Outside Front
                                                                    Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds

       5.  Determination of Offering Price......................  Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  *

       8.  Plan of Distribution.................................  Underwriting

       9.  Description of Securities to be Registered...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                    Summary; Description of Common Stock; Federal
                                                                    Income Tax Consequences

      10.  Interests of Named Experts and Counsel...............  Experts

      11.  Information With Respect to Registrant...............  Prospectus Summary; Risk Factors; Dividend and
                                                                    Distribution Policy; Selected Historical and Pro
                                                                    Forma Financial Information; Management's
                                                                    Discussion and Analysis of Financial Condition and
                                                                    Results of Operations; The Company; Yield
                                                                    Considerations Related to the Company's
                                                                    Investments; Description of Existing Real Estate
                                                                    Interests; Targeted Investments; Directors and
                                                                    Executive Officers; Certain Relationships and
                                                                    Related Transactions; Financial Statements and
                                                                    Information

      12.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  *


------------------------

*   Not Applicable

                   SUBJECT TO COMPLETION--DATED       , 1998

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

--------------------------------------------------------------------------------
                                7,340,000 Shares

                          CAPITAL LEASE FUNDING, INC.

                                  Common Stock
----------------------------------------------------------------------


Capital Lease Funding, Inc. (the "Company") is a Maryland corporation created to continue and expand the specialty finance business of Capital Lease Funding, L.P. ("CLF") which, since 1995, has been engaged in originating and securitizing mortgage loans secured by first liens on commercial properties supported by long-term net leases to tenants meeting established credit rating standards. The Company's objective is to continue and expand such activities, and to extend them to related lines of business which the Company's management believes will generate attractive risk-adjusted returns on invested capital.



All of the 7,340,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby are being sold by the Company in an initial public offering (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price for the Common Stock will be between $14 and $16 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for inclusion in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "CLFI" subject to official notice of issuance.



SEE "RISK FACTORS" ON PAGES 16 TO 31 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

--------------------------------------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                       Underwriting
                                                  Price to             Discounts and           Proceeds to
                                                   Public             Commissions (1)          Company (2)
Per Share.................................
Total (3).................................

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $1,300,000.

(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to 1,101,000 additional shares of Common Stock on the same terms and conditions as set forth here. If all such additional shares are
    purchased by the Underwriters, the total Price to Public will be       , the
    total Underwriting Discounts and Commissions will be       , and the total
    Proceeds to the Company will be $         . See "Underwriting."
--------------------------------------------------------------------------------

The shares of Common Stock are being offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares of Common Stock to the Underwriters will be made through the facilities of The Depository Trust Company in New York, New York on or about
            , 1998.

PRUDENTIAL SECURITIES INCORPORATED

                             NATIONSBANC MONTGOMERY SECURITIES LLC

                                                       STIFEL, NICOLAUS &
                                                       COMPANY

                                                       INCORPORATED

      , 1998

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
PROSPECTUS SUMMARY.........................................................................................          1
  The Company..............................................................................................          1
    General................................................................................................          1
    Credit Tenant Loan Business............................................................................          3
    Related Businesses.....................................................................................          5
    Business Strategy......................................................................................          6
    Existing Loans and Pipeline for Future Originations....................................................          8
    Loan Origination Capability and Correspondent Network..................................................         10
    Credit Facilities......................................................................................         11
  Formation Transactions...................................................................................         11
  Investment Company Act Compliance........................................................................         12
  Summary Selected Historical and Pro Forma Financial Information..........................................         12
  The Offering.............................................................................................         15
RISK FACTORS...............................................................................................         16
    Risks Related to Operations............................................................................         16
    Risks Related to Credit Tenant Loans...................................................................         17
    A Lack of Availability of Financing Could Adversely Affect the Company's Results.......................         19
    Risks Related to Borrowings............................................................................         19
    Risks Related to Mortgage Assets.......................................................................         20
    Risks Related to Investments in Real Estate............................................................         23
    Risks Related to Lease Enhancement.....................................................................         25
    Risks Related to Business Strategy and Policies........................................................         26
    Competition May Adversely Affect the Ability of the Company to Conduct its Business....................         28
    Dependence on Limited Number of Key Personnel Could Adversely Affect the Company's Operations if Such
     Personnel are No Longer Available.....................................................................         28
    Concentration of Ownership May Adversely Affect the Ability of New Investors to Influence the
     Company...............................................................................................         29
    Year 2000 Software Deficiences Could Adversely Affect the Company......................................         29
    Dilution, Legal and Other Risks........................................................................         29
USE OF PROCEEDS............................................................................................         32
DIVIDEND AND DISTRIBUTION POLICY...........................................................................         32
CAPITALIZATION.............................................................................................         33
DILUTION...................................................................................................         34
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION....................................................         35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         37
    Overview...............................................................................................         37
    Historical Results--January 1997 Securitization........................................................         37
    Current Loans..........................................................................................         38
    Certain Accounting Policies............................................................................         38
    Historical Results of Operations--Three Months Ended March 31, 1998 and 1997...........................         39
    Historical Results of Operations--1997 to 1996.........................................................         39
    Pro Forma Results of Operations--Three Months Ended March 31, 1998.....................................         40
    Pro Forma Results of Operations--1997..................................................................         41
    Liquidity and Capital Resources........................................................................         41
    Leverage...............................................................................................         42
    Hedging................................................................................................         42
    Interest Rates and Inflation...........................................................................         42
    Year 2000 Issues.......................................................................................         42
THE COMPANY................................................................................................         43
    General................................................................................................         43
    Credit Tenant Loan Business............................................................................         44
    Related Businesses.....................................................................................         47
    Competitive Position...................................................................................         48

                                                                                                               PAGE
                                                                                                             ---------
    Business Strategy......................................................................................         49
    Existing Loans and Pipeline for Future Originations....................................................         51
    Management.............................................................................................         52
    Loan Origination Capability and Correspondent Network..................................................         53
    Credit Facilities......................................................................................         54
    Loan Process...........................................................................................         55
    Hedging Strategy.......................................................................................         55
    Securitization.........................................................................................         55
    Company Policies.......................................................................................         58
    Industry Overview......................................................................................         61
    Employees..............................................................................................         61
    Competition............................................................................................         61
    Certain Key Relationships..............................................................................         62
    Facilities.............................................................................................         62
    Legal Proceedings......................................................................................         62
FORMATION TRANSACTIONS.....................................................................................         63
YIELD CONSIDERATIONS RELATED TO THE COMPANY'S INVESTMENTS..................................................         66
    Credit Tenant Loans Held in Inventory..................................................................         66
    Other Mortgage Loans...................................................................................         67
    Commercial Mortgage-Backed Securities..................................................................         68
DESCRIPTION OF EXISTING REAL ESTATE INTERESTS..............................................................         69
    Credit Tenant and Other Mortgage Loans.................................................................         69
    Initial Investments; Existing Loans, Commitments and Properties........................................         70
TARGETED INVESTMENTS.......................................................................................         74
    Net Leased Real Estate.................................................................................         74
    Commercial Mortgage-Backed Securities..................................................................         75
    Other Investments......................................................................................         75
    Investment in Other Entities...........................................................................         76
    Foreign Investments....................................................................................         76
DIRECTORS AND EXECUTIVE OFFICERS...........................................................................         77
    Indemnification of Officers and Directors..............................................................         80
    Committees of the Board................................................................................         80
    Compensation of Directors..............................................................................         80
    Employment Agreements..................................................................................         80
    Executive Compensation.................................................................................         81
    Stock Options..........................................................................................         81
    Management Shareholders' Agreement.....................................................................         81
    Expenses...............................................................................................         82
    Limitation of Liability and Indemnification............................................................         82
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................         84
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................         85
FEDERAL INCOME TAX CONSEQUENCES............................................................................         86
    Distributions..........................................................................................         86
    Dividends to Corporate Shareholders....................................................................         86
    Taxation of Stockholders on the Disposition or Redemption of the Common Stock..........................         87
    Capital Gains and Losses...............................................................................         87
    Information Reporting Requirements and Backup Withholding..............................................         87
    Taxation of Non-U.S. Stockholders......................................................................         88
    Taxation of the Company................................................................................         89
    State and Local Taxes..................................................................................         90
ERISA CONSIDERATIONS.......................................................................................         91
DESCRIPTION OF CAPITAL STOCK...............................................................................         91
    General................................................................................................         91
    Registration Rights Agreement..........................................................................         92
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER AND BYLAWS.................................         92
    Number of Directors; Classification of the Board of Directors..........................................         93

                                                                                                               PAGE
                                                                                                             ---------
    Removal; Filling Vacancies.............................................................................         93
    Business Combinations..................................................................................         93
    Control Share Acquisition Statute......................................................................         94
    Shareholder Rights Plan................................................................................         95
    Amendment to the Charter...............................................................................         95
    Dissolution of the Company.............................................................................         95
    Advance Notice of Director Nominations and New Business................................................         95
    Meetings of Shareholders...............................................................................         95
    Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter
      and Bylaws...........................................................................................         95
    Transfer Agent and Registrar...........................................................................         95
    Reports to Shareholders................................................................................         96
    Amendment to the Bylaws................................................................................         96
SHARES ELIGIBLE FOR FUTURE SALE............................................................................         97
UNDERWRITING...............................................................................................         98
LEGAL MATTERS..............................................................................................         99
EXPERTS....................................................................................................        100
ADDITIONAL INFORMATION.....................................................................................        100
GLOSSARY...................................................................................................        101
FINANCIAL STATEMENTS AND INFORMATION.......................................................................        F-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT (I) THE FORMATION TRANSACTIONS ARE CONSUMMATED, (II) THE INITIAL PUBLIC OFFERING PRICE IS $15 PER SHARE (THE MID-POINT OF THE ANTICIPATED RANGE OF THE INITIAL PUBLIC OFFERING PRICES SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS), AND (III) THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN THE TERM "COMPANY" INCLUDES (A) CAPITAL LEASE FUNDING, INC., A MARYLAND CORPORATION ("CLF, INC."), AND ANY SUBSIDIARIES WHICH IT MAY HAVE, FROM TIME TO TIME, AND (B) CAPITAL LEASE FUNDING, L.P., A DELAWARE LIMITED PARTNERSHIP ("CLF"), THE PREDECESSOR ENTITY TO CLF, INC. SEE "GLOSSARY" BEGINNING ON PAGE 101 FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.


                                  THE COMPANY

GENERAL


    The Company was formed on March 6, 1998, to continue the growth of CLF as a specialty lender. Since 1995, CLF has been primarily engaged in the business of originating, underwriting, pooling and financing mortgage loans secured by first liens on commercial properties which are long-term net leased to tenants ("Credit Tenants") whose unsecured credit rating is equal to or greater than BB-or its equivalent (such leases, "Credit Tenant Leases," and loans to owners of real property subject to Credit Tenant Leases, "Credit Tenant Loans"). The Company's financing strategy is to accumulate Credit Tenant Loans and periodically to pool and finance them with the intention of matching the duration of its assets with the duration of its long-term liabilities. Based upon management's knowledge and experience, the Company believes that its national network of loan origination correspondent brokers (see "--Loan Origination Capability and Correspondent Network"), underwriting and loan processing systems, securitization experience and loan product innovations have established the Company's name in the Credit Tenant Loan market place and that continued innovation will permit the Company to expand into other related investment activities.



    Since 1995, the Company has closed over 120 Credit Tenant Loans with an aggregate original principal amount exceeding $480 million. The Company expects to continue to fund all of its loans through warehouse and other lines of credit which, upon closing of this Offering, the Company expects will aggregate approximately $930 million (subject to reduction to $730 million at September 1, 1998), and will be provided by NationsBank, N.A. ("NationsBank"), and Prudential Securities Credit Corporation ("Prudential Credit"). In 1997, CLF completed the first ever CTL Pool Financing involving a variety of Credit Tenants and multiple enhanced net leased properties. This transaction was accomplished through a private placement of approximately $130 million of various classes of securities backed by a pool of 30 Credit Tenant Loans with 13 Credit Tenants.



    The Company's revenues are principally derived from the spread between interest revenues from its loans and the cost it incurs on its borrowings. The Company's business strategy is to grow its revenues both through increasing loan origination volumes and increasing the net interest spread on its loans and other investments. This increased spread may occur from the origination of higher margin products and/or from decreasing the Company's cost of funding. The Company's strategy is to pool and finance its Credit Tenant Loans in order to lower its costs of funds, which it expects to accomplish primarily through issuing collateralized obligations backed by pools of Credit Tenants Loans. The Company, however, from time to time on an opportunistic basis, may sell equity interests in such pools or sell whole loans.



    The Company has sustained negative net income from operating and investing activities in each year since its inception in 1995. The negative net income was principally the result of factors such as the Company's historic cost of borrowing and degree of leverage, expenses incurred in establishing a national origination network, and investments in product development, marketing and loan processing systems, a lack of historic loan origination volume, and the completion of only a single CTL Pool Financing which was of limited size and diversity, during the past three years. The Company's negative net income for the period from September 29, 1995 through December 31, 1995, and for the years ended December 31, 1996 and 1997 was approximately ($1.7 million), ($3.7 million) and ($3.4 million), respectively. On a pro forma basis (after giving effect to the adjustments referred to below under "--Summary Selected Historical and Pro Forma Financial Information"), the Company's net income for the year ended December 31, 1997 would have been approximately $1.0 million. The Company's Net Cash Used in Operating Activities for the period from September 29, 1995 through December 31, 1995, and for the years ended December 31, 1996 and 1997 was approximately ($4.4 million), ($13.6 million) and ($2.7 million), respectively. There is no assurance that the Company will be profitable in the future, and it should be noted that the Company's experience in CTL Pool Financing transactions is limited to the one CTL Pool Financing accomplished in January 1997, and the Company's future business plans call for it to expand into related lines of business in which it has no or limited experience. For certain of these new businesses, the Company will require financing, the availability of which will be dependent upon numerous factors, including, possibly, the Company's ability to attain positive cash flow or net income and certain minimum net worth requirements.



    CTL Pool Financings involve the formation and utilization of a special single-purpose entity into which is placed a pool of multiple borrower Credit Tenant Loans involving multiple Credit Tenants. The Credit Tenant Loans in CTL financing pools are either "bond" leases or enhanced to "bond" lease status so that these loans are rated on the quality of the Credit Tenant rather than on the value of the underlying real property. The ratings received for any pool will be dependent, in part, on the size of the pool and the diversity of the Credit Tenant Loans. A CTL Pool Financing as structured in the past by CLF, differs from other mortgage pool financings because of the reliance of a Credit Tenant Loan on the credit rating of the underlying Credit Tenant and the expected cash flow therefrom. This reliance upon the expected cash flow from the applicable Credit Tenant, rather than the underlying value of the real property, allows the Company to underwrite higher loan to value loans with prepayment protection provisions that increase the proceeds available to the borrower.



    As of May 15, 1998, CLF held 93 Credit Tenant Loans with an aggregate original principal balance exceeding $350 million (the "Existing Loans"). In addition, as of May 15, 1998, CLF has issued 88 commitments to fund further Credit Tenant Loans with an aggregate committed principal balance of approximately $402 million (the "Committed Loans"). Furthermore, as of May 15, 1998, the Company has purchased or committed to purchase real property net leased to tenants with an aggregate purchase price of approximately $12 million (the "Purchase Commitments"). In connection with the Formation Transactions, the Company will acquire all of the existing business of CLF, including the Existing Loans, the Committed Loans and the Purchase Commitments, as well as its pipeline of outstanding loan applications and term sheets (which, as of May 15, 1998, totaled approximately $623 million), and the business which may be generated therefrom. See "--Existing Loans and Pipeline for Future Originations." The Company intends to engage in a transaction to pool and finance all or a portion of the Existing Loans and certain of the Committed Loans following completion of the Offering and expects to pool and finance the remaining Committed Loans in future transactions.



    The Company's objective is to maximize stockholder value by creating an on-going and increasing cash flow stream through originating, pooling and financing Credit Tenant Loans and by investing in related real estate assets. Upon completion of the Offering, the Company intends to continue to expand its Credit Tenant Loan business and to expand into related lines of business. These related lines of business include Mezzanine Construction Lending, the purchase of real estate net leased to Credit Tenants (generally in conjunction with a Credit Tenant Loan), investment in the Subordinate Interests in securitized pools of the Company's Credit Tenant Loans, and selective investments in Subordinate Interests in other CMBS (particularly those which include, as a component thereof, Credit Tenant Loans). The Company expects to begin offering Mezzanine Construction Loans and retaining or purchasing Subordinate Interests following the Offering, but has not originated, retained or purchased any of such assets to date. As of June 25, 1998, the Company has acquired three parcels of real property net leased to Credit Tenants for an aggregate purchase price of approximately $10.1 million.


    The Company's principal executive offices are located at 85 John Street, 12th Floor, New York, New York 10038, telephone number (212) 587-7676. The Company is a Maryland corporation.

CREDIT TENANT LOAN BUSINESS


    The financing of Credit Tenant Loans through securitizations of pools of diversified credits in the capital markets is a new financing technique and was pioneered by the Company. Credit Tenant Loans are mortgage loans made by the Company to owners of commercial properties net leased to Credit Tenants under Credit Tenant Leases. Each Credit Tenant Loan is secured by a first mortgage on a commercial real property subject to a long-term net lease to a Credit Tenant, and by a collateral assignment of the Credit Tenant Lease and all rents due under the lease. As more fully described below, under a Credit Tenant Loan, the principal credit underlying the transaction is not that of the borrower nor is it the liquidation value of the applicable real estate, rather the principal credit is the credit of the applicable tenant.



    The Company primarily focuses on making loans on properties net leased to Credit Tenants. This focus differentiates the Company from conventional real estate lenders. The typical Credit Tenant Loan made by the Company (other than the Company's Extended-Term Loans) is fully amortized by scheduled rent payments under the Credit Tenant Lease (or payments under insurance policies and other mechanisms designed to protect against defaults in certain events where sufficient rent might not otherwise be payable or to replace other required payments under the applicable loan). Furthermore, under the Company's Credit Tenant Loans, prepayments are available only after a period of time (generally eight years) and then only with a yield maintenance premium or a suitable defeasance mechanism. As a result, the Credit Tenant Loans originated by the Company are analyzed principally on the basis of the credit of the applicable Credit Tenant and whether the stream of rental payments under the applicable Credit Tenant Lease and such insurance policies and other mechanisms (rather than liquidation value of the property) will be sufficient to pay all amounts due under the loan. Consequently, the Company's Credit Tenant Loans tend to have debt service coverage ratios lower than conventional mortgage loans (approaching a ratio of scheduled rent payments to debt service under the loan of 1.0) and higher loan-to-value ratios (95-100%).



    The credit underwriting analysis for conventional real estate lending relies heavily on the liquidation value of collateral securing the loan and therefore loan proceeds are generally limited to amounts significantly lower than the appraised value of the applicable real property. Even where the mortgaged property is net leased to a Credit Tenant, the underwriting of such loans has nevertheless typically been done largely on the basis of an assessment of the liquidation value of the mortgaged property (taking into account the anticipated cash flows from the lease as appropriate) so long as (i) the lease payments are insufficient to pay interest on and fully amortize the loan (if, for example, a portion of the loan balance remains outstanding at the end of the lease term) or
(ii) the tenant has significant rights to terminate the lease or abate rent. Consequently, the original principal balance of such loans is limited by a requirement to maintain a property liquidation value significantly in excess of the loan balance.



    Historically, Credit Tenant Loans of the type made by the Company were only available when the applicable Credit Tenant Lease was a "bond" lease. In a "bond" lease the Credit Tenant is responsible for every monetary obligation associated with managing, owning, developing and operating the leased premises including, but not limited to the costs associated with utilities, taxes, insurance, maintenance, repairs and losses due to casualty and condemnation. As a result, the Credit Tenant's ability to terminate a lease or abate rent on a "bond" lease (other than as a result of bankruptcy) is non-existent or available under extremely limited circumstances. Consequently, loans secured by a "bond" lease are analyzed as if they were a direct obligation of the applicable tenant and, in a pool financing, can be expected to receive credit ratings equivalent to the unsecured debt rating of the applicable Credit Tenants.

    A net lease (often referred to as a double- or triple-net lease) generally is a lease on a long-term basis (ten years or more) to tenants who are responsible for paying all or many of the costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of a monthly net rent to the landlord for the use and occupancy of the premises. Under many net leases, in contrast to a "bond" lease, a tenant has the right to terminate the applicable lease or abate rent in certain circumstances, such as the occurrence of significant casualty loss or condemnation, or failure by the landlord to maintain or repair the property, provide adequate parking, maintain common areas or comply with affirmative covenants of the lease, or if the landlord engages in or promotes a competing property within a specified radius of the property or otherwise violates negative covenants in the lease.


    Properties subject to net leases which do not qualify as "bond" leases have been traditionally financed as conventional real estate loans. The use of the Company's specialized Lease Enhancement mechanisms substantially mitigates the risk of a potential interruption in the rental stream so that such Credit Tenant Leases can be evaluated as if they were "bond" leases. Upon securitization, a properly structured Credit Tenant Loan and Credit Tenant Lease with the appropriate Lease Enhancements can be expected to receive a rating from one or more of the Rating Agencies equivalent to the unsecured debt rating of the applicable Credit Tenant. The expected receipt of such a rating increases the amount which may be borrowed against the collateral of the Credit Tenant Loan and Lease (as compared to a conventional real estate loan), enabling the Company to compete successfully for loan originations, while preserving the profits expected to be available to the Company in the pooling and financing of Credit Tenant Loans.



    The Company's Lease Enhancement mechanisms consist primarily of an integrated set of specialized insurance policies, servicer advancing mechanisms, loan documents, and various borrower and expense reserve accounts. The specialized insurance policies are non-cancellable during the term of the Credit Tenant Loan and have been designed to protect the holder of the mortgage from
(i) under all of the Company's Credit Tenant Loans, rent abatement or lease termination under the associated Credit Tenant Lease as a result of a casualty or condemnation event, (ii) under the Company's Extended-Term Loans, failure of the borrower to pay the balance of the mortgage outstanding, if any, at the expiration of the initial term of the Credit Tenant Lease, or (iii) under the Company's CPI Loans, increases in rent. The servicer advancing mechanisms and reserve funds (combined with specialized borrower recourse provisions where appropriate) have been established to support the landlord's maintenance and other obligations under a Credit Lease in order to mitigate the risk of rent abatement or lease termination by the Credit Tenant due to the failure of a landlord to perform his obligations.



    The Company pioneered the development of many of these Lease Enhancement mechanisms. In addition, the Company continues to design creative and new financing programs which enable the Company to offer borrowers a wide array of Credit Tenant Loan programs to best meet their needs. Based upon management's knowledge and experience in the industry, the Company believes that by offering these financing programs in addition to increasing the number of currently available programs, it will continue to be a leader in the Credit Tenant Loan business and increase its market penetration. The Company expects that proceeds from the Offering will enable the Company to continue to develop and aggressively to promote these programs.



    CONSTRUCTION/PERMANENT LOANS. The Company has developed a "Construction/Permanent" program under which a developer/borrower may obtain both a construction loan from a commercial bank and a permanent loan from the Company with one set of documents in one integrated closing process. The loans made by the Company under the "Construction/Permanent" program are referred to as "Construction/ Permanent Loans." The Construction/Permanent program has been marketed with NationsBank under the name "1TC" for "One Time Close." This program enables a borrower (provided that a pre-construction Credit Tenant Lease is in place) to enter into a commitment and final documentation for permanent financing at an early stage without additional transaction costs, and also allows the borrower to "lock in" an interest rate for the permanent loan at the time the construction loan is made. The 1TC program (introduced in August 1997) enables the Company to build and manage its loan pipeline by arranging for permanent financing earlier in the borrowing cycle. As of May 15, 1998, the Company had committed to fund approximately $168 million in the aggregate of Construction/Permanent Loans, including approximately $64 million for which NationsBank has commenced advances under the construction loan portion under the 1TC portion. In addition, in March 1998, the first 1TC loan completed the construction phase and the permanent loan was funded by the Company. The Company is developing similar programs with KeyBank, N.A. and other selected banks that make construction loans on net leased properties.



    EXTENDED-TERM LOANS. Although Credit Tenant Loans depend on Credit Tenant Lease payments and generally are fully amortized over the initial term of the Credit Tenant Lease, the Company's "Extended-Term Loan" program (introduced in May 1997) allows a borrower to extend the amortization period of the Credit Tenant Loan beyond the initial term of the associated Credit Tenant Lease. As a result of extending the amortization period, loan proceeds can be increased or periodic debt service can be reduced (making more cash flow available to the borrower), enhancing certain tax benefits that may be made available to borrowers. As of May 15, 1998, the Company had funded approximately $54 million in additional aggregate principal amount of Extended-Term Loans and has committed to fund approximately $98 million in aggregate principal of Extended-Term Loans. This program has been marketed under the name the "Extended Amortization Program."


    CONSUMER PRICE INDEXED LOANS. The Company is a discounted cash flow lender and its Credit Tenant Loans typically depend upon repayment from the fixed rental stream under the Credit Tenant Lease. The Company's consumer price index ("CPI") program (loans made thereunder, "CPI Loans") (introduced in March 1998) makes available additional loan proceeds based upon a portion of expected Credit Tenant Lease rental increases as a result of contractual CPI adjustments (typically up to two percent per annum) as if they were fixed and determinable at the time of execution of the Credit Tenant Lease. As of May 15, 1998, the Company has committed to fund one CPI Loan with an estimated principal balance of approximately $22 million.

RELATED BUSINESSES


    As part of the Company's growth plans, the Company intends to expand into lines of business which are related to, but do not consist solely of, Credit Tenant Loans. These additional activities are an outgrowth of the Credit Tenant Loan business, and their development uses many of the same product innovations and personnel skills that have permitted the Company to develop and grow its Credit Tenant Loan business. The related lines of business to which the Company has devoted management attention and development efforts to date are:



    MEZZANINE CONSTRUCTION LOANS. Under the Company's "Mezzanine Construction" Loan program, the Company will lend to a developer (provided that an executed Credit Tenant Lease is in place) up to the difference between a developer's project costs and the proceeds (generally 75% to 90% of the project costs) of the available construction loan. The Company will only make Mezzanine Construction Loans to developers who will qualify for a permanent Credit Tenant Loan with the Company (based on the level of rent payments under the Credit Tenant Lease). Such loan will be in an amount significantly in excess of the amounts required to pay the senior construction loan and Mezzanine Construction Loan and return the borrower's invested capital, consequently reducing the risk that the developer will default on the Construction Loan. The Company expects these transactions to generate yields superior to conventional bank construction loan yields. Furthermore, one of the design features of this product is to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle. The Company has a dedicated credit facility with one of its lenders for making Mezzanine Construction Loans. These loans will be secured by second mortgages and/or pledges of ownership interests in the borrower. In addition, based upon an analysis of the creditworthiness of the borrower, these loans will be full recourse to a creditworthy borrower or personally guaranteed by the principals of the borrower during the construction period.

    EQUITY INVESTMENTS IN NET LEASED PROPERTIES. In connection with its Credit Tenant Loan business, the Company frequently is presented with opportunities to purchase net leased properties from developers, and other owners or tenants of net leased properties. From time to time, the Company intends to purchase net leased properties, make its usual Credit Tenant Loan upon such properties (to be pooled and financed later) and retain ownership of the properties. Because net leased properties are generally required to be maintained by tenants, the Company does not expect to incur significant management costs with respect to such properties.



    COMMERCIAL MORTGAGE-BACKED SECURITIES. In its Credit Tenant Loan business, the Company will issue collateralized obligations backed by pools of Credit Tenant Loans. The Company anticipates that it will retain the Subordinate Interests of such pools depending upon the then current market condition and its business needs. Based upon management's knowledge and experience in the industry, the Company believes that it is in a unique position to analyze whether the Subordinate Interests of its CTL pools provide an attractive investment on an adjusted risk/return basis because the Company originates and underwrites each Credit Tenant Loan and is familiar with the applicable Lease Enhancements. Having developed the specialized skills to analyze the risks associated with investing in the Subordinate Interests in its own CTL pools, management believes, based upon its knowledge and experience in the industry, that the Company is well-positioned to analyze and invest in interests in CMBS issued by unrelated third parties (particularly those which include, as a component thereof, Credit Tenant Loans). The Company intends to invest primarily in (i) Subordinate Interests in CMBS pools originated by the Company and others, including Investment Grade, Non-Investment Grade and, in the case of those originated by the Company, unrated interests, and (ii) interest-only classes in some of such CMBS pools. Subordinate Interests and interest-only classes generally afford a higher yield and entail greater risk than more senior investment grade securities.



    OTHER INVESTMENTS. The Company intends to engage in other related businesses from time to time, which management believes are complementary to its Credit Tenant Loan business. These investments may include making equity investments in, and/or Credit Tenant Loans on, real properties net leased to Credit Tenants in selected international markets. The Company may also invest in interests in REITs, registered investment companies, partnerships and other investment funds and real estate operating companies involved in the ownership of real estate interests or the rendering of real estate-related services.


BUSINESS STRATEGY


    The Company's principal business objective is to continue to focus on and expand its lending business while at the same time selectively expanding into related, value-added lines of business in a manner that generates attractive investment returns on a risk adjusted basis.



    The Company has a specialized and experienced staff (a number of whom have been previously employed by the real estate departments of major financial institutions and law firms) which is focused principally on structuring, underwriting and making Credit Tenant Loans which meet Rating Agency criteria for such loans and on making the transactional and credit judgments required to make Credit Tenant Loans. The Company has continuously engineered its loan underwriting and closing process with the intention of eliminating redundant procedures and speedily approving loans to prospective borrowers. The Company believes, based upon management's knowledge and experience in the industry, that its current process is one of the most streamlined and comprehensive in the Credit Tenant Loan industry.


    Management believes that the real estate industry has been undergoing a significant restructuring which has, to some degree, been led by the increased prominence of publicly held real estate companies (such as REITs) and the increasing importance of capital markets in real estate financing. The Company believes that this industry restructuring offers the Company significant opportunities to expand its existing business, offer new products and expand into related businesses.

    The Company plans to build on its streamlined underwriting and processing organization, national correspondent origination network, expertise in Credit Tenant Leases and Credit Tenant Loans, product innovations and increased capital as a result of the Offering to achieve its growth and profit objectives, through the following:

    - EXPANDING EXISTING BUSINESS. The Company intends to continue to build on its growing market presence and increasing borrower base to expand origination volume in existing business lines.

    - INTRODUCING VALUE-ADDED, INNOVATIVE PRODUCTS. Over the past twelve months the Company has introduced a number of value-added products that it expects will enhance its returns. These products include Construction/Permanent Loans, Extended-Term Loans, CPI Loans and Mezzanine Construction Loans. The Company continuously works to develop new financing products and investment opportunities and expects to commit to invest in such products or investments from time to time. The Company believes that its strategy of continuing product innovation will permit it to differentiate itself and anticipate opportunities to provide greater services and to remain efficient and competitive in its areas of focus and expertise. As part of its product development strategy, the Company designs these products to develop relationships with borrowers and Credit Tenants earlier in the construction and borrowing cycle as a means of expanding and better controlling loan origination.


    - EXPANDING THE COMPANY'S MARKET REACH. In the past, the Company's strategy has been to finance properties net leased to Investment Grade tenants. Based upon management's experience in the industry, the Company believes that it can utilize its existing credit tenant financing programs to make, pool and finance Credit Tenant Loans on favorable terms on properties net leased to BB Grade tenants. Management believes that the market for financing properties net leased to tenants with BB Grade ratings represents a large and attractive business opportunity. In addition, the Company plans to continue to build on its relationships with Credit Tenants to develop innovative financing alternatives directly with Credit Tenants.



    - ACQUIRING SELECTED PROPERTY LEASED TO A CREDIT TENANT. From time to time, the Company is presented with the opportunity to purchase real property net leased to a Credit Tenant. The Company intends to purchase selected properties and generally will simultaneously finance such properties with Credit Tenant Loans. The Company would then seek to pool and finance the Credit Tenant Loans, while retaining the ownership of the properties.


    Although the Company presently outsources servicing, the Company may explore acting as a primary servicer, subservicer or special servicer.


    In addition, the Company believes that many of the technologies that have supported the growth of the capital markets in U.S. commercial real estate are readily exportable to offshore markets. As these offshore markets continue to develop, the Company believes that U.S. firms will play an important role (primarily in the early stages of development of such markets). Based upon its knowledge and experience in the industry, management believes that the Company will be well positioned to expand into selected international markets as a result of its position as a market innovator and its expertise in Credit Tenant Loans. For example, the Company has established a relationship with a leading United Kingdom real estate law firm and real estate services companies who could act as advisors and have the ability to direct the Company to sources of origination. The Company may explore such opportunities as they arise.



    Based upon management's knowledge and experience in the industry, the Company believes that its standardized procedures and integrated systems enable the Company and its employees efficiently to manage a large and increasing volume of transactions while maintaining underwriting quality and high levels of service to borrowers. In addition, by coordinating the Company's automated loan tracking and document production systems with those of its outside legal counsel, the Company has been able to improve efficiency and reduce the legal costs associated with closing loans.

    As its loan volume grows, the Company expects to continue to improve cost efficiency by modestly expanding its internal loan closing support staff and relying less on outside service providers. The Company also plans to continue to refine and upgrade its systems and loan processing infrastructure to reduce costs and improve efficiency and to support its growth strategy by selectively adding employees and expanding its marketing and sales effort.



    In 1997, the Company completed the first securitization of a pool of Credit Tenant Loans with a variety of Credit Tenants and multiple properties backed by enhanced leases with the sale of approximately $130 million of mortgage-backed pass-through certificates. This securitization was rated by Duff & Phelps Credit Rating Co. ("DCR") and Fitch IBCA, Inc. ("Fitch"). The effectiveness of the Company's underwriting practices is reflected in the fact that of approximately $345 million of Company-underwritten Credit Tenant Loans reviewed to date (including those included in the Company's securitization and certain Credit Tenant Loans since made by the Company) by DCR, Fitch or S&P, none were rejected as not meeting Rating Agency requirements for Credit Tenant Loans. Furthermore, at May 15, 1998, of the 93 outstanding loans owned by the Company, none were delinquent more than 30 days or are otherwise nonperforming.



    Exposure to changes in underlying interest rates can have a great effect on the value and profitability of the Company's Credit Tenant Loans, prior to pooling and financing. The Company has accordingly employed a hedging strategy designed to mitigate the effect that movements in market rates have on its Credit Tenant Loans prior to pooling and financing. See "The Company--Hedging Strategy."



EXISTING LOANS AND PIPELINE FOR FUTURE ORIGINATIONS



    In the Formation Transactions, the Company will acquire CLF's portfolio of Existing Loans having an aggregate outstanding principal balance at May 15, 1998, of approximately $342 million. In addition, the Company will assume commitments made by CLF to fund approximately $402 million of Credit Tenant Loans (subject to completion of the Company's underwriting process). These commitments generally are expected to fund within the next twelve months. Based on management's review of the publicly available ratings for its Credit Tenants and Internal Classifications of the limited number of tenants which do not have publicly available credit ratings, management believes that the Credit Tenants underlying approximately 92% in aggregate principal amount of the Existing Loans are rated Investment Grade (with the remaining 8% being rated BB Grade) and the Credit Tenants underlying approximately 98% of the expected aggregate principal amount of the Committed Loans are rated Investment Grade. The Company expects to pool and finance all or part of these loans in 1998. The Company's current loan pool is larger and more diversified than the pool for the Company's previous securitization. Consequently, the post-Offering CTL Pool Financing (based upon a preliminary review by the Rating Agencies of a large portion of this loan pool) is expected by management to result in a significantly higher percentage of the loan pool being rated AAA than were obtained in the first CTL Pool Financing. In each case, the amount of the loans and commitments listed above are as of May 15, 1998, and are expected to increase between such date and the closing of the Offering. In addition, as of June 25, 1998, the Company will assume from CLF three parcels of real property net leased to Credit Tenants for an aggregate purchase price of approximately $10.1 million.



    The Company's pipeline includes potential loans in various stages of development. The Company receives requests for Credit Tenant Lease financing on a daily basis. At any given time, the Company may have hundreds of potential transactions in different stages in the Company's loan qualification, pricing and due diligence process. Once a lease has been reviewed by the Company and is determined to be financeable under the Company's Credit Tenant Loan program, the Company will, at a borrower's request, issue a term sheet (a "Term Sheet") which briefly outlines the pricing and terms under which the Company proposes to finance the property (such potential loan, after delivery of the Term Sheet, being at the "Term Sheet Stage"). Upon acceptance of the Term Sheet by a borrower, the Company issues a form of application which sets forth the detailed terms of the transaction (the potential loan then being at the

"Application Stage"). Once a borrower signs an application and delivers it to the Company with a deposit and the application is accepted, subject to the underwriting process by the Company's loan committee, the Company considers such loans to be Committed Loans, and the formal due diligence process begins. The Company generally closes a Committed Loan in four to eight weeks. At any time from the date of acceptance of the application until closing, the borrower may lock in the interest rate on the loan by payment of an additional fee. While an application may be declined by the Company upon completion of the Company's underwriting process, or the prospective borrower may forfeit its deposit and withdraw the application prior to closing, management believes, based on the Company's historical operating experience, that the substantial majority of these Committed Loans result in closed loans. Furthermore, it has been the Company's experience, that once the Company has committed to make a Credit Tenant Loan and has locked in an interest rate (receiving a rate-lock fee), closing of that loan is relatively assured ("Rate-Locked Loans"). Management believes, based on the Company's operating experience, that a significant portion of loans in the Application Stage and a lesser percentage of loans in the Term Sheet Stage, respectively, will move into the category of Committed Loans. Since the Company receives requests for loan financing daily, the Company's loan pipeline frequently changes as new transactions are added and others are removed.


    Since commencing operations in 1995, the volume of closed and Rate-Locked Loans increased from $22.7 million in calendar year 1995 to $145.7 million in calendar year 1996 to $351.1 million in calendar year 1997. In the first quarter (historically the slowest quarter of the year) of 1998, the Company generated closed and Rate-Locked Loans totaling approximately $115 million, as compared with $49 million during the same period in 1997.

    Management believes that loan originations will continue to grow throughout 1998 as a result of the following factors:

    - As of May 15, 1998, the Company's total pipeline of 265 loans either under various stages of negotiation or under due diligence totaled approximately $1.3 billion, the largest such loan having a principal amount of $36 million. Of this pipeline, the Company had 88 Committed Loans (potential loans as to which the Company had accepted signed loan applications and commenced due diligence) with respect to approximately $402 million in Credit Tenant Loans. In addition, at such date the Company had potential loans in the Application Stage and Term Sheet Stage in the amount of $239 million, and $383 million, respectively.


    - Based upon its experience and responses from customers, the Company believes that its Extended-Term Loans and the Construction/Permanent Loan programs, which were introduced between May and July of 1997, are gaining greater market awareness and acceptance, resulting in increased year-over-year loan origination. Furthermore, the Company expects to increase its volume of these loans through the year. As of May 15, 1998, the Company had funded approximately $54 million in Extended-Term Loans and had committed to make an additional $98 million of Extended-Term Loans. Furthermore, as of May 15, 1998, the Company had committed to fund approximately $168 million in aggregate principal amount of Construction/Permanent Loans.



    - New financing and property acquisition programs introduced in the first quarter of 1998 are expected to generate additional loans throughout 1998. These programs include expanding the Company's loan programs to include BB Grade tenants (which management believes, based upon its industry experience, is a large potential market for its programs), Mezzanine Construction Loans and Consumer Price Index financing. In addition, the Company anticipates acquiring properties net leased to Credit Tenants on which it expects to place its Credit Tenant Loans.



    Management believes, based on the foregoing factors, the volume of Credit Tenant Loans closed since January 1, 1998 and management's current expectation of additional loans it expects to originate and close through the remainder of 1998 (based on a review of the daily flow of leases received by the Company, outstanding Term Sheets and applications, discussions with correspondents about market conditions and future potential transactions, expected completion of construction projects in which the Company is providing a permanent loan takeout, and other factors), that, if current market conditions continue and if historical percentages of potential loans in the Term Sheet Stage, Application Stage, Committed Loans and Rate-Locked converting to closed loans continue, the Company's loan originations will continue to grow during calendar year 1998. There can be no assurance, however, that the Company's growth will continue.

LOAN ORIGINATION CAPABILITY AND CORRESPONDENT NETWORK


    The principal source of origination for the Company's business is its national network of independent correspondent mortgage brokers. The Company has established relationships with over 500 individual mortgage brokers at over 60 correspondent mortgage brokerage companies. These correspondents operate offices in more than 100 locations throughout the United States and maintain close working relationships with the borrowers they represent. The Company has entered into a written or oral arrangement with each of its correspondent brokers, who are generally compensated by the applicable borrower. In general, pursuant to the Company's arrangements with its correspondents, the Company has agreed to originate loans primarily through those brokers which have entered into a correspondent relationship with the Company. The Company agrees to provide these correspondent brokers with training and information regarding the Company's products. These correspondent brokers are not required to originate loans exclusively through the Company, although the Company closely tracks the volume of loans generated by each of its correspondents and does replace correspondent brokers with whom it is not satisfied.


    Credit Tenant Lease financing demands of mortgage brokers specialized knowledge and skills not generally required for traditional real estate financing activities. The Company dedicates significant resources to training correspondent mortgage brokers in all aspects of Credit Tenant Lease financing and routinely presents on-site training seminars throughout the United States. Training seminars are supplemented with bimonthly newsletters, brochures and other written material intended to keep correspondents up to date on the latest underwriting requirements for Credit Tenant Loans and Credit Tenant Leases, Lease Enhancements, and changes in tenant credit ratings, as well as providing up-to-date information on the Company's latest innovative financing programs.


    A comprehensive marketing, advertising and public relations program supports correspondent loan origination efforts. The objective of the program has been to establish and build the Company's name recognition and credibility as a specialty lender and to promote the Company's specialized Credit Tenant financing programs. The Company believes, based upon its experience and responses from customers, that it has been successful in achieving its objectives of market awareness and prominence in the Credit Tenant Loan market.


    In addition to the Company's training and marketing support to correspondents, the Company's executives and staff periodically assist correspondents in originating loans by meeting with potential borrowers to explain various aspects of the Credit Tenant Loan program, and by assisting in structuring transactions to best meet the borrower's requirements.


    Based upon responses from correspondent brokers as well as the Company's experience, the Company believes that its ongoing marketing efforts combined with comprehensive training programs are key factors not only in attracting and retaining productive correspondent mortgage brokers but also in improving their productivity. Furthermore, the Company believes that it has streamlined its loan approval processes and centralized loan underwriting as well as many transactional and structuring matters to make the origination of Credit Tenant Loans with the Company efficient for its correspondents. As a result, the Company believes its correspondents can focus on identifying possible additional borrowers for Credit Tenant Loans and facilitating the loan closing process, rather than focusing solely on underwriting each loan.



    In addition to its ability to originate loans for its principal business lines, the Company believes that its correspondent broker network can be utilized without significant further training to find opportunities that will be eligible for the related business lines described above.

CREDIT FACILITIES


    The Company has Warehouse Credit Facilities provided by NationsBank (the "NationsBank Warehouse") and Prudential Credit (the "Prudential Warehouse"). CLF entered into the NationsBank Warehouse in the initial amount of $350 million in July 1996. In April 1998, the facility was temporarily increased to $550 million for a limited period ending on September 1, 1998, and the Company may not choose to seek a continuation of this increase. The NationsBank Warehouse is scheduled to expire on April 1, 2000. The NationsBank Warehouse is used primarily to fund and hold the Company's Credit Tenant Loans prior to pooling and financing. The Company pledges its Credit Tenant Loans as collateral under the NationsBank Warehouse.



    The Company entered into the Prudential Warehouse in the initial amount of
$250 million on July   , 1998 which amount is expected to increase to $350
million upon closing of the Offering, based upon the application of the net proceeds of the Offering and the consequent achievement of certain minimum net worth requirements. The Prudential Warehouse will expire one year from the date of closing of the Offering. As with the NationsBank Warehouse, the Company intends to utilize the Prudential Warehouse for purposes of funding and holding the Company's Credit Tenant Loans prior to pooling and financing. In addition,
on July   , 1998 the Company entered into a Mezzanine Construction Loan financing facility (the "Mezzanine Construction Facility") with Prudential Credit which the Company expects to be in the amount of $30 million at the closing of the Offering and the application of the net proceeds thereof. The Mezzanine Construction Facility will be used by the Company to fund its Mezzanine Construction Loans.


    The availability of financing to the Company under the Warehouse Credit Facilities will be subject to compliance by the Company with the terms and conditions established for each such facility.

                             FORMATION TRANSACTIONS


    The assets, liabilities and equity of CLF will be contributed to CLF, Inc. on the date of issuance of the shares offered hereby. The assets of the Company will include the Existing Loans and Committed Loans (which, as of May 15, 1998, were in the aggregate amount of approximately $342 million and $402 million, respectively), subject to the existing indebtedness, as well as all of the operating assets of CLF.


    A series of integrated transactions (the "Formation Transactions") will be entered into initially to establish the structure of CLF, Inc. and its business. The Formation Transactions include the following transactions, which will have occurred or will occur prior to or upon closing of the Offering:

        A. The limited partners of CLF will transfer their limited partnership interests to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash. More specifically, Hyperion Partners II L.P., South Ferry #2, L.P., CLF Investors LLC, and the Class C limited partners will transfer their limited partnership interests in CLF for shares of Common Stock of CLF, Inc. Hyperion Partners II L.P. and South Ferry #2, L.P. will transfer their preferred limited partnership interests in CLF to CLF, Inc. for an amount projected to be approximately $21.4 million.

        B. CLF Holdings, Inc., one of the two general partners of CLF, will transfer its general partnership interest in CLF for Common Stock of CLF, Inc. CLFC HPII Inc. (the other general partner of CLF), will transfer its general partnership interest in CLF to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash of approximately $500,000.

        C. Upon the completion of these transfers, CLF, Inc. will own all of the interests in CLF and CLF will automatically liquidate in accordance with applicable law.

    The number of shares of the Company and the cash that each equity ownership class of CLF will receive in conjunction with this transaction, in accordance with the Partnership agreement, is as follows:

                                                                      NUMBER
                                                                    OF SHARES       CASH
                                                                    ----------  -------------
General partners:
  CLF Holdings, Inc. .............................................     275,308             --
  CLFC HP II, Inc. ...............................................      39,225  $     215,862
Limited partners:
  Preferred.......................................................          --     21,370,295
  Class A.........................................................   1,922,007        290,000
  Class B.........................................................   1,250,094             --
  Class C.........................................................   1,053,366             --
                                                                    ----------  -------------
                                                                     4,540,000  $  21,876,157
                                                                    ----------  -------------
                                                                    ----------  -------------


    The Company will record the recapitalization of the predecessor historical balance sheet as of March 31, 1998, including the assets, assumption of liabilities and deficits at their historical amounts.


    As a result of the Formation Transactions, upon completion of the Offering, CLF, Inc. will succeed to all of the assets and liabilities of CLF. See "Formation Transactions."

    The Company expects that it will originate all of its future loans through a newly-formed subsidiary limited partnership (a Delaware limited partnership which, upon conclusion of the Formation Transactions will be renamed "Capital Lease Funding, L.P.") of which the Company directly owns 100% of the limited partnership interests and, indirectly through a wholly owned subsidiary, 100% of the general partnership interests. In addition, the Company expects that it will purchase real estate through individual Delaware business trusts of which it will be the sole beneficiary.

    As a result of the Formation Transactions, including the Offering, the existing investors in CLF, as a group (including substantially all of the Company's employees), and purchasers in the Offering, as a group, will own 38% and 62%, respectively, of the then outstanding Common Stock of CLF, Inc.

                       INVESTMENT COMPANY ACT COMPLIANCE

    The Company will regularly monitor its portfolio of assets and the income from such assets, including income from its hedging strategies, to maintain its exclusion from regulation under the Investment Company Act.

        SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The summary selected historical financial information set forth below as of and for the years ended December 31, 1997 and 1996, and for the period September 29 (commencement of operations) through December 31, 1995, have been derived from the consolidated financial statements of Capital Lease Funding, L.P. included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with those consolidated financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus.


    The results shown below reflect significant investments in the future growth of its business, including the development of its lending and securitization programs, from which the Company expects to reap an ongoing benefit. For example, the Company's operating losses to date reflect the substantial investments the Company has made to enable the Company to achieve its growth plans, including investments in personnel, product development, securitization related documents and the development and training of a national correspondent network. As a result of these investments, management believes, based upon its knowledge and experience in the industry, that its staff is largely sufficient in terms of size, expertise and training to achieve the Company's projected growth, and that its innovative programs provide it with competitive advantages.


    The Company made a strategic decision to securitize a small developmental pool of Credit Tenant Loans in January 1997. This initial pool's smaller size and characteristics, as well as associated non-recurring expenses of approximately $0.7 million, resulted in an economically inefficient transaction. However, this initial securitization resulted in a number of benefits for the Company. The Company has received preliminary subordination levels from the Rating Agencies in connection with a proposed second CTL Pool Financing during the fourth quarter of 1997 and again in June 1998. These preliminary subordination levels were significantly more favorable than those obtained in the first securitization, reflecting the increased size and diversity of the proposed pool. Based upon preliminary subordination levels received verbally from one or more of the Rating Agencies for pools presented for review in October of 1997 and June of 1998, management believes that pools of Credit Tenant Loans greater than $200 million and involving more than 10 Credit Tenants can be efficiently and profitably securitized. Management estimates, after consulting with its bankers and investment advisors, that the value of the Company's loans exceeded their carrying value by $10 million at December 31, 1997, and by $13 million at May 15, 1998, after giving effect to the value of associated hedge positions.


    The summary selected unaudited pro forma balance sheet as of March 31, 1998 set forth below is presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the proceeds therefrom, had occurred on March 31, 1998. The summary selected unaudited pro forma statements of operations data for the three months ended March 31, 1998 and the year ended December 31, 1997 are presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the estimated net proceeds therefrom, had occurred on January 1, 1997. See "Use of Proceeds." The pro forma financial information set forth below is not necessarily indicative of what the actual results of operations or financial position of the Company would have been, nor do they purport to represent the Company's results of operations or financial position for future periods. The pro forma financial information should be read in conjunction with the Company's pro forma financial statements and related notes and historical financial statements and related notes included elsewhere in this Prospectus. See "Selected Historical and Pro Forma Financial Information" and "Financial Statements and Information."

                                                                                                                SEPTEMBER 29
                                                                                                               (COMMENCEMENT
                                                                                                               OF OPERATIONS)
                                THREE MONTHS ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,                 TO
                           ---------------------------------------   ---------------------------------------    DECEMBER 31,
                                                HISTORICAL                           HISTORICAL CLF, L.P.      --------------
                            PRO FORMA    -------------------------    PRO FORMA    -------------------------
                           -----------      1998          1997         COMPANY        1997          1996         HISTORICAL
                              1998       -----------   -----------   -----------   -----------   -----------     CLF, L.P.
                           -----------                                  1997                                   --------------
                                         (UNAUDITED)   (UNAUDITED)   -----------                                    1995
                           (UNAUDITED)                               (UNAUDITED)                               --------------
STATEMENT OF OPERATIONS
DATA:

REVENUE:
  Interest income from
    mortgage loans.......  $5,279,888    $5,279,888    $ 1,498,770   $9,859,768    $ 9,859,768   $ 5,060,676   $     224,313
  Loss on sales of
    mortgage loans.......      --            --           (160,782)    (160,782)      (160,782)     (923,611)       --
  Other revenue from
    mortgage loans.......      20,787        20,787          8,081       43,326         43,326        16,520        --
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
  Total Revenues.........   5,300,675     5,300,675      1,346,069    9,742,312      9,742,312     4,153,585         224,313
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------

LOAN EXPENSES:
  Interest on repurchase
    agreements...........   3,288,281     4,899,369      1,146,617    3,662,631      8,829,548     4,048,601         221,400
  Loss on loan in
    default..............      --            --            --            --            --            --              717,359
  Servicer fees..........      40,721        40,721         13,341       76,328         76,328        50,320        --
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
  Total Loan Expenses....   3,329,002     4,940,090      1,159,958    3,738,959      8,905,876     4,098,921         938,759
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------

OPERATING EXPENSES.......   1,192,907     1,105,407        752,811    4,459,040      4,109,040     3,805,230       1,087,320
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------

OPERATING INCOME (LOSS)..     778,766      (744,822)      (566,700)   1,544,313     (3,272,604)   (3,750,566)     (1,801,766)

OTHER INCOME (EXPENSE)...      38,956      (885,359)        61,581      169,889       (122,938)       86,900         136,789
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
INCOME (LOSS) BEFORE
PROVISION FOR FEDERAL AND
STATE INCOME TAX.........     817,722    (1,630,181)      (505,119)   1,714,202     (3,395,542)   (3,663,666)     (1,664,977)
PROVISION FOR FEDERAL AND
  STATE INCOME TAX.......    (327,100)       --            --          (685,700)       --            --             --
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
NET INCOME (LOSS)........  $  490,622    $(1,630,181)  $  (505,119)  $1,028,502    $(3,395,542)  $(3,663,666)  $  (1,664,977)
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
PRO FORMA NET INCOME PER
SHARE....................  $     0.04    $   --        $   --        $     0.09    $   --        $   --        $    --
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------
                           -----------   -----------   -----------   -----------   -----------   -----------   --------------

OTHER DATA:
  Cash flows from
    operating
    activities...........  $   --        $(4,060,275)  $ 4,684,622   $   --        $(2,704,304)  $(13,630,639) $  (4,411,903)
  Cash flows from
    investing
    activities...........  $   --        $   (1,198)   $   (12,968)  $   --        $   (60,612)  $   (77,581)  $    --
  Cash flows from
    financing
    activities...........  $   --        $6,232,704    $  (487,559)  $   --        $ 5,032,880   $ 7,546,214   $  12,714,139
  Number of loans
    funded...............      --                23             12       --                 60            26               6
  Original principal
    amount of loans
    funded...............  $   --        $62,475,112   $50,963,285   $   --        $224,866,628  $137,940,791  $  22,735,140


                                                                        AS OF MARCH 31, 1998            AS OF DECEMBER 31,
                                                                     --------------------------  ---------------------------------
                                                                      PRO FORMA     HISTORICAL         HISTORICAL CLF, L.P.
                                                                     ------------  ------------  ---------------------------------
                                                                       (UNAUDITED)   (UNAUDITED)         1997              1996
                                                                                                 ------------  -------------------
BALANCE SHEET DATA:
  Cash and cash equivalents........................................  $ 11,964,425  $  6,579,425  $  4,408,194     $   2,140,230
  Mortgage loans held for sale.....................................   323,509,279   323,509,279   263,473,373       157,719,912
  Total assets.....................................................   342,423,635   337,423,635   274,378,058       168,349,353
  Notes payable....................................................       --         18,507,023    12,274,318           487,559
  Total liabilities................................................   263,274,799   337,491,642   272,815,884       154,671,846
  Total partners' capital (deficit)/ stockholders' equity..........    79,148,836       (68,007)    1,562,174        13,677,507

                                  THE OFFERING

Common Stock Offered Hereby.................................  7,340,000 shares  (1)

Common Stock to be Outstanding After the Offering...........  11,880,000 shares (1)(2)

Use of Proceeds.............................................  To repay a portion of the outstanding balance under the
                                                              NationsBank Warehouse, retire
                                                              preferred interest issued by
                                                              CLF, repay notes payable to
                                                              one of its limited partners,
                                                              and for general working
                                                              capital purposes. See "Use of
                                                              Proceeds."

Proposed Nasdaq National Market Symbol......................  CLFI

------------------------

(1) Assumes that the Underwriters' over-allotment option to purchase up to an additional 1,101,000 shares will not be exercised. See "Underwriting."

(2) Includes 4,540,000 shares of Common Stock issued to the general and limited partners of CLF, in connection with the Formation Transactions (assuming an initial public offering price of $15.00). Excludes 1,425,600 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plans. As of the closing of the Offering, the Company expects to grant options to acquire 712,800 shares of Common Stock pursuant to such plan on terms to be determined. See "Directors and Executive Officers--Stock Options."

                                  RISK FACTORS

    An investment in the Company involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information presented in this Prospectus, in connection with an investment in the shares of the Common Stock offered hereby.


    When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements regarding among other things: changes in interest rates; domestic and foreign business, market, financial or legal conditions; differences in the actual allocation of the assets of the company from those assumed; and the degree to which assets are hedged and the effectiveness of the hedge, among others. In addition, the degree of risk will be increased by the Company's leveraging of its assets. Accordingly, there can be no assurance that any estimated returns or projections can be realized or that actual returns or results will not be materially lower than those that may be estimated. Prospective investors are cautioned that any forward-looking statements are not assurances or guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.


    RISKS RELATED TO OPERATIONS

    THE LACK OF OPERATING HISTORY DOES NOT PROVIDE A LONG-TERM BASIS ON WHICH TO PROJECT FUTURE RESULTS. The Company has been recently organized and its predecessor, CLF, has been in operation only since 1995. There can be no assurance that the Company will be able to generate positive earnings from operations. The Company also will be subject to the risks generally associated with the formation of any new business.


    HISTORICALLY, THE COMPANY HAS EXPERIENCED SIGNIFICANT LOSSES AND MAY NOT ACHIEVE PROFITABLE RESULTS. As a start-up company, the Company has incurred significant losses and has had substantial negative cash flow since its inception. The Company's negative net income for the period from September 29, 1995 through December 31, 1995, and for the years ended December 31, 1996 and 1997 was approximately ($1.7 million), ($3.7 million) and ($3.4 million), respectively. The Company's Net Cash Used in Operating Activities for the period from September 29, 1995 through December 31, 1995, and for the years ended December 31, 1996 and 1997 was approximately ($4.4 million), ($13.6 million) and ($2.7 million), respectively. The Company has been, and expects to continue to be, subject to the risks customarily associated with any new business. In addition, the Company's ability to achieve profitability is dependent in large part on the expansion of its business of originating, pooling and financing Credit Tenant Loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of the Company to expand its operations, and the success of the Company's business strategy in general are subject to uncertainties and contingencies beyond the Company's control, and there can be no assurance that the Company's results of operations will improve or that its business strategy will be successful. The Company expects to continue to have operating losses through the closing of this Offering and the application of the net proceeds therefrom as provided under "Use of Proceeds" and may continue to have operating losses at least through the first pooling and financing of loans following the Offering.



    THE COMPANY'S OPERATIONS ARE DEPENDENT UPON THE CREDIT TENANT LOAN AND SECURITIZATION BUSINESS. The Company is highly dependent for its revenues and profitability on its ability to continue to originate, pool and finance its Credit Tenant Loans. There can be no assurance that the Company will be able to continue to originate, pool and finance such loans, or that it will be able to do so on acceptable terms. The Company may not be able successfully to execute its business plan and its planned expansion into related lines of business. The Company's failure to continue originating, pooling and financing such loans would likely have a material adverse effect on the Company's business, financial condition and results of operations, and its ability to satisfy either short or long-term capital requirements, and such failure could cause the Company to limit its operations significantly. The Company intends to hold significant amounts of Mortgage Loans pending CTL Pool Financing, which are subject to risk of loss of principal and credit downgrades that could hinder the ability of the Company to pool and finance its loans on favorable terms.



    The value of the Company's Credit Tenant Loans and CMBS, while held in portfolio, and the value of any interest retained following a CTL Pool Financing, is dependent upon various market factors including changes in CMBS yields and interest rates.


    RISKS RELATED TO CREDIT TENANT LOANS


    THE LIMITED HISTORY OF SECURITIZATION OF CREDIT TENANT LOANS PROVIDES UNCERTAINTY AS TO WHETHER THE COMPANY WILL BE ABLE TO EXECUTE ITS BUSINESS PLAN. The Company is aware of only four public securitizations of pools containing a significant number of Credit Tenant Loans with a variety of Credit Tenants and multiple properties. There can be no assurance that securitizations of this type of assets will achieve broad market acceptance. The inability of the Company to securitize its Credit Tenant Loans on acceptable terms would adversely effect the Company's business, financial condition, results of operations and prospects. The securitization of Credit Tenant Loans is a fairly new component of the overall securitization market. The Rating Agencies have only recently developed the models and other ratings methodologies that permit them to analyze and rate pools of Credit Tenant Loans. A material change in the modeling techniques or ratings methodologies by the Rating Agencies, a failure of the portion of the market that is made up of pools of Credit Tenant Loans to further develop, or a downturn in the securitization market for corporate credits generally could have a material adverse impact on the Company's ability to securitize its Credit Tenant Loans.



    A DOWNTURN IN INDUSTRIES IN WHICH THE COMPANY HAS A HIGH LOAN CONCENTRATION COULD ADVERSELY AFFECT THE COMPANY'S RESULTS AND INVESTMENTS. Of the Company's 93 Credit Tenant Loans with an aggregate balance of approximately $342 million on May 15, 1998, 55 loans, with an aggregate balance of approximately $120 million, or 35% of the aggregate balance of Credit Tenant Loans are secured by leases with tenants in the Retail Drug industry, 3 loans, with an aggregate balance of approximately $38 million, or 11.1% of the aggregate balance of Credit Tenant Loans are secured by leases with tenants in the Healthcare Services industry, and 5 loans, with an aggregate balance of approximately $37 million, or 11.0% of the aggregate balance of Credit Tenant Loans are secured by leases with tenants in the Grocery industry. In addition, the Company holds Credit Tenant Loans secured by leases with Credit Tenants in each of the following industries which each exceed 5% (but are less than 10%) of the aggregate balance of the Company's Existing Loans: Retail Electronics; Insurance; Retail Building Materials; Retail Discount and General Merchandise; and Banking. A downturn in any of these industries, particularly the industries in which the Company has its highest number and amount of loans, could have a material adverse effect on the Company's ability profitably to sell or securitize loans it holds in portfolio or to orginate loans in the future and consequently on the Company's results. In addition, such an event could have a material adverse effect on the value of the Company's investments.



    TENANT CONCENTRATION COULD SUBJECT THE COMPANY TO RISKS ASSOCIATED WITH CERTAIN TENANTS. Of the Company's total of 93 Credit Tenant Loans with an aggregate balance of approximately $342 million as of May 15, 1998, 22 Credit Tenant Loans, with an aggregate balance of approximately $51 million or 14.9% of the aggregate balance of Credit Tenant Loans are upon properties leased to, or which leases are guaranteed by, CVS Corporation or a subsidiary thereof, and 20 Credit Tenant Loans, with an aggregate balance of approximately $38 million, or 11.2% of the aggregate balance of Credit Tenant Loans are upon properties leased to, or which leases are guaranteed by, Rite Aid Corporation. In addition, approximately six other corporations each lease or guarantee properties which represent over 5% (but are less than 10%) of the aggregate outstanding balance of the Company's Credit Tenant Loans as of May 15, 1998. A change in the credit rating of the Credit Tenants and/or the Guarantors may have a related positive or adverse effect on the rating of the related Credit Tenant Loans. In addition, any financial difficulty or bankruptcy of one or more of such Tenants or Guarantors resulting in nonpayment or delay in payment of rental payments and other amounts due under such Credit Tenant Leases could, as a result of this concentration, have a greater adverse effect on the Company than a similar problem at a less significant tenant. Such events could also have a material adverse effect on the Company's ability profitably to sell or securitize loans it holds in portfolio or to originate loans in the future and consequently on the Company's results. In addition, such an event could have a material adverse effect on the value of the Company's investments.

    GEOGRAPHIC CONCENTRATION COULD SUBJECT THE COMPANY TO RISKS ASSOCIATED WITH CERTAIN GEOGRAPHIC AREAS. Of the Company's 93 Credit Tenant Loans with an aggregate balance of approximately $342 million on May 15, 1998, 22 loans with an aggregate balance of approximately $65 million or 19% of the aggregate balance are located in New York, 10 loans with an aggregate balance of approximately $54 million, or 15.7% of the aggregate balance of the Existing Loans are located in Massachusetts, and 5 loans with an aggregate balance of approximately $45 million, or 13.3% of the aggregate balance are located in Texas. In the event of a tenant default, the ability of the Company to recover upon its loans will be dependent upon the value of the underlying real estate. The economy of the relevant state may be adversely affected by certain developments to a greater degree than that of other areas of the country. Moreover, in recent periods, several regions of the United States have experienced significant downturns in the market value of real estate. Regional economic downturns, particularly in areas where a number of Credit Tenant Loans have been made, may result in elevated levels of Credit Tenant Lease defaults and subsequent foreclosures. In addition, such an event would have a material adverse effect on the value of the Company's investments.

    LIMITED ASSETS AND OBLIGATIONS OF THE BORROWERS COULD SUBJECT THE COMPANY TO INCREASED RISK THAT LOANS WILL NOT BE REPAID. The borrowers under all of the Company's Credit Tenant Loans are entities created solely to own, lease or purchase the applicable underlying property, in part to isolate such properties from the other debts and liabilities, if any, of the owners or affiliates of such borrowers. Except with respect to the consequences of any breach of covenants restricting use of nearby properties owned by the borrower or its affiliates and with respect to other limited circumstances, each Credit Tenant Loan represents a nonrecourse obligation of the related borrower. The borrowers will not have any significant assets other than the applicable underlying property, the applicable Credit Tenant Lease, including any related guaranty, and the right to receive payments thereon. Payment of amounts due on the Credit Tenant Loans will depend significantly on the payments by the tenants on the Credit Tenant Leases.

    A DECREASE IN THE CREDIT QUALITY OF TENANTS COULD ADVERSELY AFFECT THE VALUE OF THE COMPANY'S INVESTMENTS AND ITS EARNINGS. The credit of each tenant or, if applicable, the related guarantor, will generally be rated Investment Grade or BB Grade. A decline in the credit rating of the tenants or, the assignment by the Company in its underwriting process of too high of a credit rating or any related mispricing of a Credit Tenant Loan may have a related adverse effect on the rating of the Credit Tenant Loan and the ability to securitize the loan on terms favorable to the Company.


    IF THE COMPANY WERE TO INACCURATELY CLASSIFY THE CREDIT RATINGS OF APPLICABLE CREDIT TENANTS, IT COULD ADVERSELY AFFECT THE VALUE OF THE COMPANY'S INVESTMENTS AND ITS EARNINGS. A significant portion (22%) of the Company's existing portfolio of Credit Tenant Loans consists of loans backed by leases with Credit Tenants the ratings for which are Internal Classifications. These Credit Tenants do not have publicly available credit ratings although the vast majority of such Credit Tenants are public companies. In such cases, the Company prepares an internally generated (generally after consultation with one or more Rating Agencies) credit rating of each such Credit Tenant. In each case, the Company has determined that, upon formal review of a Rating Agency, such Credit Tenant would receive a credit rating of at least BB Grade. If, upon a formal review by one or more Rating Agencies of any Credit Tenant Loan with an Internal Classification credit rating, the Company were to be found to have erroneously assigned too high of a credit rating to such a Credit Tenant, the rating of the applicable Credit Tenant Loan and its value to the Company could be adversely affected.

    A LACK OF AVAILABILITY OF FINANCING COULD ADVERSELY AFFECT THE COMPANY'S RESULTS.


    The Company expects to rely upon its ability to borrow money to fund its origination of loans and investments. The inability of the Company to obtain such financing or to borrow money on advantageous terms could materially adversely affect the Company's business, operations and results.

    RISKS RELATED TO BORROWINGS

    THE COMPANY EXPECTS TO BE HIGHLY LEVERAGED WHICH MAY SUBJECT THE COMPANY TO INCREASED RISK OF LOSS. The Company expects to employ significant leverage consistent with the type of assets acquired and the desired level of interest rate risk in various investment environments (in particular under the Company's warehouse lines of credit).

    Required debt service will reduce cash and net income available for operations. If the interest income on the assets financed with borrowed funds fails to cover the cost of the borrowings, the Company will experience net interest losses and may experience less profits or net losses and erosion or elimination of its equity.

    The ability of the Company to achieve its investment objectives depends to a significant extent on its ability to borrow money in sufficient amounts and on sufficiently favorable terms to earn incremental returns. The Company may not be able to achieve the degree of leverage it believes to be optimal due to decreases in the proportion of the value of its assets that it can borrow against, decreases in the market value of the Company's assets, increases in interest rates, changes in the availability of financing in the market, conditions in the lending market and other factors. This may cause the Company to experience losses or less profits than would otherwise be the case.

    A substantial portion of the Company's borrowings are expected to be in the form of collateralized borrowings, in particular the Warehouse Credit Facilities. If the value of the assets pledged to secure such borrowings were to decline, the Company may be required to post additional collateral, to reduce the amount borrowed or to suffer forced sales of the collateral.


    To create yields commensurate with its investment objectives and to reduce the risks set forth above, the Company may leverage its assets through various borrowing arrangements, pledging its assets as collateral security for its repayment obligations on a non-recourse basis. The Company intends to use the proceeds from pool financing and other borrowings to originate and invest in additional Mortgage Loans, CMBS and other assets and, in turn, to borrow against such assets and to repeat this process of borrowing and investing until it has significantly leveraged its portfolio of assets.


    The Charter and Bylaws of the Company do not limit the level of debt the Company may incur. However, the Board of Directors has adopted certain policies to which the Company must adhere before increasing its level of indebtedness above those available under the Warehouse Credit Facilities, although such policies may be altered by the Board of Directors in its sole discretion. The Company could become highly leveraged, which could increase the risk of default under its indebtedness. After application of the net proceeds of the Offering, the Company expects to have outstanding indebtedness of approximately $259.6 million under its Warehouse Credit Facilities (calculated based upon the outstanding balance under such facilities as of March 31, 1998). The Company may, from time to time, seek to reduce the size of its Warehouse Credit Facilities in order to reduce the cost of maintaining the availability of the entire amounts of such facilities. There can be no assurance that the Company will be able to increase the amount of availability under such facilities, if necessary, once so reduced.


    The Company will rely on its repurchase agreement with NationsBank and its Warehouse Credit Facility with Prudential Securities Credit Corp. to provide the majority of its cash for loan fundings. If the Company could not enter into alternative funding arrangements, a deterioration in the financial condition of NationsBank or Prudential Securities Credit Corp. could have a negative impact on the Company's ability to fund its loans.

    RISKS RELATED TO MORTGAGE ASSETS

    CREDIT AND MARKET EVENTS COULD ADVERSELY AFFECT THE VALUE OF THE COMPANY'S INVESTMENTS AND EARNINGS. As of May 15, 1998 the Company had significant amounts of Mortgage Loans pending securitization ($342 million), the market value of which could be adversely affected by adverse CMBS market or tenant credit events. The results of the Company's operations will depend on various factors, many of which are beyond the control of the Company, which may adversely affect the profitability of the Company's business of originating, holding in inventory and securitizing Credit Tenant Loans, and the profitability of the Company's holding of Mortgage Assets for longer-term investment.


    The Company's profitability in originating, pooling and financing Credit Tenant Loans is principally dependent on its ability to generate loans and to finance such loans during the holding period pending pooling and financing, the level of interest rates payable on such financing during such holding period, and the proceeds of any securitization as compared with the cost of generating the related loans and the loss or gain on any investments made to hedge against changes in interest rates. The price at which securities can be sold is principally dependent on (a) market conditions, including yields on U.S. Treasury securities with comparable maturities and differences between yields on commercial mortgage backed-securities and U.S. Treasury securities ("CMBS Spreads"), and (b) the terms of the particular securities, including the interest rates payable on such securities, the maturities thereof and timing of return of principal (including the likelihood of prepayment and degree of protection from prepayment through payment of yield maintenance prepayment premiums) and the ratings of such securities. The Company engages in hedging activities designed to protect itself against changes in yields on U.S. Treasury securities, but does not currently hedge to protect itself against changes in CMBS Spreads. Further, although the Company sets interest rates on loans originated by it to some extent in anticipation of each loan's impact on the final pool of such loans to be used for pooling and financing, the percentage of the principal balance of securities in any CTL Pool Financing which may receive any given rating level is dependent upon, among other things, the number of loans in the final pool, the diversity of tenants, property types and geographic location of the mortgaged properties and other factors which may not be known until the time the final pool is presented to the Rating Agencies in anticipation of a CTL Pool Financing. Accordingly, the ability to include all originated loans in a securitization, and the final characteristics of the securities to be offered, will not be known until the final pool is aggregated and presented to the Rating Agencies.


    Prospectively, the Company's profitability in holding Mortgage Assets for investment is primarily dependent on whether there are credit losses on such assets, the interest rates earned on such assets, the interest rates paid on any borrowing incurred to finance such assets and, to the extent the Company must dispose of assets or, as an accounting matter, is required to adjust the value of such assets to current market value, the market value of such Mortgage Assets as they may be affected by changes in interest rates (including CMBS Spreads), changes in ratings of the assets or other factors affecting expectations of repayment, and changes in expectations as to timing of return of principal. Interest rates and borrowing costs depend on the nature and terms of the Mortgage Assets, the geographic location of the real estate securing the Mortgage Loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the countries in which the Company presently invests or may invest in the future (particularly the United States government and the Federal Reserve Board) and competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate risk effectively.

    Furthermore, real property investments are subject to varying degrees of risk. Real property values and cash flows of the properties which the Company may acquire or for which the Company will originate loans will be affected by a number of factors, including changes in the general economic climate, local conditions (such as a reduction in rental demand in an area), competition from other available properties, and the continued ability of Credit Tenants to make all lease payments, to provide adequate maintenance and insurance and to control operating costs. Real estate values and cash flows are also affected by such factors as government regulations, including, without limitation, environmental, public access, zoning and tax laws, interest rate levels and the availability of financing. Each of such general risks will affect the value of the Existing Loans, any additional loans or properties that the Company may originate or acquire and the revenues and expenses relating to any such assets. Real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly to changes in economic or other conditions.


    LOSSES ON MORTGAGE LOANS AND SUBORDINATE INTERESTS MAY ADVERSELY AFFECT THE COMPANY'S RESULTS. The Company intends to originate, acquire, accumulate and securitize Mortgage Loans (in particular, Credit Tenant Loans) as part of its investment strategy. While holding Mortgage Loans (generally until a securitization), the Company will be subject to risks of borrower defaults, Credit Tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. Also, the costs of originating, financing and hedging the Mortgage Loans could exceed the interest income on the Mortgage Loans and/or the income from securitizing such loans. In the event of any default under Mortgage Loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the Mortgage Loan. It may not be possible or economical for the Company to securitize all of the Mortgage Loans which it acquires, in which case the Company will continue to hold the Mortgage Loans and bear the risks of borrower and credit defaults, bankruptcies, fraud losses and special hazard losses. Furthermore, the Company expects to retain a Subordinate Interest in at least some of the securitizations, in which case it would retain substantially all of these risks in a more concentrated form up to the amount of its investment in its Subordinate Interests.


    The typical Credit Tenant Lease requires casualty insurance (which may be through self insurance) to be maintained on the underlying property (generally by the borrower or the tenant), with such coverages and in such amounts as are or shall customarily be insured against with respect to similar properties, for fire, vandalism and malicious mischief, extended coverage perils, all physical loss perils, commercial general liability, flood (when the underlying property is located in whole or in material part in a designated flood plain area) and workers' compensation insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or wars) that may be either uninsurable or not economically insurable. As part of its Lease Enhancement mechanisms, the Company has obtained specialized insurance policies that cover some of these risks, but do not eliminate all of these risks. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more Credit Tenant Loan properties.

    OWNERSHIP OF NON-INVESTMENT GRADE CMBS MAY SUBJECT THE COMPANY TO INCREASED RISK OF LOSS. The Company intends to retain or acquire a significant amount of Non-Investment Grade CMBS (particularly those which include as a component thereof Credit Tenant Loans). The Company has established no limits on its ability to acquire or retain subordinate interests. This Non-Investment Grade CMBS is expected to be rated securities (for purchased CMBS) and may include rated or "first loss" credit support Subordinate Interests (for retained CMBS). A first loss security is the most subordinated class in a structure and accordingly is the first to bear the loss upon a default on, restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than the more senior, rated classes. The market values of Subordinate Interests tend to be more sensitive to changes in economic conditions and less sensitive to changes in interest rates than the more senior, rated classes. As a result of these and other factors, Subordinate Interests generally may not be actively traded and may not provide holders thereof with liquidity of investment.

    The yield to maturity on Subordinate Interests of the type the Company intends to acquire will be extremely sensitive to the default and loss experience of the underlying Mortgage Loans and the timing of any such defaults or losses. Furthermore, to the extent that underlying Mortgage Loans relating to CMBS (unless insured) require balloon payments at maturity, the failure of the applicable borrower to obtain refinancing of any such loan or loans in order to make such balloon payment could result in the loss of all or a portion of the Company's investment therein. Because the Subordinate Interests of the type the Company intends to retain or acquire may have little credit support, to the extent there are realized losses on the underlying Mortgage Loans, the Company may not recover the full amount or, in extreme cases, any of its initial investment in such Subordinate Interests.

    THE COMPANY'S NONRECOURSE COMMERCIAL MORTGAGE LENDING MAY SUBJECT THE COMPANY TO THE RISK OF LOSS OF RENT. Credit Tenant Loans are generally non-recourse to the owner and in the event of default the lender thereunder is entirely dependent on the loan collateral. The timely repayment of loans secured by leased properties subject to Credit Tenant Leases is typically dependent upon certain specified performance by the lessees under the related leases, rather than upon the liquidation value of the underlying real estate. However, to the extent the timely repayment of the loan is in any way dependent upon the liquidation value of the underlying real property, risks generally incident to interests in real property may adversely impact the value of the property. The liquidation value of a commercial property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond the Company's or the applicable borrower's control. There can be no assurance that a lender's remedies with respect to the loan collateral will provide the Company with a recovery adequate to repay the underlying Credit Tenant Loan.

    MEZZANINE CONSTRUCTION LOANS INVOLVE GREATER RISK OF LOSS THAN LOANS SECURED BY INCOME PRODUCING PROPERTIES. The Company expects to originate Mezzanine Construction Loans. These types of loans involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property, due to a variety of factors, including, dependency on successful completion and operation of the project for repayment, difficulties in estimating construction or rehabilitation costs, loan terms that often require little or no amortization, and that a foreclosure by the holder of the senior loan could result in a Mezzanine Construction Loan becoming unsecured. Accordingly, in the event of a borrower default, the Company may not recover some or all of its investment in such Mezzanine Construction Loans.

    CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT THE COMPANY'S RESULTS. The Company's operating results will depend greatly on differences between the income from its assets (net of credit losses) and its borrowing costs and upon the ability of the Company to securitize its portfolio of Mortgage Loans on favorable terms. Unless effectively hedged, interest rate changes between the date the Company commits a rate to a borrower and the date a Mortgage Loan is included in a securitization or is otherwise sold may have a positive or negative effect on the value of such Mortgage Loan. Also, the cost of originating, financing and hedging the Mortgage Loans could exceed the interest income on the Mortgage Loans and/ or the income from securitizing such loans. The Company expects to hedge certain interest rate risks on its Mortgage Loans during the warehousing period prior to securitization, but there can be no assurance that such hedging will be successful or adequately reimburse the Company for any loss. Moreover, the Company does not currently expect to hedge credit risk. The Company intends to fund a substantial portion of its assets with borrowings having interest rates that are floating rate or otherwise reset relatively rapidly, such as monthly or quarterly. The Company anticipates that, in most cases, the income from its assets that do not have match funding in place will respond more slowly to interest rate fluctuations than the cost of its borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence the net income. Increases in these rates will tend to decrease the net income and market value of the Company's net assets. Interest rate fluctuations resulting in the Company's interest expense exceeding interest income would result in the Company incurring operating losses.

    PREPAYMENTS OF CERTAIN MORTGAGE LOANS COULD ADVERSELY AFFECT THE VALUE OF THE COMPANY'S INVESTMENTS. Commercial Mortgage Loans originated by the Company generally prohibit prepayment for a period of years (a "Lockout Period"), and thereafter permit prepayment only in conjunction with payment of a prepayment premium designed to maintain the yield to investors. Such premiums are intended to discourage prepayments and also compensate investors in the event a loan is nevertheless voluntarily prepaid. Such mortgage loans are typically prepayable, however, during or after the Lockout Period, without payment of any prepayment premium, in the event of certain events of casualty or condemnation with respect to the related mortgaged property. Further, a Mortgage Loan may effectively prepay in the event of a default, in which event a prepayment premium may not be recovered.

    Prepayment of a Mortgage Loan held by the Company pending securitization may adversely affect the Company to the extent that changes in interest rates or other factors have increased the value of the Mortgage Loan to greater than its principal balance but such premium is not recovered upon such prepayment. In such event, the Company may have incurred hedging losses on such Mortgage Loan which are not then offset by sale proceeds above the principal balance of the loan.

    Further, to the extent the Company invests in CMBS acquired at a premium, the Company may be adversely affected by prepayment to the extent a prepayment premium is not received on the underlying Mortgage Loan, or any prepayment premium which is received is not allocated to the CMBS held by the Company in an amount sufficient to offset any loss in yield realized due to the prepayment. Classes of CMBS entitled to little or no principal (including in particular any IOs) will be particularly sensitive to the rate of prepayments on the underlying Mortgage Loans absent receipt of sufficient prepayment premiums to protect their yield, and in such event the Company may not recover its full investment. Furthermore, the market value of a class of CMBS may be adversely affected by changes in interest rates to the extent such changes create expectations of different prepayment experience. While the Company's Credit Tenant Loans currently all have yield maintenance-based prepayment premiums, and accordingly CMBS issued by the Company, including classes retained by the Company, will have the benefit of such provisions, subject to the limitations set forth above, the Company may invest in CMBS issued by third parties which may be backed by Mortgage Loans which do not have yield maintenance prepayment premiums. Further, there can be no assurance that future Mortgage Loans originated by the Company will continue to have such provisions.

    RISKS RELATED TO INVESTMENTS IN REAL ESTATE

    INVESTMENTS IN REAL PROPERTY NET LEASED TO TENANTS BEAR CERTAIN RISKS DIFFERENT THAN THOSE ASSOCIATED WITH CREDIT TENANT LOANS. The Company intends to invest in net leased real property from time to time. The value of the Company's investments in such real property and the Company's income will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain such property, the Company will be subject to all risks associated with owning real estate. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If the Company were to fail to meet such obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss by the Company of its capital invested in, and anticipated profits from, such property.

    INVESTMENTS IN REAL PROPERTY WHERE A NET LEASE HAS CEASED BEAR ALL RISKS ASSOCIATED WITH DIRECT INVESTMENTS IN REAL ESTATE PROPERTIES. If a net lease upon real property owned by the Company is terminated or expires for any reason, the Company will become subject to all risks related to owning such real property. The risks related to owning real property include those listed below.

    Revenues from real property may be affected adversely by changes in national or local economic conditions, competition from other properties offering the same or similar attributes, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured or underinsured losses), acts of war, adverse changes in zoning laws, and other factors which will be beyond the control of the Company. In addition, real estate investments are relatively illiquid, and the ability of the Company to vary its portfolio in response to changes in economic or other conditions will be limited.


    All real property owned by the Company will be subject to real property taxes and, in some instances, personal property taxes. Such real and personal property taxes may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes on the Company's real property could affect adversely the Company's income and could decrease the value of that real property.



    The operating costs and values of real property owned by the Company may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances in, on, under or in the vicinity of such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The Company's assets and income could be affected adversely by the existence of an environmental liability with respect to its properties.


    THE ABILITY OF TENANTS TO REJECT LEASES IN A BANKRUPTCY COULD ADVERSELY AFFECT THE VALUE OF THE COMPANY'S INVESTMENTS. To the extent that any of the tenants of properties which are subject to Credit Tenant Loans with the Company or which may be owned by the Company were to become a debtor in a bankruptcy proceeding under the United States Bankruptcy Code (the "Bankruptcy Code"), such lessee or its bankruptcy trustee could reject the lease. Lease Enhancements do not cover risks attendant to tenant bankruptcies. If a lease were rejected, rental payments thereunder would terminate as to the related property, thereby leaving the owner without a source of rental payments to support its debt servicing and other obligations under the applicable Credit Tenant Loans and with a claim for damages as a source of payment of amounts due under such lease under section 502(b)(6) of the Bankruptcy Code. A claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property (or rejection of a guarantee of a lease upon the bankruptcy of the guarantor) is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages (or any recovery on the underlying mortgaged real estate) would be sufficient to provide for the repayment of amounts then due under the lease.

    THE COSTS OF ANY APPLICABLE ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT THE COMPANY'S RESULTS. Under various environmental laws, the Company may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, in or emanating from such property or other liabilities arising under environmental laws. Based on Phase I environmental reports (which may not reveal all potential environmental liabilities), the Company is aware of certain environmental issues affecting the properties underlying the Existing Loans; however, the Company does not believe that these issues will have a material adverse effect on the Existing Loans that have environmental issues or the Company's business or results of operations. In addition, the Company cannot predict whether modifications of existing laws or regulations or the adoption of new laws or regulations or changes in the known conditions of the properties underlying the Existing Loans (or of other properties the Company may have an interest in, from time to time) may have a material adverse effect on the Company's business or results of operations in the future.

    INVESTMENTS IN FOREIGN REAL ESTATE ASSETS COULD SUBJECT THE COMPANY TO DIFFERENT RISKS. Any Credit Tenant Loans which the Company may make outside of the United States or any direct investment in real estate properties outside of the United States, will be subject to certain risks associated with such loans or investments. Investments by the Company in Credit Tenant Loans or direct investments in properties located outside of the United States create risks associated with exposure to local political and economic conditions, the uncertainty of foreign laws (including tax laws) and markets, fluctuations of currency exchange rates, the enforceability of loan documentation and the provisions of local foreclosure laws. In addition, income from activities conducted in foreign jurisdictions may be subject to tax by those jurisdictions, which would reduce the economic benefit of such investments. Neither the Company nor its management has experience in conducting lending activities or in investing in real property located in foreign countries. The Company currently, intends to limit its initial foreign activities to Canada, Australia, the United Kingdom and Mexico. The Company has not entered into any agreements to make loans on or to acquire real estate in any foreign jurisdiction.


    RISKS RELATED TO LEASE ENHANCEMENT

    FAILURE OF THE COMPANY TO ADEQUATELY ANALYZE LEASES AND APPLY LEASE ENHANCEMENT MECHANISMS. If in the Company's underwriting process, the Company fails to adequately analyze a lease and to apply all appropriate Lease Enhancement mechanisms, such a loan supported by such lease may be rejected during the securitization process, which in turn could adversely affect the value of the Company's investments and its results.

    FAILURE OF LEASE ENHANCEMENT MECHANISMS WOULD ADVERSELY AFFECT THE VALUE OF THE COMPANY'S INVESTMENTS AND ITS EARNINGS. The Company has developed certain Lease Enhancement mechanisms which are designed to increase the ability of the Company to securitize Credit Tenant Loans. These include insurance policies, agreements with third party service providers and certain other mechanisms designed by the Company. The Company may be adversely affected by any failure by any third party insurer or servicer provider or of other enhancement mechanisms to adequately ensure against loss. Furthermore, such event could adversely effect the value of the loans held for securitization and the ability of the Company to securitize such loans.

    The Company has obtained non-cancellable casualty and condemnation insurance policies from a third party insurance provider with respect to each Existing Loan secured by a triple net lease or double net lease. Each such lease enhancement policy provides generally that in the event of the exercise by a Credit Tenant of its right to terminate the lease or abate rent as a result of a casualty or condemnation, the enhancement insurer will on demand by the holder of the mortgage have the option either to (i) pay to the insured a lump sum payment equal to the outstanding principal balance of the Credit Tenant Loan, plus accrued and unpaid interest thereon through the date of payment, and take an assignment of the Credit Tenant Loan and all related rights (including any rights under any related hazard or other insurance policies and rights to any condemnation proceeds) or (ii) pay, for the remaining term of the Credit Tenant Loan or the period of any rent abatement period, whichever is shorter, the difference between the monthly rental payment and the amount actually received from the Credit Tenant. Protection against casualty or condemnation termination or abatement rights is provided first by the enhancement insurer through the lease enhancement insurance policies and second, by the application of any condemnation award or casualty insurance coverage. There are certain exclusions under the lease enhancement insurance policies relating to war, insurrection, rebellion, revolution or civil riot and radioactive matter, earthquakes (in earthquake zones) and takings (other than by condemnation) by reason of danger to public health, public safety or the environment. At May 15, 1998, less than 5% of the mortgage loans were with respect to properties in earthquake zones.

    The Company obtains extended amortization insurance from a third party insurance provider with respect to each Existing Loan that has an amortization period that extends beyond the initial term of the associated Credit Tenant Lease. Under each extended amortization policy, in the event that a borrower defaults in its obligations to pay under the terms of the Loan after the expiration of the initial term of the Credit Tenant Lease, the Extended Amortization insurer will protect the holder of the mortgage by (i) paying monthly debt service or (ii) paying to the insured a lump sum payment equal to the outstanding principal balance of the Credit Tenant Loan, plus accrued and unpaid interest thereon through the date of payment, and take an assignment of the Credit Tenant Loan.


    The failure by a Lease Enhancement insurer to pay under the terms of the Lease Enhancement Policies (provided such failure occurred prior to the securitization of the associated Credit Tenant Loan) could result in the loss by the Company of its capital invested in, and anticipated profits from, such loan.

    Double net leases contain termination or abatement rights on the part of the Credit Tenant in the event of the failure of the lessor to fulfill its obligations under the Credit Tenant Lease. In particular, such Credit Tenant Leases may include rights to terminate the Credit Tenant Lease or abate rent in the event of a failure by the borrower, as and if required by the Credit Tenant Lease, to maintain and repair the related commercial property or the related common areas, if any as well as a variety of other non-recurring, non-expected and non-quantifiable obligations such as environmental remediation. In each such case, as applicable, the Credit Tenant Loan is additionally secured by a pledge of a borrower reserve fund, funded over time from a portion of the Credit Tenant's monthly rent payment on the Credit Tenant Lease not required for debt service, in an amount which is generally at least 125% of the amount determined by an engineering firm approved by the Company to be sufficient to cover the costs of any such expected maintenance and repair during the term of the Credit Tenant Loan. In the event (i) maintenance or repair is required which costs more than amounts which are available in the borrower reserve fund, (ii) the borrower fails to perform such maintenance or repairs at its own expense, and (iii) either (x) the servicer is not required to or fails to make required advances and/or perform appropriate protective actions, or (y) the Company declines to make advances and perform appropriate protective actions, then the Credit Tenant may be entitled to exercise a maintenance termination or abatement right under the Credit Tenant Lease, which may result in a loss by the Company of its capital invested in, and anticipated profits from, such loan.

    THE LIMITED NUMBER OF INSURANCE CARRIERS AVAILABLE TO PROVIDE LEASE ENHANCEMENTS RESTRICTS THE ABILITY OF THE COMPANY TO REPLACE SUCH INSURERS. The Company presently obtains specialized Lease Enhancement insurance policies from two carriers, as part of its Lease Enhancements. A deterioration in the relationship of the Company with one or all of its current carriers (or a deterioration in the credit quality or performance of any such carrier) may have a material adverse effect on the Company's business, financial condition and results of operations, as the economic benefit to the Company of the securitizations performed by the Company could be greatly decreased by any inability of the Company to obtain such policies, should they not be replaced by comparable policies from other carriers.

    RISKS RELATED TO BUSINESS STRATEGY AND POLICIES

    RISKS ASSOCIATED WITH BUSINESS STRATEGY. The Company's business strategy includes entering into related but new business areas. No assurance can be given that the Company will be successful in its attempts to enter, or that if entered, the Company will be successful in any new businesses. The Company's prospects should be considered in light of the risks, expenses, and difficulties frequently encountered in the establishment of new business lines and the development and commercialization of new products and services based on innovative ideas. Expansion of the Company's business may require capital resources greater than the proceeds of the Offering, and there can be no assurance that additional financing to fund these activities will be available. Failure of the Company to accomplish its business strategy could adversely affect the value of an investment therein.

    FAILURE TO MANAGE GROWTH MAY ADVERSELY AFFECT THE COMPANY. As of May 15, 1998, the Company had 21 employees. If the Company grows rapidly, it may experience a significant strain on its management, operational, financial and other resources. The Company's ability to manage growth effectively will require it to continue to improve its operational and financial systems, to expand, train, and manage its employee base and to develop additional management expertise. Management of growth is especially challenging for the Company due to its short operating history and limited financial resources. The Company's failure to increase its business and manage growth effectively could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

    THE COMPANY'S BROAD DISCRETION WITH REGARD TO POLICIES AND STRATEGIES CREATES UNCERTAINTY. The Company's Board of Directors has established the investment policies, the operating policies, and the strategies set forth in this Prospectus as the investment policies, operating policies and strategies of the Company. However, such policies and strategies may be modified or waived by the Board of Directors of the Company without stockholder consent, subject, in certain cases, to approval by a majority of the Unaffiliated Directors. Accordingly, stockholders of the Company will have limited control over changes in policies of the Company.

    HEDGING TRANSACTIONS MAY NOT EFFECTIVELY PROTECT THE COMPANY AGAINST ANTICIPATED RISKS AND MAY SUBJECT THE COMPANY TO CERTAIN OTHER RISKS AND
COSTS. The Company intends to enter into hedging transactions primarily to protect itself from the effect of interest rate fluctuations on its portfolio of Credit Tenant Loans from the date on which the Company commits a rate to a borrower and the date such Mortgage Loan is included in a securitization or is otherwise sold. The Company's current policy is to attempt to hedge substantially all of its interest rate risk during this period. The Company may determine, from time to time, to hedge certain other risks associated with its portfolio of assets. There can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. In addition, there will be many market risks against which the Company may not be able to effectively hedge, including changes in the spreads of corporate bonds or CMBS over the underlying U.S. Treasury rates. Furthermore, the Company does not intend to hedge any risks with respect to CMBS which it purchases or retains for investment. Moreover, no hedging activity can completely insulate the Company from the risks associated with changes in interest rates. The Company's hedging strategy may serve to reduce the returns which the Company could possibly achieve if it did not hedge certain risks.

    Hedging involves risk and typically involves costs. Such costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and thus increase its hedging costs during such periods when interest rates are volatile or rising and hedging costs have increased. The Company intends generally to hedge as much of the interest rate risk as the Company determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging Counterparty with which the Company has entered into a hedging transaction will most likely result in a default. Default by a party with which the Company has entered into a hedging transaction may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. Although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging Counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

    The Company will enter into hedging transactions in accordance with Company policies, which may be changed by the Board of Directors in its sole discretion.

    TEMPORARY INVESTMENT IN SHORT-TERM INVESTMENTS MAY ADVERSELY AFFECT THE COMPANY'S RESULTS. The Company's results of operations may be adversely affected during the period in which the Company is implementing its investment, leveraging and hedging strategies (or during any period after which it has received the proceeds of a securitization but has yet to invest such proceeds) since during this time the Company will be primarily invested in short-term investments.

    FUTURE OFFERINGS OF DEBT AND EQUITY MAY ADVERSELY AFFECT THE MARKET PRICE OF THE COMMON STOCK. The Company may in the future increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings will be substantial dilution of the equity of stockholders of the Company or the reduction of the price of shares of the Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.


    IF THE COMPANY ELECTS GAIN ON SALE ACCOUNTING TREATMENT, IRREGULAR SECURITIZATIONS MAY AFFECT THE MARKET PRICE OF THE COMMON STOCK. To the extent the Company elects to securitize its loans in a transaction which would result in gain on sale accounting, the Company will receive a significant portion of its revenues from such securitizations. To the extent it cannot generate a sufficient volume of Credit Tenant Loans to securitize in each fiscal quarter, the Company may experience fluctuations in its quarterly financial results. Uneven financial results from quarter to quarter may adversely affect the market price of the Common Stock.



    COMPETITION MAY ADVERSELY AFFECT THE ABILITY OF THE COMPANY TO CONDUCT ITS BUSINESS.


    The Company's net income depends, in large part, on the Company's ability to originate or acquire Mortgage Assets at favorable spreads over the Company's borrowing costs and to securitize such assets. In originating or acquiring Mortgage Assets, the Company competes with other specialty finance companies, insurance companies, investment banks, savings and loan associations, banks, mortgage bankers, mutual funds, institutional investors, other lenders, governmental bodies and other entities, including REITs. Many of the Company's competitors for Mortgage Assets may have greater access to capital and other resources and may have other advantages over the Company.


    DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL COULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS IF SUCH PERSONNEL ARE NO LONGER AVAILABLE.


    The Company will rely on the Company's officers and key employees to manage the Company properly. The failure by such employees to manage the Company properly could have a material adverse effect on the viability of the Company's operations. The Company will be wholly dependent on the diligence and skill of the Company's employees for the selection, structuring and monitoring of its Mortgage Assets and associated borrowings. The Company is highly dependent on the efforts of the Company's officers. Although the Company will enter into employment agreements with certain senior officers, there can be no assurance that such agreements will prevent key personnel from terminating their employment with the Company or that services rendered thereunder will be sufficient for the Company's purposes. The loss of key personnel and/or the retention of their services by competitors could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

   CONCENTRATION OF OWNERSHIP MAY ADVERSELY AFFECT THE ABILITY OF NEW INVESTORS TO INFLUENCE THE COMPANY.



    Upon completion of this Offering, the current owners of CLF will own approximately 38% in the aggregate of the outstanding shares of Common Stock. Accordingly, such current owners will collectively have significant influence over the Company and may determine to vote their shares together. The Company's management group has agreed to vote its shares together pursuant to the Management Shareholders' Agreement. Such influence may result in Company decisions which may not fully serve the best interests of all stockholders. The Charter and Bylaws each also contain provisions that may make it difficult to acquire control of the Company by means of a tender offer, an open market purchase, a proxy fight or otherwise, if such acquisition is not approved by the Company's Board of Directors.


    YEAR 2000 SOFTWARE DEFICIENCIES COULD ADVERSELY AFFECT THE COMPANY.


    The Company relies upon a significant number of computer software programs and operating systems in conducting its operations. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar "Year 2000," some level of modification or even possibly replacement of such source code or applications will be necessary. The Company's computers have all been purchased within the last 24 months and management believes them to be "Year 2000" compliant, and thus it is currently not anticipated that these "Year 2000" costs will have any material adverse impact on the Company's business, financial condition or operations, although this cannot be assured. In addition, there can be no assurance that "Year 2000" problems will not adversely affect financial markets or the Company's lenders, suppliers and borrowers and their ability to perform their obligations to the Company and the ability of borrowers under Credit Tenant Loans and tenants under Credit Tenant Leases to perform their obligations thereunder.


    DILUTION, LEGAL AND OTHER RISKS

    THE OFFERING RESULTS IN A DILUTION TO NEW INVESTORS. Purchasers of shares of Common Stock in the Offering will experience an immediate and substantial dilution of $8.34 per share of Common Stock in the net tangible book value of shares of Common Stock based upon an assumed initial public offering price of $15.00 per share. See "Dilution."

    CHARTER PROVISIONS MAY RESTRICT A CHANGE OF CONTROL. The authorized capital stock of the Company includes preferred stock issuable in one or more series. The issuance of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect the ability of the Company to make dividend distributions to the common stockholders.

    The provisions of the Company's Charter or relevant Maryland law may inhibit market activity and the resulting opportunity for the holders of the Common Stock to receive a premium for their Common Stock that might otherwise exist in the absence of such provisions.

    Certain provisions of the Maryland General Corporation Law, as amended ("MGCL") relating to "business combinations" and a "Control Share Acquisition" and of the Charter and Bylaws of the Company may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of the Company that would be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. Although the Bylaws of the Company contain a provision exempting the acquisition of Common Stock by any person from the Control Share Acquisition statute, there can be no assurance that such provision will not be amended or eliminated at any time in the future.


    Furthermore, prior to the completion of the Offering, the Company expects that it will adopt a shareholder rights plan. While the terms of such plan have yet to be determined, the Company expects that this plan could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise.


    STAGGERED BOARD COULD DISCOURAGE A CHANGE OF CONTROL. The Board has been divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001 respectively. Beginning in 1999, as the term of a class expires, directors in that class will be elected for a three-year term and the directors in the other two classes will continue in office. Such staggered board provision will make it more difficult for a potential acquiror to remove directors or elect a majority of new directors.

    ISSUANCE OF ADDITIONAL SHARES AND PREFERRED SHARES COULD DISCOURAGE A CHANGE OF CONTROL. The Company's Articles of Incorporation authorize the Board to issue additional shares or preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), or classify any unissued shares or Preferred Shares and to reclassify any previously classified but unissued shares or Preferred Shares of any series from time to time. No such shares or Preferred Shares have been so classified or reclassified to date. The issuance of Preferred Shares or other Shares with voting rights different from the shares could make it more difficult for a potential acquiror to obtain sufficient votes to approve proposed transactions. Furthermore, Preferred Shares or other shares may be issued with rights senior to the Common Stock with respect to dividends, payments upon liquidation, voting or other matters.

    ACCOUNTING RULE CHANGES COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS. To the extent that accounting rules with respect to the treatment of leases change, it may affect the origination volume of the Company's Credit Tenant Loans.


    FAILURE TO DEVELOP A STABLE MARKET MAY RESULT IN A DEPRESSED MARKET
PRICE. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop, or if developed, will be sustained. The initial public offering price will be determined by negotiations between the Company and the Representative of the Underwriters, and may not be indicative of the prices that will prevail in the open market. See "Underwriting."


    FAILURE TO MAINTAIN EXCLUSION FROM THE INVESTMENT COMPANY ACT WOULD RESTRICT THE COMPANY'S OPERATING FLEXIBILITY. The Company at all times intends to conduct its business so as to be excluded from regulation as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." Under the current interpretations of the staff of the Commission, in order to qualify for this exception, the Company must, among other things, maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate. In addition, unless certain mortgage-backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans and thus may not qualify as qualifying interests in real estate for purposes of the 55% requirement. The Company's ownership of certain mortgage and other assets, therefore, will be limited by the provisions of the Investment Company Act. If the Company fails to qualify for exception from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption would have a material adverse effect on the Company.

    SALES BY SHAREHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF THE COMMON SHARES. Upon completion of the Offering, the Company will have a total of 11,880,000 shares of Common Stock outstanding. Of these shares, all 7,340,000 shares of Common Stock offered hereby (8,441,000 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining shares of Common Stock outstanding (4,540,000 shares) will be "restricted securities" as defined by Rule 144 promulgated under the Securities Act. Pursuant to the Registration Rights Agreement, it is expected that the holders of an aggregate of 4,540,000 shares of Common Stock or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement."



    All investors holding equity interests in the Company on the date hereof (including Hyperion Partners II L.P., South Ferry #2, L.P., all of the Company's officers and substantially all of the Company's employees) have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock directly or indirectly, for a period of one year, after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters. After such one-year period, this restriction will expire and such shares would be eligible for sale under Rule 144, provided that the Company shall have been subject to the reporting requirements of the Exchange Act for at least 90 days and the relevant holding period under Rule 144 shall have expired (which period will expire on the first anniversary of the closing of the Offering). Furthermore, such securities would be available for private resale. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreements. No predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale."


    EFFECT OF FUTURE OFFERINGS OF DEBT AND EQUITY ON MARKET PRICE OF THE COMMON STOCK. The Company may in the future increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings will be substantial dilution of the equity of stockholders of the Company and may result in the reduction of the price of shares of the Common Stock. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

                                USE OF PROCEEDS


    The net proceeds from the Offering are estimated to be approximately $101,478,000 ($116,836,950 if the Underwriters' overallotment option is exercised in full), assuming an initial public offering price of $15.00 per share. Of the net proceeds of the Offering, the Company will initially apply approximately $55 million to pay down a portion of the outstanding balance under the NationsBank Warehouse, approximately $21.6 million to retire the preferred interest issued by CLF, approximately $18.5 million to repay notes payable to one of CLF's limited partners, approximately $0.3 million to a general partner of CLF with the remainder (approximately $5.3 million) to be retained by the Company for working capital purposes. Following the Offering, the Company expects to draw down upon its Warehouse Credit Facilities, as necessary. The proceeds of the NationsBank Warehouse and the notes payable were used to finance the Company's Credit Tenant Loans and certain of its hedging expense. The portion of the NationsBank Warehouse to be repaid bears interest at rates ranging from LIBOR plus 0.85% to LIBOR plus 6% (in each case per annum) and matures on April 1, 2000. The notes payable to CLF's limited partner bear interest at 20% per annum and are payable on demand.


    The Company intends temporarily to invest some of the net proceeds of the Offering in readily marketable interest bearing short-term investment grade securities or guaranteed obligations of the U.S. government, until appropriate real estate assets are identified and acquired. The Company may require up to 15 months to fully implement the leveraging strategy to increase its Mortgage Asset investments to its desired level. Pending full investment in the desired mix of assets, funds may be invested in interest-bearing short-term investment grade securities or guaranteed obligations of the U.S. government or to reduce the Warehouse Credit Facilities that are expected to provide a lower net return than the Company hopes to achieve from its Credit Tenant Loans and other intended primary investments.

                        DIVIDEND AND DISTRIBUTION POLICY

    CLF, Inc. has never declared or paid any cash dividends. CLF, Inc. intends to retain future earnings for use in the development of its business and does not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, CLF, Inc.'s earnings, financial condition, capital requirements, levels of indebtedness, and other considerations which the Board of Directors deems relevant. The distribution policy of CLF, Inc. is subject to revision at the discretion of the Board of Directors. All distributions will be made by CLF, Inc. at the discretion of the Board of Directors and will depend on the earnings and financial condition of CLF, Inc., and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION


    The capitalization of the Company, as of March 31, 1998, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby at an assumed initial public offering price per share and the application of the estimated net proceeds therefrom is as follows:


                                                                                  ADJUSTMENTS FOR
                                                                                   CONTRIBUTIONS
                                                                                      AND THE        PRO FORMA
                                                                                     OFFERING         COMPANY
                                                                  HISTORICAL      ---------------  --------------
                                                                   CLF AS OF
                                                                MARCH 31, 1998
                                                               -----------------
                                                                  (UNAUDITED)
DEBT:
  Repurchase agreement obligations(1)........................   $   315,266,832    $ (55,709,820)  $  259,557,012
  Notes payable to partner(2)................................        18,507,023      (18,507,023)        --
                                                               -----------------  ---------------  --------------
                                                                    333,773,855      (74,216,843)     259,557,012
PARTNERS' CAPITAL (DEFICIT)/ STOCKHOLDERS' EQUITY:
  Partners' Capital (Deficit)................................           (68,007)          68,007         --
  Common Stock, $.01 par value;
    50,000,000 shares authorized;
    11,880,000 issued and outstanding
    on a pro forma basis(3)(4)...............................         --                 118,800          118,800
  Additional paid-in capital.................................         --              79,030,036       79,030,036
                                                               -----------------  ---------------  --------------
  Total Partners' Capital (Deficit)/Stockholders' Equity.....           (68,007)      79,216,843       79,148,836
                                                               -----------------  ---------------  --------------
      Total Capitalization...................................   $   333,705,848    $   5,000,000   $  338,705,848
                                                               -----------------  ---------------  --------------
                                                               -----------------  ---------------  --------------

------------------------

(1) Upon completion of the Offering and the application of the net proceeds to the repayment of a portion of the principal and accrued interest outstanding under the repurchase obligations, the Company will have approximately $260 million of such repurchase obligations outstanding. The Company's credit facilities are expected to total $930 million upon completion of the Offering and to be available for funding loans at specified advance rates.

(2) Represents notes payable made by CLF, to a limited partner of CLF, which notes payable will be retired upon completion of the Offering.

(3) After deducting underwriting discounts and commissions and estimated expenses of the Offering of approximately $9.0 million, and assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional 1,101,000 shares of Common Stock.

(4) Does not include 1,425,600 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1998 Stock Option Plans. See "Directors and Executive Officers--Stock Options."

                                    DILUTION


    Purchasers of shares of Common Stock sold in the Offering will experience an immediate and substantial dilution in the net tangible book value of their shares from the initial public offering price. The initial public offering price per share exceeds the net tangible book value per share. Net tangible book value per share of Common Stock is determined by subtracting total liabilities from total tangible assets and dividing the remainder by the number of shares of Common Stock that will be outstanding after the Offering. After giving effect to the sale of the 7,340,000 Shares offered hereby at an assumed initial public Offering price of $15.00 per Share and after deducting the Underwriting discounts and commissions and estimated Offering expenses, the net tangible book value would be $79,148,836 or $6.66 per share. This represents an immediate increase in the net tangible book value of $6.68 per share to existing stockholders and an immediate and substantial dilution in the net tangible book value of $8.34 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution.



Assumed initial public offering price(1)....................             $   15.00
  Pro forma net tangible book value before the Offering.....  $   (0.02)
    Increase attributable to new investors..................       6.68
                                                              ---------
Pro forma net tangible book value after the Offering(2).....                  6.66
                                                                         ---------
Dilution of net tangible book value of Common Stock to new
  investors(3)..............................................             $    8.34
                                                                         ---------
                                                                         ---------


------------------------

(1) Before deducting the underwriting discounts and commissions and estimated expenses of the Offering.

(2) Pro forma net tangible book value after the Offering and the Formation Transactions are determined by dividing the Company's consolidated net tangible book value of approximately $79.1 million at March 31, 1998 by 11,880,000 Common Shares outstanding.

(3) Dilution is determined by subtracting pro forma net tangible book value after giving effect to the Offering and the Formation Transactions from the assumed initial public offering price paid by a new investor for a share of Common Stock.


    The following table sets forth the number of shares of Common Stock to be sold by the Company in the Offering, the total amount to be paid to the Company by purchasers of Common Stock sold in the Offering, the number of shares of Common Stock outstanding immediately prior to the Offering and the total consideration paid and average price per share paid for such shares by the existing shareholders, based on an assumed initial public offering price of $15 per share and assuming no exercise of the Underwriters' over allotment option.


                                 SHARES ISSUED
                              --------------------        TOTAL         AVERAGE CONSIDERATION
                                SHARES    PERCENT     CONSIDERATION           PER SHARE
                              ----------  --------   ---------------    ---------------------
Existing Stockholders.......   4,540,000     38.22%  $     8,000,000(1)        $ 1.76
New Investors...............   7,340,000     61.78%      110,100,000           $15.00
                              ----------  --------   ---------------
      Total.................  11,880,000    100.00%  $   118,100,000
                              ----------  --------   ---------------
                              ----------  --------   ---------------

------------------------

(1) The total consideration from the existing stockholders consists of the capital contributed by the existing stockholders to the common capital of the predecessor entity, CLF.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The selected historical financial information set forth below as of and for the years ended December 31, 1997 and 1996, and for the period September 29 (commencement of operations) through December 31, 1995, have been derived from the financial statements of Capital Lease Funding, L.P. included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with those financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus.


    The results shown below reflect significant investment in the future growth of its business such as the development of its lending and securitization programs, from which the Company expects to reap an ongoing benefit. For example, the Company's operating losses to date reflect the substantial investments the Company has made to enable the Company to achieve its growth plans, including investments in personnel, product development, securitization related documents and the development and training of a national correspondent network. As a result of these investments, management believes, based upon its knowledge and experience in the industry, that its staff is largely sufficient in terms of size, expertise and training to achieve the Company's projected growth and that its innovative programs provide it with competitive advantages.



    The Company made a strategic decision to securitize a small developmental pool of Credit Tenant Loans in January 1997. This initial pool's smaller size and characteristics, as well as associated non-recurring expenses of approximately $0.7 million, resulted in an economically inefficient transaction. However, this initial securitization resulted in a number of benefits for the Company. The Company has received preliminary subordination levels from the Rating Agencies in connection with a proposed second CTL Pool Financing during the fourth quarter of 1997 and again in June 1998. These preliminary subordination levels were significantly more favorable than those obtained in the first securitization, reflecting the increased size and diversity of the proposed pool. Based upon preliminary subordination levels received verbally from one or more of the Rating Agencies for pools presented for review in October of 1997 and June of 1998, management believes that pools of Credit Tenant Loans greater than $200 million and involving more than 10 Credit Tenants can be efficiently and profitably securitized. Management estimates, after consulting with its bankers and investment advisors, that the value of the Company's loans exceeded their carrying value by $10 million at December 31, 1997, and by $13.0 million at May 15, 1998, after giving effect to the value of associated hedge positions.



    The selected unaudited pro forma balance sheet as of March 31, 1998 set forth below is presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the proceeds therefrom, had occurred on March 31, 1998. The selected unaudited pro forma statements of operations data for the three months ended March 31, 1998 and the year ended December 31, 1997 are presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the estimated net proceeds therefrom, had occurred on January 1, 1997. See "Use of Proceeds." The pro forma financial information set forth below is not necessarily indicative of what the actual results of operations or financial position of the Company would have been, nor does it purport to represent the Company's results of operations or financial position for future periods. The pro forma financial information should be read in conjunction with the Company's pro forma financial statements and related notes and historical financial statements and related notes included elsewhere in this Prospectus. See "Prospectus Summary--Summary Selected Historical and Pro Forma Financial Information" and "Financial Statements and Information."

                                                                                                                 SEPTEMBER 29
                                                                                                               (COMMENCEMENT OF
                               THREE MONTHS ENDED                                                               OPERATIONS) TO
                                    MARCH 31,                           YEAR ENDED DECEMBER 31,                  DECEMBER 31,
                      -------------------------------------  ----------------------------------------------  --------------------
                       PRO FORMA          HISTORICAL         PRO FORMA COMPANY      HISTORICAL CLF, L.P.     HISTORICAL CLF, L.P.
                      -----------  ------------------------  -----------------   --------------------------  --------------------
                         1998         1998         1997            1997              1997          1996              1995
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
                      (UNAUDITED)  (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
REVENUE:
  Interest income
    from mortgage
    loans...........  $5,279,888   $5,279,888   $1,498,770      $9,859,768       $  9,859,768  $  5,060,676      $   224,313
  Loss on sales of
    mortgage
    loans...........      --           --         (160,782 )      (160,782)          (160,782)     (923,611)       --
  Other revenue from
    mortgage
    loans...........      20,787       20,787        8,081          43,326             43,326        16,520        --
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
  Total Revenues....   5,300,675    5,300,675    1,346,069       9,742,312          9,742,312     4,153,585          224,313
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
LOAN EXPENSES:
  Interest on
    repurchase
    agreements......   3,288,281    4,899,369    1,146,617       3,662,631          8,829,548     4,048,601          221,400
  Loss on loan in
    default.........      --           --           --            --                  --            --               717,359
  Servicer fees.....      40,721       40,721       13,341          76,328             76,328        50,320        --
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
  Total Loan
    Expenses........   3,329,002    4,940,090    1,159,958       3,738,959          8,905,876     4,098,921          938,759
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
Operating Expenses:
  Personnel
    expense.........     761,176      736,176      466,949       2,980,307          2,880,307     2,100,932          313,916
  General and
    administrative
    expense.........     265,887      203,387      200,096         977,642            727,642     1,298,368          736,461
  Marketing and
    advertising
    expense.........     165,844      165,844       85,766         501,091            501,091       405,930           36,943
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
  Total Operating
    Expenses........   1,192,907    1,105,407      752,811       4,459,040          4,109,040     3,805,230        1,087,320
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
Operating Income
  (Loss)............     778,766     (744,822 )   (566,700 )     1,544,313         (3,272,604)   (3,750,566)      (1,801,766)
OTHER INCOME
  (EXPENSE):
  Other interest
    income..........      38,956       38,956       66,756         169,889            169,889       155,781          136,789
  Interest expense
    on notes
    payable.........      --         (924,315 )     (5,175 )      --                 (292,827)      (68,881)       --
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
  Net other income
    (expense).......      38,956     (885,359 )     61,581         169,889           (122,938)       86,900          136,789
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
INCOME (LOSS) BEFORE
  PROVISION FOR
  FEDERAL AND STATE
  INCOME TAX........     817,722   (1,630,181 )   (505,119 )     1,714,202         (3,395,542)   (3,663,666)      (1,664,977)
Provision for
  Federal and State
  Income Tax........    (327,100 )     --           --            (685,700)           --            --             --
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
Net Income (Loss)...  $  490,622   $(1,630,181) $ (505,119 )    $1,028,502       $ (3,395,542) $ (3,663,666)     $(1,664,977)
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
PRO FORMA NET INCOME
  PER SHARE.........  $     0.04   $   --       $   --          $     0.09       $    --       $    --           $ --
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
                      -----------  -----------  -----------  -----------------   ------------  ------------  --------------------
OTHER DATA:
  Cash flows from
    operating
    activities......  $   --       $(4,060,275) $4,684,622      $ --             $ (2,704,304) $(13,630,639)     $(4,411,903)
  Cash flows from
    investing
    activities......  $   --       $   (1,198 ) $  (12,968 )    $ --             $    (60,612) $    (77,581)     $ --
  Cash flows from
    financing
    activities......  $   --       $6,232,704   $ (487,559 )    $ --             $  5,032,880  $  7,546,214      $12,714,139
  Number of loans
    funded..........      --               23           12        --                       60            26                6
  Original principal
    amount of loans
    funded..........  $   --       $62,475,112  $50,963,285     $ --             $224,866,628  $137,940,791      $22,735,140

                                                                             AS OF MARCH 31, 1998            AS OF DECEMBER 31,
                                                                        ------------------------------   --------------------------
                                                                          PRO FORMA      HISTORICAL         HISTORICAL CLF, L.P.
                                                                        -------------  ---------------   --------------------------

                                                                         (UNAUDITED)     (UNAUDITED)         1997          1996
                                                                                                         ------------  ------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................  $ 11,964,425   $   6,579,425     $  4,408,194  $  2,140,230
  Mortgage loans held for sale........................................   323,509,279     323,509,279      263,473,373   157,719,912
  Total assets........................................................   342,423,635     337,423,635      274,378,058   168,349,353
  Notes payable.......................................................       --           18,507,023       12,274,318       487,559
  Total liabilities...................................................   263,274,799     337,491,642      272,815,884   154,671,846
  Total partners' capital (deficit)/shareholders' equity..............    79,148,836         (68,007)       1,562,174    13,677,507

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION, THE COMPANY'S PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    The Company currently operates principally as a specialty lender originating Credit Tenant Loans. The Company's revenues and cash flows will be derived from interest or distributions paid on Mortgage Assets, fee interest from the origination of Mortgage Loans, rents received from Real Estate Assets, the proceeds from any sales or pool financings of loans or sales of properties, and interest and revenues from other investments. The Offering will significantly increase the Company's capital resources. Subsequent to the Offering, the Company will continue its existing business, and intends to make investments in other related assets. The Company's operating results subsequent to the Offering are anticipated to be significantly different from its operating results prior to the Offering.



    The Company's operating losses to date reflect substantial investments intended to position and enable the Company to achieve its growth plans. These investments include costs associated with: attracting and retaining qualified employees; product development; non-recurring legal fees for drafting, structuring and implementing lease enhancement mechanisms, form loan documentation, disclosure documents, Warehouse Credit Facilities, rating agency negotiation, and various other organizational matters; establishing and training the Company's national correspondent broker network; the purchase and development of information systems; the creation of underwriting standards; and the creation of associated infrastructure. Management believes that these costs will be largely non-recurring.



    A significant component of the Company's operating expenses to date are attributable to an increase in the number of its employees. Management believes that its current staff of 21 is largely sufficient in terms of size, expertise and training to achieve the Company's projected growth, including the origination, underwriting and processing of expected increased loan volume. These personnel investments are consistent with the Company's strategy of strengthening its position as a leading lender in the Credit Tenant Loan market.


HISTORICAL RESULTS--JANUARY 1997 SECURITIZATION


    In January 1997, the Company made a strategic decision to securitize a developmental pool of Credit Tenant Loans. This initial pool's smaller size and characteristics resulted in a less economically efficient transaction than the Company believes would have been obtained with a larger, more diverse pool. Management believes that securitizing this developmental pool allowed the Company to gain a number of important benefits. These benefits included establishing valuable relationships with the Rating Agencies, understanding and participating in the development of Rating Agency methodologies and criteria, establishing the Company as a market leader in Credit Tenant lending, and validating the Company's Lease Enhancement mechanisms. Management believes that these benefits offset the inefficiencies and costs associated with securitizing a small pool. The Company expects that future securitizations will gain the benefits of the initial costs incurred by the Company in securitizing its first pool and will also benefit from gains in, execution, subordination levels, geographic and tenant diversity, and efficiencies realized by securitizing a larger pool of assets. Management believes that pools of Credit Tenant Loans greater than $200 million and involving more than 10 Credit Tenants can be securitized in an efficient and profitable manner.


    Management believes that the costs associated with the Company's first securitization will not be indicative of costs for future securitizations. A significant portion of the costs associated with the January 1997 securitization was for legal expenses related to drafting various disclosure and other operative documents, the models of which can be used for future transactions, as well as certain other costs and expenses which management believes will be largely non-recurring. Management estimates that the non-recurring expenses allocated to the January 1997 securitization were at least $700,000. Management believes that certain other expenses will be lower (on a percentage basis) on future transactions, including routine placement agent, legal and rating agency fees. Further, these increased expenses have been charged against a securitization that was significantly smaller than the Company expects to conduct in the future. In addition, the loss of approximately $1.1 million attributable to this securitization does not reflect net interest income in the amount of approximately $1.0 million received by the Company during 1996 while it held the loans in portfolio.

CURRENT LOANS


    As of May 15, 1998, the Company held 93 Credit Tenant Loans with an aggregate principal balance of $342 million, backed by 32 different Credit Tenants. The Company currently carries these loans at the lower of cost or market. Management estimates, however, that the market value of these loans in a securitization exceeds cost by approximately $13 million, after giving effect to the value of the associated hedge position. At year end, management estimates the market value of the Company's loans exceeded their carrying value of $244 million by approximately $10 million. Following the Offering, the Company intends to securitize these loans (along with additional loans acquired prior to closing of the Offering). In contrast to this larger pool, the Company's developmental CTL Pool Financing in January 1997 had only 30 Credit Tenant Loans with an aggregate principal balance of approximately $130 million, backed by 13 different Credit Tenants. The number and diversity of Credit Tenants in a securitization directly affects the ratings and, thus, the value of such securitization.


    During the fourth quarter of 1997, the Company had intended to securitize a pool of approximately $212 million, consisting of a portion of the Existing Loans. The Company received preliminary subordination levels from the Rating Agencies in connection with this proposed securitization that were significantly more favorable than those obtained on the first securitization, reflecting the increased size and diversity of this pool. The Company decided not to securitize this pool in contemplation of the Offering.

CERTAIN ACCOUNTING POLICIES

    The Company has historically derived the majority of its revenues from interest and fee income from Credit Tenant Loans originated by the Company, and from the securitization of such loans. The Company generally defers certain fee income and costs associated with its Credit Tenant Loans until such loans are securitized. Prior to securitization, fee income and costs associated with Credit Tenant Loans are recorded as deferred income and costs on the Company's balance sheet. Such costs include, among other items, loan fee costs net of related revenues, legal fees incurred in the loan closing process, insurance costs, legal fees with respect to securitization, rating agency fees, hedging related gains and losses (including realized and unrealized gains and losses) and other loan related costs.

    To date, the Company has held all of its Mortgage Loans for sale or securitization. Accordingly, such loans have been recorded at the lower of cost or fair value. To the extent the Company may in the future hold some or all of such Mortgage Loans for investment, such Mortgage Loans will generally be recorded at cost and interest on such loans will be recognized as revenue when earned. Additionally, with respect to such Mortgage Loans which are originated at a discount and held for investment, the Company will amortize into income over the estimated life of such loans the difference between its cost basis and the face amount of such loans.

    For such securitizations which are treated as financings for accounting purposes, the Company will recognize income and expenses over time as interest income is received and interest expense is incurred. For securitizations which are accounted for as sales for accounting purposes, the Company will recognize income and expenses in the period in which the transaction occurs.

HISTORICAL RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    REVENUES. Total revenue consists predominantly of interest income from Mortgage Loans. With the exception of interest income and other income which are treated as period income, revenues collected by the Company related to origination of Mortgage Loans are recorded as deferred items and recognized upon the sale or securitization of the related loans. Total revenue increased to $5.3 million for the quarter ended March 31, 1998 from $1.3 million for the quarter ended March 31, 1997, primarily due to an increase in interest income as a result of the increased volume of Mortgage Loans originated and held by the Company compared to the same period in the preceding year.

    MORTGAGE LOAN EXPENSES. Mortgage Loan expenses include interest expense on repurchase agreement obligations and servicer fees on Mortgage Loans. With the exception of interest expense and servicer fees which are treated as period expenses, other costs incurred by the Company related to Mortgage Loans are recorded as deferred costs and recognized upon the sale or securitization of the related Mortgage Loans. Mortgage Loan expenses increased to $4.9 million for the quarter ended March 31, 1998 from $1.2 million for the quarter ended March 31, 1997.

    Interest on repurchase agreement obligations increased to $4.9 million for the quarter ended March 31, 1998 from $1.1 million for the quarter ended March 31, 1997, primarily due to the increased volume of Mortgage Loans originated and held by the Company compared to the same period in the preceding year.

    OPERATING EXPENSES. Operating expenses consist primarily of personnel expense, general and administrative expense (including professional fees), and marketing and advertising expense. Operating expenses increased to $1.1 million for the quarter ended March 31, 1998 from $0.8 million for the quarter ended March 31, 1997.

    Personnel expense increased to $0.7 million for the quarter ended March 31, 1998 from $0.5 million for the Quarter ended March 31, 1997. The Company added several additional personnel during 1997 in support of loan origination and processing activities.

    General and administrative expense was unchanged for the quarter ended March 31, 1998 compared with the quarter ended March 31, 1997.

    Marketing and advertising increased to $0.2 million for the quarter ended March 31, 1998 from $0.1 million for the quarter ended March 31, 1997, due to increased marketing and advertising activities.

    OTHER INCOME (EXPENSE). Other income (expense) includes interest income and interest expense not related to Mortgage Loans. Other interest income was approximately unchanged for the quarter ended March 31, 1998 compared with the quarter ended March 31, 1997. Interest expense on notes payable increased $0.9 million for the quarter ended March 31, 1998 from the quarter ended March 31, 1997, due to increased notes payable issued in support of hedging and operating capital requirements.

    CASH FLOW DATA. Cash flows from operating activities decreased to ($4.1 million) for the quarter ended March 31, 1998 from $4.7 million for the quarter ended March 31, 1997, primarily due to the effects of interest rates and the corresponding margin requirements under the Company's hedging programs. Cash flows from investing activities was approximately unchanged for the quarter ended March 31, 1998 compared to the quarter ended March 31, 1997.

    Cash flows from financing activities increased to $6.2 million for the quarter ended March 31, 1998 from $(0.5) million for the quarter ended March 31, 1997 due to increased notes payable issued in support of hedging and operating capital requirements.

HISTORICAL RESULTS OF OPERATIONS--1997 TO 1996

    REVENUES. Total revenue consists predominantly of interest income from Mortgage Loans. Total revenue increased to $9.7 million for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996.

    Loss on sales of mortgages reflects the losses incurred by the Company in the securitization of a pool of mortgage loans in January 1997. With respect to such securitization, a provision for loss on sale of $923,611 was recorded during 1996, and an additional loss of $160,782 was recognized during 1997.

    Interest income from mortgages increased to $9.9 million for the year ended December 31, 1997 from $5.1 million for the year ended December 31, 1996, primarily due to the increased volume of mortgage loans originated and held by the Company compared to the preceding period.

    LOAN EXPENSES. Loan expenses include interest expense on repurchase agreement obligations and servicer fees on Mortgage Loans. With the exception of interest expense and servicer fees which are treated as period expenses, other costs incurred by the Company related to Mortgage Loans are recorded as deferred costs and recognized upon the sale or securitization of the related loans. Loan expenses increased to $8.9 million for the year ended December 31, 1997 from $4.1 million for the year ended December 31, 1996.

    Interest on repurchase agreement obligations increased to $8.8 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, primarily due to the increased volume of Mortgage Loans originated and held by the Company compared to the preceding period.

    OPERATING EXPENSES. Operating expenses consist primarily of personnel expense, general and administrative expense (including professional fees), and marketing and advertising expense. Operating expenses increased to $4.1 million for the year ended December 31, 1997 from $3.8 million for the year ended December 31, 1996.

    Personnel expense increased to $2.9 million for the year ended December 31, 1997 from $2.1 million for the year ended December 31, 1996. The Company added several additional personnel during 1997 in support of loan origination and processing activities.

    General and administrative expense decreased to $727,642 for the year ended December 31, 1997 from $1.3 million for the year ended December 31, 1996, primarily due to decreased legal expenses.

    Marketing and advertising increased to $501,091 for the year ended December 31, 1997 from $405,930 for the year ended December 31, 1996, due to increased marketing and advertising activities.

    OTHER INCOME (EXPENSE). Other income (expense) includes interest income and interest expense not related to Mortgage Loans. Other interest income increased to $169,889 for the year ended December 31, 1997 from $155,781 for the year ended December 31, 1996. Interest expense on notes payable increased to $292,827 for the year ended December 31, 1997 from $68,881 for the year ended December 31, 1996, due to increased notes payable issued in support of hedging requirements and operating capital requirements.

    CASH FLOW DATA. Cash flows from operating activities increased to $(2.7) million for the year ended December 31, 1997 from $(13.6) million for the year ended December 31, 1996, primarily due to increased levels of borrowings under the Company's repurchase agreements versus mortgage assets originated. Cash flows from investing activities increased to ($60,612) for the year ended December 31, 1997 from ($77,581) for the year ended December 31, 1996 due to lower levels of fixed asset purchases by the Company. Cash flows from financing activities decreased to $5.0 million for the year ended December 31, 1997 from $7.5 million for the year ended December 31, 1996, due to lower net levels of capital additions to the Company.

PRO FORMA RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1998


    Pro forma net income was $0.5 million for the quarter ended March 31, 1998, compared to a historical net loss of $1.6 million for the same period. Pro forma interest expense on repurchase agreements declined by $1.6 million as as result of the reduction of interest expense based on repayment of a portion of the amounts outstanding under the NationsBank Warehouse. Pro forma interest expense on notes payable was eliminated based on repayment of the outstanding notes payable from the proceeds of the Offering. Pro forma personnel expense increased by $25,000 to reflect additional personnel hired related to operating as a public company. Pro forma general and administrative expense increased by $62,500 to reflect increased general and administrative expenses associated with operating as a public company. Pro forma income decreased by $327,100 to reflect a provision for federal and state income taxes. The pro forma adjustments were assumed to have occurred on January 1, 1997.

PRO FORMA RESULTS OF OPERATIONS--1997

    Pro forma net income was $1.0 million for the year ended December 31, 1997, compared to a historical net loss of $3.4 million for the same period. Pro forma interest expense on repurchase agreements declined by $5.2 million as a result of the elimination of interest expense based on repayment of a portion of the amounts outstanding under the NationsBank Warehouse. Pro forma interest expense on notes payable was eliminated based on repayment of the outstanding notes payable from the proceeds of the Offering. Pro forma personnel expense increased by $100,000 to reflect additional personnel hired related to operating as a public company. Pro forma general and administrative expense increased by $250,000 to reflect increased general and administrative expenses associated with operating as a public company. Pro forma income decreased by $685,700 to reflect a provision for federal and state income taxes. The pro forma adjustments were assumed to have occurred on January 1, 1997.

LIQUIDITY AND CAPITAL RESOURCES


    At May 15, 1998, CLF had $4.6 million in cash and cash equivalents. The Company's sources of funds historically have been operating cash from its limited partners, and borrowings with respect to loan fundings from NationsBank. Upon the closing of this Offering and the application of the net proceeds as contemplated herein, the Company will have Warehouse Credit Facilities with NationsBank and Prudential Credit totaling $930 million, with an outstanding balance under these facilities of approximately $260 million. Under the terms of the Warehouse Credit Facilities, NationsBank will advance up to 100% of the funded balance on a Credit Tenant Loan. The NationsBank Warehouse was initially established in July 1996 with a commitment of $350 million. In April 1998, the facility was increased to $550 million for a limited period ending on September 1, 1998, and the Company may not choose to seek a continuation of this increase. The NationsBank Warehouse is scheduled to expire on April 1, 2000. The Company entered into the Prudential Warehouse in the initial amount of $250 million on
July   , 1998 which amount is expected to increase to $350 million upon closing of the Offering and the application of the net proceeds thereof. Prudential Credit will advance up to 98% of the funded balance on a Credit Tenant Loan.



    The Company entered into a separate additional Warehouse Credit Facility from Prudential Credit which the Company expects to be in the amount of $30 million at the closing of the Offering and the application of the net proceeds thereof. The purpose of this facility will be for warehousing loans financed under its Mezzanine Construction Loan program.


    The Company intends to repay a portion of the balance outstanding under the Warehouse Credit Facilities with the net proceeds from the Offering. Management does not expect any discretionary repayment on the Warehouse Credit Facilities to reduce the amounts available to the Company under the terms of the Warehouse Credit Facilities. Any discretionary repayment toward the Warehouse Credit Facilities will be done to maximize the efficiency of cash management and earnings of the Company. Management believes that the net proceeds of the Offering, combined with the cash flow from operations and borrowings, will be sufficient to enable the Company to meet its anticipated liquidity and capital requirements. See "Use of Proceeds" and "The Company."


    The Company intends to pool and finance a portion of its Existing Loans, as soon as reasonably practical following the Offering, taking into account market conditions and other factors which may affect the Company's decision when to finance such a pool of loans. If the Company is unable to complete this pooling and financing transaction, its ability to continue to fund and accumulate Credit Tenant Loans will be limited unless additional warehouse financing can be obtained.

LEVERAGE


    The Company intends to employ a leveraging strategy of borrowing against Credit Tenant Loans to originate or acquire additional assets, generally through the use of repurchase agreements under its Warehouse Credit Facilities, dollar roll agreements, CTL Pool Financings, loan agreements, lines of credit, commercial paper borrowings, and other credit facilities. The Company may also issue debt in the public market to the extent that management deems appropriate. Leverage can reduce the net income available for distributions to stockholders. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets held by the Company, the Company may reduce the amount of leverage it utilizes. The Company also intends to securitize the majority of the Mortgage Loans that it originates or acquires. It may do so by selling such Mortgage Loans, or may retain such Mortgage Loans and pledge them to secure structured debt. Because any such debt would be nonrecourse debt (recourse being limited to the pledged Mortgage Loans) and such debt would be structured to have, in the aggregate, fixed interest rates corresponding to the interest rates on the Mortgage Loans, and would pay down principal as principal on the underlying Mortgage Loans is paid, the economic impact to the Company will be substantially equivalent to a sale in which a Subordinate Interest is retained.


HEDGING

    The Company has historically hedged a substantial portion of its exposure to long-term interest rate fluctuations to insulate the Company from significant value changes in its assets prior to securitization. The Company intends to enter into hedging transactions to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations prior to securitization. These hedging transactions may include (i) interest rate swaps, (ii) the purchase or sale of interest rate futures, U.S. Treasuries, collars, caps, floors or options, and (iii) other hedging instruments. The Company will generally not hedge Mortgage Assets and related debt from interest rate fluctuations after securitization.

    The Company's hedging strategies typically require initial margin deposits and margin calls depending on changes in interest rates. At March 31, 1998, the Company had short positions in futures on U.S. Treasuries of approximately $390 million related to its loan portfolio hedging.

INTEREST RATES AND INFLATION

    Interest rates will be expected to have a potentially significant effect on the Company's financial condition and results of operations, because the value of the Company's assets prior to securitization will be sensitive to changes in general long-term interest rates, and the cost of funds for the Company will be sensitive to changes in general short-term interest rates.

    In light of these valuation and interest rate exposures, interest rates will be expected to have a much greater effect on the Company's financial condition and results of operations than will inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

YEAR 2000 ISSUES

    Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." The Company has initiated a company-wide review of its business applications and equipment to address any exposure to the Year 2000 Problem. The Company uses mainstream business and database software in its operations. The Company has made due inquiries with its software vendors to determine that its critical software applications are Year 2000 compliant. The Company is also identifying and prioritizing critical lenders, suppliers and borrowers and will follow up with them concerning their plans and progress addressing the Year 2000 Problem. The Company is not expected to incur any significant expenditures with respect to the Year 2000 Problem related to its software and business applications.

    The Company is currently evaluating the Year 2000 readiness of its equipment with a comprehensive review to assure that critical equipment is Year 2000 compliant. The Company does not expect to incur any significant expenditures with respect to the Year 2000 Problem related to its equipment.

                                  THE COMPANY

GENERAL


    The Company was formed on March 6, 1998, to continue the growth of CLF as a specialty lender. Since 1995, CLF has been primarily engaged in the business of originating, underwriting, pooling and financing mortgage loans secured by first liens on commercial properties which are long-term net leased to tenants ("Credit Tenants") whose unsecured credit rating is equal to or greater than BB- (or its equivalent such leases "Credit Tenant Leases," and loans to owners of real property subject to Credit Tenant Leases, "Credit Tenant Loans"). The Company's financing strategy is to accumulate Credit Tenant Loans and periodically to pool and finance them with the intention of matching the duration of its assets with the duration of its long-term liabilities. Based upon management's knowledge and experience, the Company believes that its national network of loan origination correspondent brokers (see "--Loan Origination Capability and Correspondent Network"), underwriting and loan processing systems, securitization experience and loan product innovations have established the Company's name in the Credit Tenant Loan marketplace and that continued innovation will permit the Company to expand into other related investment activities.



    Since 1995, the Company has closed over 120 Credit Tenant Loans with an aggregate original principal amount exceeding $480 million. The Company expects to continue to fund all of its loans through warehouse and other lines of credit which, upon closing of this Offering, the Company expects will aggregate approximately $930 million (subject to reduction to $730 million at September 1, 1998,) and will be provided by NationsBank, N.A. ("NationsBank"), and Prudential Securities Credit Corporation ("Prudential Credit"). In 1997, CLF completed the first ever CTL Pool Financing involving a variety of Credit Tenants and multiple enhanced net leased properties. This transaction was accomplished through a private placement of approximately $130 million of various classes of securities backed by a pool of 30 Credit Tenant Loans with 13 Credit Tenants.



    The Company's revenues are principally derived from the spread between interest revenues from its loans and the cost it incurs on its borrowings. The Company's business strategy is to grow its revenues both through increasing loan origination volumes and increasing the net interest spread on its loans and other investments. This increased spread may occur from the origination of higher margin products and/or decreasing the Company's cost of funding. The Company's strategy is to pool and finance its Credit Tenant Loans in order to lower its costs of funds, which it expects to accomplish primarily through issuing collateralized obligations backed by pools of Credit Tenants Loans. The Company, however, from time to time on an opportunistic basis, may sell equity interests in such pools or sell whole loans.



    The Company has sustained negative net income from operating and investing activities in each year since its inception in 1995. The negative net income was principally the result of factors such as the Company's historic cost of borrowing and degree of leverage, expenses incurred by establishing a national origination network, and investments in product development, marketing and loan processing systems, a lack of historic loan origination volume, and the completion of only a single CTL Pool Financing which was of limited size and diversity, during the past three years. The Company's negative net income for the period from September 29, 1995 through December 31, 1995, and for the years ended December 31, 1996 and 1997 was approximately ($1.7 million), ($3.7 million) and ($3.4 million), respectively. On a pro forma basis (after giving effect to the adjustments referred to below under "--Summary Selected Historical and Pro Forma Financial Information"), the Company's net income for the year ended December 31, 1997 would have been approximately $1.0 million. The Company's Net Cash Used in Operating Activities for the period from September 29, 1995 through December 31, 1995, and for the years ended December 31, 1996 and 1997 was approximately ($4.4 million), ($13.6 million) and ($2.7 million), respectively. There is no assurance that the Company will be profitable in the future, and it should be noted that the Company's experience in CTL Pool Financing transactions is limited to the one CTL Pool Financing accomplished in January 1997, and the Company's future business plans call for it to expand into related lines of business in which it has no or limited experience. For certain of these new businesses, the Company will require financing, the availability of which will be dependent upon numerous factors, including, possibly the Company's ability to attain positive cash flow or net income and certain minimum net worth requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."



    CTL Pool Financings involve the formation and utilization of a special single-purpose entity into which is placed a pool of multiple borrower Credit Tenant Loans involving multiple Credit Tenants. The Credit Tenant Loans in CTL financing pools are either "bond" leases or enhanced to "bond" status so that these loans are rated on the quality of the Credit Tenant rather than on the value of the underlying real estate. The ratings received for any pool will be dependent, in part, on the size of the pool and the diversity of the Credit Tenant Loans. A CTL Pool Financing, as structured in the past by CLF, differs from other mortgage pool financings because of the reliance of a Credit Tenant Loan on the credit rating of the underlying Credit Tenant. This reliance upon the expected cash flow from the applicable Credit Tenant, rather than the underlying value of the real property, allows the Company to underwrite higher loan to value loans with prepayment protection provisions that increase the proceeds available to the borrower.



    As of May 15, 1998, CLF held 93 Credit Tenant Loans with an aggregate original principal balance exceeding $350 million (the "Existing Loans"). In addition, as of May 15, 1998 CLF has issued 68 commitments to fund further Credit Tenant Loans with an aggregate committed principal balance of approximately $402 million (the "Committed Loans"). Furthermore, the Company has purchased or committed to purchase real property net leased to tenants with an aggregate purchase price of approximately $12 million (the "Purchase Commitments"). In connection with the Formation Transactions, the Company will acquire all of the existing business of CLF, including the Existing Loans, the Committed Loans and the Purchase Commitments, as well as its pipeline of outstanding loan applications and term sheets (which, as of May 15, 1998, totaled approximately $623 million), and the business which may be generated therefrom. See "--Existing Loans and Pipeline for Future Originations." The Company intends to engage in a transaction to pool and finance all or a portion of the Existing Loans and certain of the Committed Loans following completion of the Offering and expects to pool and finance the remaining Committed Loans in future transactions.



    The Company's objective is to maximize stockholder value by creating an on-going and increasing cash flow stream through originating, pooling and financing Credit Tenant Loans and by investing in related real estate assets. Upon completion of the Offering, the Company intends to continue to expand its Credit Tenant Loan business and to expand into related lines of business. These related lines of business include Mezzanine Construction Lending, the purchase of real estate net leased to Credit Tenants (generally in conjunction with a Credit Tenant Loan), investment in the Subordinate Interests in securitized pools of the Company's Credit Tenant Loans, and selective investments in Subordinate Interests in other CMBS (particularly those which include, as a component thereof, Credit Tenant Loans). The Company expects to begin offering Mezzanine Construction Loans and retaining or purchasing Subordinate Interests following the Offering, but has not originated, retained or purchased any of such assets to date. As of June 25, 1998, the Company has acquired three parcels of real property net leased to Credit Tenants for an aggregate purchase price of approximately $10.1 million.


    The Company's principal executive offices are located at 85 John Street, 12th Floor, New York, New York 10038, telephone number (212) 587-7676. The Company is a Maryland corporation.

CREDIT TENANT LOAN BUSINESS

    The financing of Credit Tenant Loans through securitizations of pools of diversified credits in the capital markets is a new financing technique and was pioneered by the Company. Credit Tenant Loans are mortgage loans made by the Company to owners of commercial properties net leased to Credit Tenants under Credit Tenant Leases. Each Credit Tenant Loan is secured by a first mortgage on a commercial real property subject to a long-term net lease to a Credit Tenant, and by a collateral assignment of the Credit Tenant Lease and all rents due under the lease. As more fully described below, under a Credit Tenant Loan, the principal credit underlying the transaction is not that of the borrower nor is it the liquidation value of the applicable real estate, rather the principal credit is the credit of the applicable tenant.



    The Company primarily focuses on making loans on properties net leased to Credit Tenants. This focus differentiates the Company from conventional real estate lenders. The typical Credit Tenant Loan made by the Company (other than the Company's Extended-Term Loans) is fully amortized by scheduled rent payments under the Credit Tenant Lease (or payments under insurance policies and other mechanisms designed to protect against defaults in certain events where sufficient rent might not otherwise be payable or to replace other required payments under the applicable loan). Furthermore, under the Company's Credit Tenant Loans, prepayments are available only after a period of time (generally eight years) and then only with a yield maintenance premium or a suitable defeasance mechanism. As a result, the Credit Tenant Loans originated by the Company are analyzed principally on the basis of the credit of the applicable Credit Tenant and whether the stream of rental payments under the applicable Credit Tenant Lease and such insurance policies and other mechanisms (rather than liquidation value of the property) will be sufficient to pay all amounts due under the loan. Consequently, the Company's Credit Tenant Loans tend to have debt service coverage ratios lower than conventional mortgage loans (approaching a ratio of scheduled rent payments to debt service under the loan of 1.0) and higher loan-to-value ratios (95-100%).



    The credit underwriting analysis for conventional real estate lending relies heavily on the liquidation value of collateral securing the loan and therefore loan proceeds are generally limited to amounts significantly lower than the appraised value of the applicable real property. Even where the mortgaged property is net leased to a Credit Tenant, the underwriting of such loans has nevertheless typically been done largely on the basis of an assessment of the liquidation value of the mortgaged property (taking into account the anticipated cash flows from the lease as appropriate) so long as (i) the lease payments are insufficient to pay interest on and fully amortize the loan (if, for example, a portion of the loan balance remains outstanding at the end of the lease term) or
(ii) the tenant has significant rights to terminate the lease or abate rent. Consequently, the original principal balance of such loans is limited by a requirement to maintain a property liquidation value significantly in excess of the loan balance.



    Historically, Credit Tenant Loans of the type made by the Company were only available when the applicable Credit Tenant Lease was a "bond" lease. In a "bond" lease, the Credit Tenant is responsible for every monetary obligation associated with managing, owning, developing and operating the leased premises including, but not limited to the costs associated with utilities, taxes, insurance, maintenance, repairs and losses due to casualty and condemnation. As a result, the Credit Tenant's ability to terminate a lease or abate rent on a "bond" lease (other than as a result of bankruptcy) is non-existent or available under extremely limited circumstances. Consequently, loans secured by a "bond" lease are analyzed as if they were a direct obligation of the applicable tenant and, in a pool financing, can be expected to receive credit ratings equivalent to the unsecured debt rating of the applicable Credit Tenant.


    A net lease (often referred to as a double- or triple-net lease) generally is a lease on a long-term basis (ten years or more) to tenants who are responsible for paying all or many of the costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of a monthly net rent to the landlord for the use and occupancy of the premises. Under many net leases in contrast to a "bond" lease, a tenant has the right to terminate the applicable lease or abate rent in certain circumstances, such as the occurance of significant casualty loss or condemnation, or failure by the landlord fails to maintain or repair the property, provide adequate parking, maintain common areas or comply with affirmative covenants of the lease, or if the landlord engages in or promotes a competing property within a specified radius of the property or otherwise violates negative covenants in the lease.

    Properties subject to net leases do not qualify as "bond" leases have been traditionally financed as conventional real estate loans. The use of the Company's specialized Lease Enhancement mechanisms substantially mitigates the risk of a potential interruption in the rental stream so that such Credit Tenant Leases can be evaluated as if they were "bond" leases. Upon securitization, a properly structured Credit Tenant Loan and Credit Tenant Lease with the appropriate Lease Enhancements can be expected to receive a rating from one or more of the Rating Agencies equivalent to the unsecured debt rating of the applicable Credit Tenant. The expected receipt of such a rating increases the amount which may be borrowed against the collateral of the Credit Tenant Loan and Lease (as compared to a conventional real estate loan), enabling the Company to compete successfully for loan originations, while preserving the profits expected to be available to the Company in the pooling and financing of Credit Tenant Loans.



    The Company's Lease Enhancement mechanisms consist primarily of an integrated set of specialized insurance policies, servicer advancing mechanisms, loan documents, and various borrower and expense reserve accounts. The specialized insurance policies are non-cancellable during the term of the Credit Tenant Loan and have been designed to protect the holder of the mortgage from
(i) under all of the Company's Credit Tenant Loans, rent abatement or lease termination under the associated Credit Tenant Lease as a result of a casualty or condemnation event, (ii) under the Company's Extended-Term Loans, failure of the borrower to pay the balance of the mortgage outstanding, if any, at the expiration of the initial term of the Credit Tenant Lease, or (iii) under the Company's CPI Loans, increases in rent. The servicer advancing mechanisms and reserve funds (combined with specialized borrower recourse provisions where appropriate) have been established to support the landlord's maintenance and other obligations under the Credit Tenant Lease so as to mitigate the risk of rent abatement or lease termination by the Credit Tenant due to landlord performance problems.



    The Company pioneered the development of many of these Lease Enhancement mechanisms. In addition, the Company continues to design creative and new financing programs which enable the Company to offer borrowers a wide array of Credit Tenant Loan programs to best meet their needs. Based upon management's knowledge and experience in the industry, the Company believes that by offering these financing programs, in addition to increasing the number of currently available programs, it will continue to be a leader in the Credit Tenant Loan business and increase its market penetration. The Company expects that proceeds from the Offering will enable the Company to continue to develop and aggressively to promote these programs.



    CONSTRUCTION/PERMANENT LOANS. The Company has developed a "Construction/Permanent" program under which a developer/borrower may obtain both a construction loan from a commercial bank and a permanent loan from the Company with one set of documents in one integrated closing process. The loans made by the Company under the "Construction/Permanent" program are referred to as "Construction/ Permanent Loans." The Construction/Permanent program has been marketed with NationsBank under the name "1TC" for "One Time Close." This program enables a borrower (provided that a pre-construction Credit Tenant Lease is in place) to enter into a commitment and final documentation for permanent financing at an early stage without additional transaction costs, and also allows the borrower to "lock in" an interest rate for the permanent loan at the time the construction loan is made. The 1TC program (introduced in August 1997) enables the Company to build and manage its loan pipeline by arranging for permanent financing earlier in the borrowing cycle. As of May 15, 1998, the Company had committed to fund approximately $168 million in the aggregate of Construction/Permanent Loans, including approximately $64 million for which NationsBank has commenced advances under the construction loan portion under the 1TC portion. In addition, in March 1998, the first 1TC loan completed the construction phase and the permanent loan was funded by the Company. The Company is developing similar programs with other selected banks that make construction loans on net leased properties.


    EXTENDED-TERM LOANS. Although Credit Tenant Loans depend on Credit Tenant Lease payments and generally are fully amortized over the initial term of the Credit Tenant Lease, the Company's "Extended-Term Loan" program (introduced in May 1997) allows a borrower to extend the amortization period of the

Credit Tenant Loan beyond the initial term of the associated Credit Tenant Lease. As a result of extending the amortization period, loan proceeds can be increased or periodic debt service can be reduced (making more cash flow available to the borrower), enhancing certain tax benefits that may be available to borrowers. As of May 15, 1998, the Company had funded approximately $54 million in additional aggregate principal amount of Extended-Term Loans and has committed to fund approximately $98 million in aggregate principal of Extended-Term Loans. This program has been marketed under the name the "Extended Amortization Program."


    CONSUMER PRICE INDEXED LOANS. The Company is a discounted cash flow lender and its Credit Tenant Loans typically depend upon repayment from the fixed rental stream under the Credit Tenant Lease. The Company's consumer price index ("CPI") program (loans made thereunder, "CPI Loans") (introduced in March 1998) makes available additional loan proceeds based upon a portion of expected Credit Tenant Lease rental increases as a result of contractual CPI adjustments (typically up to two percent per annum) as if they were fixed and determinable at the time of execution of the Credit Tenant Lease. As of May 15, 1998, the Company has committed to fund one CPI Loan with an estimated principal balance of approximately $22 million.

RELATED BUSINESSES


    As part of the Company's growth plans, the Company intends to expand into lines of business which are related to, but do not consist solely of, Credit Tenant Loans. These additional activities are an outgrowth of the Credit Tenant Loan business, and their development uses many of the same product innovations and personnel skills that have permitted the Company to develop and grow its Credit Tenant Loan business. The related lines of business to which the Company has devoted management attention and development efforts to date are:


    MEZZANINE CONSTRUCTION LOANS. Under the Company's "Mezzanine Construction" Loan program, the Company will lend to a developer (provided that an executed Credit Tenant Lease is in place) up to the difference between a developer's project costs and the proceeds (generally 75% to 90% of the project costs) of the available construction loan. The Company will only make Mezzanine Construction Loans to developers who will qualify for a permanent Credit Tenant Loan with the Company (based on the level of rent payments under the Credit Tenant Lease) in an amount significantly in excess of the amounts required to pay the senior construction loan and Mezzanine Construction Loan and return the borrower's invested capital. The Company expects these transactions to generate yields superior to conventional bank construction loan yields and significantly better than Credit Tenant Loans. Furthermore, one of the design features of this product is to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle. The Company has a dedicated credit facility with one of its lenders for making Mezzanine Construction Loans. These loans will be secured by second mortgages and/or pledges of ownership interests in the borrower. In addition, based upon an analysis of the creditworthiness of the borrower, these loans will be full recourse to a creditworthy borrower or personally guaranteed by the principals of the borrower during the construction period.


    EQUITY INVESTMENTS IN NET LEASED PROPERTIES. In connection with its Credit Tenant Loan business, the Company frequently is presented with opportunities to purchase net leased properties from developers, and other owners or tenants of net leased properties. From time to time, the Company intends to purchase net leased properties, make its usual Credit Tenant Loan upon such properties (to be pooled and financed later) and retain ownership of the properties. Because net leased properties are generally required to be maintained by tenants, the Company does not expect to incur significant management costs with respect to such properties.



    COMMERCIAL MORTGAGE-BACKED SECURITIES. In its Credit Tenant Loan business, the Company will issue collateralized obligations backed by pools of Credit Tenant Loans. The Company anticipates that it will retain the Subordinate Interests of such pools depending upon the then current market condition and business needs. Based upon management's knowledge and experience in the industry, the Company believes that it is in a unique position to analyze whether the Subordinate Interests of its CTL pools provide an attractive investment on an adjusted risk/return basis, because the Company originates and underwrites each Credit Tenant Loan and is familiar with the applicable Lease Enhancements. Having developed the specialized skills to analyze the risks associated with investing in the Subordinate Interests in its own CTL pools, management believes, based upon its knowledge and experience in the industry, that the Company is well-positioned to analyze and invest in interests in CMBS issued by unrelated third parties (particularly those which include, as a component thereof, Credit Tenant Loans). The Company intends to invest primarily in (i) Subordinate Interests in CMBS pools originated by the Company and others, including Investment Grade, Non-Investment Grade and, in the case of those originated by the Company, unrated interests, and (ii) interest-only classes in some of such CMBS pools. Subordinate Interests and interest-only classes generally afford a higher yield and entail greater risk than more senior investment grade securities.



    OTHER INVESTMENTS. The Company intends to engage in other related businesses from time to time, which management believes are complementary to its Credit Tenant Loan business. These investments may include making equity investments in, and/or Credit Tenant Loans on, real properties net leased to Credit Tenants in selected international markets. The Company may also invest in interests in REITs, registered investment companies, partnerships and other investment funds and operating companies involved in the ownership of real estate interests or the rendering of real estate-related services.



COMPETITIVE POSITION



    There are several companies engaged in the business of providing Credit Tenant Loans as an adjunct to their other lending businesses. The Company believes, however, that due to the factors listed below, it enjoys a strong competitive position.



    FOCUS AND EXPERIENCE. The Company believes that it has the largest organization in the U.S. dedicated to originating, underwriting, pooling and financing Credit Tenant Loans. In addition, because management was instrumental in developing a wide array of Lease Enhancements for Credit Tenant Loans and Credit Tenant Leases, and in securitizing these instruments for the first time, management has developed a level of expertise which is not easily matched by competitors not possessing the Company's specific Credit Tenant Loan focus and experience. The Company's focus and expertise are essential to competing effectively in the specialized Credit Tenant Loan market, in enabling the Company to attract borrowers and correspondent mortgage brokers and efficiently identifying and processing loans. In addition, the Company believes that its experience in working with the Rating Agencies in developing new products and in securitizing its first loan portfolio have given management valuable insight into the methodologies and criteria the Rating Agencies employ in reviewing and rating Credit Tenant Loans individually and on a pool basis.


    INNOVATIVE PROGRAMS. The Company believes that it has been continuously able to develop innovative lending programs that have provided borrowers with an increasing number of attractive financing options, largely unavailable from traditional mortgage lenders, while simultaneously strengthening and expanding its Credit Tenant Loan business. Many of these programs have been designed to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle.

    RELATIONSHIPS WITH CORRESPONDENTS. The Company believes that it has established strong working relationships with its correspondent mortgage brokers. Through its emphasis on training, process simplification, new product development, ongoing communications, marketing support and service, the Company believes that it will continue to retain, expand and continually improve the origination capabilities of its correspondents.

    RELATIONSHIPS WITH CREDIT TENANTS. As of May 15, 1998, the Company had closed over 120 Credit Tenant Loans backed by leases with 35 different Credit Tenants. The Company believes that through this contact it has developed good working relationships with a number of Credit Tenants. The Company believes that a good working relationship with Credit Tenants enables the Company to structure and close its Credit Tenant Loans in an efficient and timely manner, that these relationships will lead to referrals of business with new borrowers and are expected, in the future, to lead to the development of financing programs directly with Credit Tenants.

    EFFICIENT OPERATIONS. The Company has continuously engineered its loan underwriting and closing process with the intent of eliminating redundant procedures and speedily approving loans to prospective borrowers. Management believes that its current process is one of the most streamlined and comprehensive in the commercial mortgage lending industry. The Company believes that this process appeals to correspondent mortgage brokers, Rating Agencies and borrowers by permitting timely funding in a cost-efficient manner, while simultaneously reducing the Company's costs. The Company has established a target of closing loans within 45 days from receipt of an application.


    COMPETITIVE CONCERNS. Despite the competitive position of the Company and its products, many of the Company's competitors for loan origination (including other specialty finance companies, REITs, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders and other entities) have been in existence significantly longer and have substantially greater financial and other resources than the Company and may be better established in the markets in which the Company currently operates. In addition, because the Company focuses on Credit Tenant funding, many of its competitors offer Credit Tenant and other types of real estate financing and consequently offer a broader range of financing products.


BUSINESS STRATEGY


    The Company's principal business objective is to continue to focus on and expand its lending business while at the same time selectively expanding into related, value-added lines of business in a manner that generates attractive investment returns on a risk adjusted basis.


    Management believes that the real estate industry has been undergoing a significant restructuring which has, to some degree, been led by the increased prominence of publicly held real estate companies (such as REITs) and the increasing importance of capital markets in real estate financing. The Company believes that this industry restructuring offers the Company significant opportunities to expand its existing business, offer new products and expand into related businesses.

    The Company plans to build on its streamlined underwriting and processing organization, national correspondent origination network, expertise in Credit Tenant Leases and Credit Tenant Loans, product innovations and increased capital as a result of the Offering and its increased credit facilities to achieve its growth and profit objectives, through the following:

    - EXPANDING EXISTING BUSINESS. The Company intends to continue to build on its growing market presence and increasing borrower base to expand origination volume in existing business lines.

    - INTRODUCING VALUE-ADDED, INNOVATIVE PRODUCTS. Over the past twelve months the Company has introduced a number of value-added products that it expects will enhance its returns. These products include Construction/Permanent Loans, Extended-Term Loans, CPI Loans and Mezzanine Construction Loans. The Company continuously works to develop new financing products and investment opportunities and expects to commit to invest in such products or investments from time to time. The Company believes that its strategy of continuing product innovation will permit it to differentiate itself and anticipate opportunities to provide greater services and to remain efficient and competitive in its areas of focus and expertise. As part of its product development strategy, the Company designs these products to develop relationships with borrowers and Credit Tenants earlier in the construction and borrowing cycle as a means of expanding and better controlling loan origination.


    - EXPANDING THE COMPANY'S MARKET REACH. In the past, the Company's strategy has been to finance properties net leased to Investment Grade tenants. Based upon management's experience in the industry, the Company believes that it can utilize its existing credit tenant financing programs to make, pool and finance Credit Tenant Loans on favorable terms on properties net leased to BB Grade tenants. Management believes that the market for financing properties net leased to tenants with BB Grade ratings represents a large and attractive business opportunity. In addition, the Company plans to continue to build on its relationships with Credit Tenants to develop innovative financing alternatives directly with Credit Tenants.



    - ACQUIRING SELECTED PROPERTY LEASED TO A CREDIT TENANT. From time to time, the Company is presented with the opportunity to purchase real property net leased to a Credit Tenant. The Company intends to purchase selected properties and generally will simultaneously finance such properties with Credit Tenant Loans. The Company would then seek to pool and finance the Credit Tenant Loans, while retaining the ownership of the properties.


    Although the Company presently outsources servicing, the Company may explore acting as a primary servicer, subservicer or special servicer.


    In addition, the Company believes that many of the technologies that have supported the growth of the capital markets in U.S. commercial real estate are readily exportable to offshore markets. As these offshore markets continue to develop, the Company believes that U.S. firms will play an important role (primarily in the early stages of development of such markets). Based upon its knowledge and experience in the industry, management believes that the Company will be well positioned to expand into selected international markets as a result of its position as a market innovator and its expertise in Credit Tenant Loans. For example, the Company has established a relationship with a leading United Kingdom real estate law firm and real estate services companies who could act as advisors and have the ability to direct the Company to sources of origination. The Company may explore such opportunities as they arise.



    Based upon its knowledge and experience in the industry, the Company believes that its standardized procedures and integrated systems enable the Company and its employees efficiently to manage a large and increasing volume of transactions while maintaining underwriting quality and high levels of service to borrowers. In addition, by coordinating the Company's automated loan tracking and document production systems with those of its outside legal counsel, the Company has been able to improve efficiency and reduce the legal costs associated with closing loans.


    As its loan volume grows, the Company expects to continue to improve cost efficiency by modestly expanding its internal loan closing support staff and relying less on outside service providers. The Company also plans to continue to refine and upgrade its systems and loan processing infrastructure to reduce costs and improve efficiency and to support its growth strategy by selectively adding employees and expanding its marketing and sales effort.

    In 1997, the Company completed the first securitization of a pool of Credit Tenant Loans with a variety of Credit Tenants and multiple properties backed by enhanced leases with the sale of approximately $130 million of mortgage-backed pass-through certificates. This securitization was rated by Duff & Phelps Credit Rating Co. ("DCR") and Fitch IBCA, Inc. ("Fitch"). The effectiveness of the Company's underwriting practices is reflected in the fact that of approximately $345 million of Company-underwritten Credit Tenant Loans reviewed to date (including those included in the Company's securitization and certain Credit Tenant Loans since made by the Company) by DCR, Fitch or S&P, none were rejected as not meeting Rating Agency requirements for Credit Tenant Loans. Furthermore, at May 15, 1998, of the 93 outstanding loans owned by the Company, none were delinquent more than 30 days or are otherwise non-performing.

    Exposure to changes in underlying interest rates can have a great effect on the value and profitability of the Company's Credit Tenant Loans, prior to pooling and financing. The Company has accordingly employed a hedging strategy designed to mitigate the effect that movements in market rates have on its Credit Tenant Loans prior to pooling and financing. See "The Company--Hedging Strategy."


EXISTING LOANS AND PIPELINE FOR FUTURE ORIGINATIONS


    In the Formation Transactions, the Company will acquire CLF's portfolio of Existing Loans having an aggregate outstanding principal balance at May 15, 1998, of approximately $342 million. In addition, the Company will assume commitments made by CLF to fund approximately $402 million of Credit Tenant Loans (subject to completion of the Company's underwriting process). These commitments generally are expected to fund within the next twelve months. Based on management's review of the publicly available ratings for its Credit Tenants and Internal Classifications of the limited number of tenants which do not have publicly available credit ratings, management believes that the Credit Tenants underlying approximately 92% in aggregate principal amount of the Existing Loans are rated Investment Grade (with the remaining 8% being rated BB Grade) and the Credit Tenants underlying approximately 98% of the expected aggregate principal amount of the Committed Loans are rated Investment Grade. The Company expects to pool and finance all or part of these loans in 1998. The Company's current loan pool is larger and more diversified than the pool for the Company's previous securitization. Consequently, the post-Offering CTL Pool Financing (based upon a preliminary review by the Rating Agencies of a large portion of this loan pool) is expected by management to result in a significantly higher percentage of the loan pool being rated AAA than were obtained in the first CTL Pool Financing. In addition, the Company will assume commitments by CLF to purchase Net Leased Real Estate in the amount of approximately $12 million . In each case, the amount of the loans and commitments listed above are as of May 15, 1998, and are expected to increase between such date and the closing of the Offering.


    The Company's pipeline includes potential loans in various stages of development. The Company receives requests for Credit Tenant Lease financing on a daily basis. At any given time, the Company may have hundreds of potential transactions in different stages in the Company's loan qualification, pricing and due diligence process. Once a lease has been reviewed by the Company and is determined to be financeable under the Company's Credit Tenant Loan program, the Company will, at a borrower's request, issue a term sheet (a "Term Sheet") which briefly outlines the pricing and terms under which the Company proposes to finance the property (such potential loan, after delivery of the Term Sheet, being at the "Term Sheet Stage"). Upon acceptance of the Term Sheet by a borrower, the Company issues a form of application which sets forth the detailed terms of the transaction (the potential loan then being at the "Application Stage"). Once a borrower signs an application and delivers it to the Company with a deposit and the application is accepted, subject to the underwriting process by the Company's loan committee, the Company considers such loans to be Committed Loans, and the formal due diligence process begins. The Company generally closes a Committed Loan in four to eight weeks. At any time from the date of acceptance of the application until closing, the borrower may lock in the interest rate on the loan by payment of an additional fee. While an application may be declined by the Company upon completion of the Company's underwriting process, or the prospective borrower may forfeit its deposit and withdraw the application prior to closing, management believes, based on the Company's historical operating experience, that the substantial majority of these Committed Loans result in closed loans. Furthermore, it has been the Company's experience, that once the Company has committed to make a Credit Tenant Loan and has locked in an interest rate (receiving a rate-lock fee), closing of that loan is relatively assured ("Rate-Locked Loans"). Management believes, based on the Company's operating experience, that a significant portion of loans in the Application Stage and a lesser percentage of loans in the Term Sheet Stage, respectively, will move into the category of Committed Loans. Since the Company receives requests for loan financing daily, the Company's loan pipeline frequently changes as new transactions are added and others are removed.

    Since commencing operations in 1995, the volume of closed and Rate-Locked Loans increased from $22.7 million in calendar year 1995 to $145.7 million in calendar year 1996 to $351.1 million in calendar year 1997. In the first quarter (historically the slowest quarter of the year) of 1998, the Company generated closed and Rate-Locked Loans totaling approximately $115 million, as compared with $49 million during the same period in 1997.

    Management believes that loan originations will continue to grow throughout 1998 as a result of the following factors:

    - As of May 15, 1998, the Company's total pipeline of 265 loans either under various stages of negotiation or under due diligence totaled approximately $1.3 billion, the largest such loan having a principal amount of $36 million. Of this pipeline, the Company had 88 Committed Loans (potential loans as to which the Company had accepted signed loan applications and commenced due diligence) with respect to approximately $402 million in Credit Tenant Loans. In addition, at such date the Company had potential loans in the Application Stage and Term Sheet Stage in the amount of $239 million, and $383 million, respectively.


    - Based upon its experience and responses from customers, the Company believes that its Extended-Term Loans and the Construction/Permanent Loan programs, which were introduced between May and July of 1997, are gaining greater market awareness and acceptance, resulting in increased year-over-year loan origination. Furthermore, the Company expects to increase its volume of these loans through the year. As of May 15, 1998, the Company had funded approximately $54 million in Extended-Term Loans and had committed to make an additional $98 million of Extended-Term Loans. Furthermore, as of May 15, 1998, the Company had committed to fund approximately $168 million in aggregate principal amount of Construction/Permanent Loans.



    - New financing and property acquisition programs introduced in the first quarter of 1998 are expected to generate additional loans throughout 1998. These programs include expanding the Company's loan programs to include BB Grade tenants (which management believes, based upon its industry experience, is a large potential market for its programs), Mezzanine Construction Loans and Consumer Price Index financing. In addition, the Company anticipates acquiring properties net leased to Credit Tenants on which it expects to place its Credit Tenant Loans.



    Management believes, based on the foregoing factors, the volume of Credit Tenant Loans closed since January 1, 1998 and management's current expectation of additional loans it expects to originate and close through the remainder of 1998 (based on a review of the daily flow of leases received by the Company, outstanding Term Sheets and applications, discussions with correspondents about market conditions and future potential transactions, expected completion of construction projects in which the Company is providing a permanent loan takeout, and other factors), that, if current market conditions continue and if historical percentages of potential loans in the Term Sheet Stage, Application Stage, Committed Loans and Rate-Locked converting to closed loans continue, the Company's loan originations will continue to grow during calendar year 1998. There can be no assurance, however, that the Company's growth will continue.


MANAGEMENT

    The Company will be internally managed and self-administered, and CLF's entire staff is expected to be employed by the Company upon completion of the Offering. The Company will be subject to the direction and oversight of a Board of Directors composed of five persons. Mr. William R. Pollert, President and Chief Executive Officer, who will serve as Chairman of the Board of Directors, is the only member of the Company's management to serve on the initial Board of Directors. See "Directors and Executive Officers."

    The Company has a specialized and experienced staff (many of the members of which have been previously employed by the real estate departments from major financial institutions and law firms) which is focused principally on structuring, underwriting and making Credit Tenant Loans which meet Rating Agency criteria for such loans and on making the transactional and credit judgments required to make

Credit Tenant Loans. The principal executive officers of the Company will consist of: Mr. William R. Pollert, President, Chief Executive Officer and Director; Mr. Edwin J. Glickman, Executive Vice President, Product Development; Mr. Steven L. Maloy, Senior Vice President, Marketing and Sales; Mr. Paul H. McDowell, Senior Vice President and General Counsel; and Mr. Shawn P. Seale, Senior Vice President and Chief Financial Officer. Upon completion of the Offering, the Company will have in place a complement of executive and investment officers with established expertise in the business activities the Company intends to undertake. All the members of senior management of the Company have worked together at CLF since its inception. See "Directors and Executive Officers."

LOAN ORIGINATION CAPABILITY AND CORRESPONDENT NETWORK


    The principal source of origination for the Company's business is its national network of independent correspondent mortgage brokers. The Company has established relationships with over 500 individual mortgage brokers at over 60 correspondent mortgage brokerage companies. These correspondents operate offices in more than 100 locations throughout the United States and maintain close working relationships with the borrowers they represent. The Company has entered into a written or oral arrangement with each of its correspondent brokers who are generally compensated by the applicable borrower. In general, pursuant to the Company's arrangements with its correspondents, the Company has agreed to originate loans primarily through those brokers which have entered into a correspondent relationship with the Company. The Company agrees to provide these correspondent brokers with training and information regarding the Company's products. These correspondent brokers are not required to originate loans exclusively through the Company, although the Company closely tracks the volume of loans generated by each of its correspondents and does replace correspondent brokers with whom it is not satisfied.


    Credit Tenant Lease financing demands of mortgage brokers specialized knowledge and skills not generally required for traditional real estate financing activities. The Company dedicates significant resources to training correspondent mortgage brokers in all aspects of Credit Tenant Lease financing and routinely presents on-site training seminars throughout the United States. Training seminars are supplemented with bimonthly newsletters, brochures and other written material intended to keep correspondents up to date on the latest underwriting requirements for Credit Tenant Loans and Credit Tenant Leases, Lease Enhancements, and changes in tenant credit ratings, as well as providing up-to-date information on the Company's latest innovative financing programs.


    A comprehensive marketing, advertising and public relations program supports correspondent loan origination efforts. The objective of the program has been to establish and build the Company's name recognition and credibility as a specialty lender and to promote the Company's specialized Credit Tenant financing programs. The Company believes, based upon its experience and responses from customers, that it has been successful in achieving its objectives of market awareness and prominence in the Credit Tenant Loan market.


    In addition to the Company's training and marketing support of correspondents, the Company's executives and staff periodically assist correspondents in originating loans by meeting with potential borrowers to explain various aspects of the Credit Tenant Loan program, and by assisting in structuring transactions to best meet the borrower's requirements.


    Based upon responses from corespondent brokers as well as the Company's experience, the Company believes that its ongoing marketing efforts combined with comprehensive training programs are key factors not only in attracting and retaining productive correspondent mortgage brokers but also in improving their productivity. Furthermore, the Company believes that it has streamlined its loan approval processes and centralized loan underwriting as well as many transactional and structuring matters to make the origination of Credit Tenant Loans with the Company efficient for its correspondents. As a result, the Company believes its correspondents can focus on identifying possible additional borrowers for Credit Tenant Loans and facilitating the loan closing process, rather than focusing solely on underwriting each loan.

    In addition to its ability to originate loans for its principal business lines, the Company believes that its correspondent broker network can be utilized without significant further training to find opportunities that will be eligible for the related business lines described above.


CREDIT FACILITIES


    The Company has Warehouse Credit Facilities provided by NationsBank (the "NationsBank Warehouse") and Prudential Credit (the "Prudential Warehouse"). CLF entered into the NationsBank Warehouse in the initial amount of $350 million in July, 1996. In April 1998, the facility was temporarily increased to $550 million for a limited period ending on September 1, 1998, and the Company may not choose to seek a continuation of this increase. The NationsBank Warehouse's scheduled expiration is on April 1, 2000, although such facility can be terminated prior to expiration by either party upon 120 days notice. The NationsBank Warehouse is used primarily to fund and hold the Company's Credit Tenant Loans prior to securitization as well as certain other financing functions directly related thereto. These other financing functions include:
$20,000,000 available for use by the Company to replace the "equity" that would otherwise be required to be posted by the Company under the agreement when it makes Credit Tenant Loans; and $20,000,000 to support margin requirements under the Company's interest rate hedging program. The NationsBank Warehouse is a repurchase agreement pursuant to which the Company's Credit Tenants Loans are purchased by NationsBank upon funding and repurchased by the Company upon repayment of the applicable portion of the NationsBank Warehouse. NationsBank is one of the Company's correspondents and an affiliate of NationsBank was the lead placement agent with respect to the Company's January 1997 securitization of Credit Tenant Loans.



    The Company entered into the Prudential Warehouse in the initial amount of
$250 million on July   1998, which amount is expected to increase to $350
million upon closing of the Offering, based upon the application of the net proceeds of the Offering and the consequent achievement of certain minimum net worth requirements. The Prudential Warehouse will expire one year from the date of closing of the Offering. As with the NationsBank Warehouse, the Company intends to utilize the Prudential Warehouse for purposes of funding and holding the Company's Credit Tenant Loans prior to securitization. In addition, on July
  , 1998 the Company entered into a Mezzanine Construction Loan financing facility (the "Mezzanine Construction Facility") with Prudential Credit which the Company expects to be in the amount of $30 million, at the close of the Offering and the application of the net proceeds thereof. The Mezzanine Construction Facility will be used by the Company to fund its Mezzanine Construction Loans.



    The availability of financing to the Company under the Warehouse Credit Facilities will be subject to compliance by the Company with the terms and conditions established for each such facility. In addition, the Prudential Warehouse and the Mezzanine Construction Facility will require the Company to maintain a certain minimum net worth and to comply with certain other financial covenants. Furthermore, under the Prudential Warehouse and the Mezzanine Construction Facility, Prudential Credit will be under no obligation to make advances under these facilities if, among other things, there has been a material adverse change in the financial condition of the Company, the financial markets in general or the secondary market for Mortgage Loans.



    The Warehouse Credit Facilities are secured facilities and are evidenced by warehouse agreements pursuant to which the Company may obtain financing for the origination of Mortgage Loans. These agreements provide that the lender thereunder makes a loan in an amount equal to a percentage of the market value of the pledged collateral. At maturity (or upon an earlier securitization), the Company is required to repay the loan and the pledged collateral is released. The pledged assets continue to pay principal and interest to the Company prior to securitization subject to the obligation of the Company to apply such principal and a portion of such interest to its obligations under the applicable Warehouse Credit Facility.


    Additionally, the Warehouse Credit Facilities require the Company to deposit additional collateral or reduce its borrowings thereunder, if the market value of the pledged collateral declines. This may require the Company to sell a portion of its Invested Portfolio to provide such additional collateral or to reduce its borrowings.

LOAN PROCESS

    From the time an application for a Credit Tenant Loan is submitted to the Company until the time such a loan is closed, the prospective loan undergoes several steps and procedures, many of which involve third-parties which, while meeting the Company's quality standards, are not under the control of the Company, including correspondent brokers, outside counsel, insurance companies, and other product or service providers. The Company has worked closely with these third-party providers to set quality standards and to develop a streamlined process for originating and closing Credit Tenant Loans. The Company has established a target of closing loans within 45 days from receipt of an application.

HEDGING STRATEGY

    Management believes that exposure to changes in underlying interest rates can have a profound effect on the value (and hence profitability) of its Credit Tenant Loans while they are held in the Company's portfolio prior to securitization. Accordingly, the Company has employed a hedging strategy to mitigate the effects of movements in underlying interest rates on the value of its Credit Tenant Loans. The Company has done so by having hedge positions that react in a corresponding but opposite manner to offset declines or increases in the value of the Company's fixed rate loans due to changes in underlying interest rates. For example, as underlying interest rates fall, the value of the Company's fixed rate loans increases while the value of the Company's hedge position declines. Conversely, as underlying interest rates rise, the value of the Company's fixed rate loans falls while simultaneously the value of the Company's hedge position increases.

    The Company intends generally to continue to seek to manage its interest rate exposure, in coordination with the Company's financial advisors, as the Company determines is in the best interests of the Company's stockholders, given the cost of such hedging transactions.

SECURITIZATION


    The Company completed the first CTL Pool Financing in January 1997 with the sale of approximately $130 million of mortgage pass-through certificates. The transaction was rated by DCR and Fitch and was placed by NationsBanc Capital Markets, Inc. (the predecessor to NationsBanc Montgomery Securities LLC) and Goldman, Sachs & Co. In connection with this securitization, the Company caused the following classes of securities with the following characteristics to be issued:

                          JANUARY 1997 SECURITIZATION



                                            INITIAL
                                          CERTIFICATE
                                           PRINCIPAL          FIXED
                                           BALANCE/        CERTIFICATE       SCHEDULED FINAL          RATING
                                        NOTIONAL AMOUNT        RATE         DISTRIBUTION DATE      (DUFF/FITCH)
                                       -----------------  --------------  ----------------------  --------------
Class A-1............................   $    23,939,902       7.421%      April 22, 2003             AAA/AAA
Class A-2............................   $    40,439,024       7.349%      February 22, 2010          AAA/AAA
Class A-3............................   $    17,793,170       6.640%      July 22, 2012              AAA/AAA
Class IO.............................   $   129,391,938(1)      (2)       June 22, 2022              AAA/AAA
Class B..............................   $    15,528,585       6.900%      July 22, 2014               AA/AA
Class C..............................   $    15,528,585       7.400%      March 22, 2017               A/A
Class D..............................   $     6,146,731       6.162%      November 22, 2018          BBB+/BBB
Class E..............................   $     6,793,756       6.162%      January 22, 2021           BBB/BBB-
Class F..............................   $     1,941,073       6.000%      August 22, 2021             BB/BB
Class G..............................   $     1,294,052       6.000%      June 22, 2022                B/B


------------------------------

(1) The amount shown for the Class IO Certificates is its original notional principal amount and does not represent principal that is payable.



(2) The "Certificate Rate" for the Class IO Certificates for any distribution date is equal to the excess of (a) the weighted average loan rate net of servicing fees over (b) the weighted average "Certificate Rate" of all of the other Classes of other certificates offered in such private placement, described herein.



    In connection with the first CTL Pool Financing, the Company successfully utilized Lease Enhancement mechanisms to eliminate or mitigate significantly the risk that a Credit Tenant could terminate a lease or abate rent due to a condemnation, casualty or failure of a landlord to maintain a property. In the process, the Company gained valuable insight into how these Rating Agencies evaluate and rate Credit Tenant Loan pools.



    The Company (which includes for the purpose of this paragraph, Capital Lease Funding Securitization L.P., a Delaware limited partnership organized for the purposes of the Company's January 1997 CTL Pool Financing) has entered into a Pooling and Servicing Agreement with respect to such CTL Pool Financing. The Company's principal continuing obligations thereunder relate to representations and warranties with respect to the Company, the Credit Tenant Loans included in such CTL Pool Financing and delivery of complete loan documentation. The sole remedy available to the trustee or any certificateholder for a material breach of a loan-related representation or warranty or defect in a constituent document, to the extent the Company is unable to cure such breach or defect in specified time periods, is to substitute a new Credit Tenant Loan for or to repurchase the affected Credit Tenant Loan. All such representations and warranties relate to facts at or prior to the time such representations and warranties were made. Further, the Company itself originated all Credit Tenant Loans in such CTL Pool Financing, and performed extensive due diligence to assure itself of the accuracy of such representations and warranties and the completeness and correctness of such documentation. There can be no assurances, however, that the Company will not incur obligations to cure material breaches of such representations and warranties or defects in documentation, to repurchase Credit Tenant Loans for which cures cannot be achieved or to substitute new Credit Tenant Loans therefor, or that the Company will have the funds required to effect any such cure, repurchase or substitution.

    In September and October of 1997, the Company worked with all four national Rating Agencies-- S&P, Moody's Investors Service, Fitch and DCR--to rate its second Credit Tenant Loan pool of approximately $215 million. The Company chose to delay securitizing this pool until the completion of the Offering. In June of 1998, as an initial stage of preparation for a pool financing of some or all of the Company's existing portfolio of Credit Tenant Loans, the Company submitted an aggregate principal amount of approximately $400 million of loans to S&P, Moody's Investors Service, Fitch and DCR for review (including the $215 million of loans reviewed in late 1997). The Company believes, based upon preliminary verbal indications from the Rating Agencies (primarily S&P and DCR), that, upon completion of their review of such loans, the review will result in a significantly higher percentage of the loan pool being rated AAA than in its first securitization. The higher percentage of the pool being rated AAA should result in the Company receiving more proceeds from a future CTL Pool Financing of such loans, consequently lowering the Company's overall cost of funds. The Company intends to securitize a pool of Existing Loans as soon as reasonably practicable following the Offering, taking into account market conditions and other factors which may affect the Company's decision when to finance such a pool of loans. No definitive actions have yet been taken to pursue this planned CTL Pool Financing. The Company believes that the improved percentages of the pool being rated AAA are a result of both an increased familiarity by the Rating Agencies with the Company's Lease Enhancement mechanisms and the greater credit diversity in the pool.



    In the future, the Company intends to securitize its loans, either directly or through one or more wholly owned subsidiaries, in the form of real estate mortgage conduits ("REMICS") and other borrowings. In a REMIC securitization, the Company would securitize its Credit Tenant Loans by transferring them to a special purpose trust or other entity that elects to be treated as a REMIC. The REMIC would issue mortgage-backed pass-through certificates to the Company, which would sell some or all of the various classes of such certificates. It is probable that the Company would retain certain classes of the REMIC certificates. Other borrowing arrangements may include a pledge of assets by the Company to a wholly owned subsidiary to secure the issuance of a debt instrument to an investment banking company or other third party that intends to contribute such debt instrument to a financial asset securitization investment trust ("FASIT").


    The Company intends to use the proceeds from such REMIC securitizations and other borrowings to invest in additional mortgage loans, mortgage-backed securities, and other assets and, in turn, to borrow against such newly acquired assets, primarily through additional securitizations and borrowings. The Company's strategy is to repeat this process to the extent opportunities to use leverage are available and the Company determines that using additional leverage is prudent and consistent with maintaining an acceptable level of risk.

    The Company expects that it will retain interests in the underlying Credit Tenant Loans which will be subordinated with respect to payments of principal and interest on the underlying Credit Tenant Loans to the classes of securities issued to investors in such securitizations. Accordingly, any losses incurred on the underlying Credit Tenant Loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, the Company expects to have no further exposure to losses.

    Typically, in connection with the creation of a new Credit Tenant Loan securitization, the issuer or trustee for such securitization generally will be required to enter into a master servicing agreement with respect to such series of mortgage securities with a Master Servicer. Currently, the Company does not engage in this business. In order to assist the Company in maintaining its exclusion from regulation under the Investment Company Act, the Company expects that it will retain the right to initiate, direct or forbear foreclosure proceedings in connection with defaults on any of the underlying Credit Tenant Loans and may retain special Servicers to maintain borrower performance and to exercise available remedies, including foreclosure, at the direction of the Company. Exercise of such rights may require the Company to be responsible for advancing payments to investors in such securitizations as if such default has not occurred.

COMPANY POLICIES

    LOAN UNDERWRITING GUIDELINES. The Company has adopted underwriting guidelines for making Credit Tenant Loans. Such guidelines and the compliance therewith is monitored by the Company's Loan Committee which consists of the Company's President, Executive Vice President, General Counsel, Associate General Counsel and Chief Financial Officer. Pursuant to these guidelines, each proposed loan is required to be submitted to the Loan Committee prior to the execution of the applicable application and again prior to funding of such loan.

    OPERATING POLICIES. The Board of Directors has established certain operating policies for the Company. Except as specifically prohibited by the Company's Charter or Bylaws, the Board of Directors may, in its sole discretion and without stockholder approval, revise the guidelines from time to time in response to changes in market conditions or opportunities.

    The Company also has adopted compliance guidelines, including restrictions on acquiring, holding and selling assets, to ensure that the Company is excluded from regulation as an investment company. The Company will regularly monitor its Mortgage Assets and other assets (and its commitments to fund or purchase such Mortgage Assets or other assets) and the income generated from such assets, including income from its hedging activities, in an effort to ensure that at all times the Company maintains its exclusion from regulation under the Investment Company Act.


    CAPITAL, LEVERAGE AND FINANCING POLICIES. There is no limit on the maximum indebtedness which the Company may incur and the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. The Company has adopted certain policies which the Company must adhere to before increasing its level of indebtedness, although such policies may be altered by the Company in its sole discretion. When appropriate, the Company intends to utilize various sources of capital, including the Warehouse Credit Facilities and the issuance of debt or equity securities in public or private capital markets for future acquisitions, capital improvements and development. See "Risk Factors--A Lack of Availability of Financing Could Adversely Affect the Company's Results; --Risks Related to Borrowings-- The Company Expects to be Highly Leveraged Which May Subject the Company to Increased Risk of Loss."



    The Company intends to increase its portfolio of Mortgage Loans, direct investments in real estate, securities owned and other assets through the use of leverage. Initially, the Company intends to finance its Mortgage Loan origination business and the acquisition of other assets with the net proceeds of this Offering, and with funds available under its Warehouse Credit Facilities. In the future, the Company intends to continue to borrow against or "leverage" its portfolio of Mortgage Loans and other assets and use the proceeds to make additional Credit Tenant Loans and to acquire additional investments. Such financings are expected to include, among other things, reverse repurchase agreements (pursuant to its Warehouse Credit Facilities), securitizations of its Credit Tenant Loans and secured and unsecured loans. The Company may also borrow on a long-term basis and issue additional shares as a source of longer-term capital, including Preferred Shares or additional Shares of Common Stock. See "Risk Factors--A Lack of Availability of Financing Could Adversely Affect the Company's Results." However, neither the Charter nor the Bylaws limit the amount of indebtedness the Company can incur, and the Board of Directors has discretion to deviate from or change the Company's indebtedness policy at any time, without the consent of the Company's stockholders. The Company intends to maintain an adequate capital base to protect against various business environments in which the Company's financing and hedging costs might exceed interest income (net of credit losses) from its portfolio of assets. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on the Company's portfolio of assets lags behind interest rate increases in the Company's borrowings, some of which are expected to be at a variable rate. See "Risk Factors--Risks Related to Mortgage Assets--Changes in Interest Rates Could Adversely Affect the Company's Results." The Company may enter into hedging transactions in an effort to protect its Invested Portfolio and related debt from interest rate fluctuations.

See "Risk Factors--Risks Related to Business Strategy and Policies--Hedging Transactions May Not Effectively Protect the Company Against Anticipated Risks and May Subject the Company to Certain Other Risks and Costs."


    CREDIT RISK MANAGEMENT. With respect to its assets, the Company will be exposed to various levels of credit and special hazard risk, depending on the nature of the underlying assets and the nature and level of enhancements, if any, supporting such assets. The Company will originate or purchase Mortgage Loans which meet the guidelines established by the Company. The Company will review and monitor credit risk and other risks of loss associated with each investment. In addition, the Company will seek to diversify the Company's portfolio of assets to avoid undue tenant, geographic, borrower, issuer, industry and certain other types of concentrations. The Board of Directors will monitor the overall portfolio risk and review levels of provision for loss.

    ASSET/LIABILITY MANAGEMENT. The Company will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. The Company intends to minimize its interest rate risk from borrowings both through hedging activities and by attempting to structure the key terms of its borrowings to generally correspond (in the aggregate for the entire portfolio, and not on an asset-by-asset basis) to the interest rate and maturity parameters of its assets.

    HEDGING ACTIVITIES. The Company intends to enter into hedging transactions to protect its Invested Portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of Treasury bonds and notes, Treasury futures, interest rate collars, caps or floors, options, Mortgage Derivative Securities and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as the Company determines is in the best interest of the Company's stockholders, given the cost of such hedges. The Company may elect to have the Company bear a level of interest rate risk that could otherwise be hedged when the Company believes, based on all relevant facts, that bearing such risk is advisable. The Company has substantial experience in hedging the interest rate risk associated with real estate assets.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a hedging Counterparty with which the Company has entered into a hedging transaction could result in a default, which may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. In addition, although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging Counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

    The Company intends to protect its Invested Portfolio against the effects of significant interest rate fluctuations and to preserve the net income flows and capital value of the Company. Specifically, the Company's asset acquisition and borrowing strategies are intended to offset the potential adverse effects resulting from the differences between fixed rates associated with its mortgage assets and the shorter term predominantly variable nature of the Company's related short-term borrowings.

    The Company's hedging activities are intended to address both income and capital preservation. Income preservation refers to maintaining a stable spread between yields from Mortgage Assets and the Company's borrowing costs across a reasonable range of adverse interest rate environments. Capital preservation refers to maintaining a relatively steady level in the market value of the Company's capital across a reasonable range of adverse interest rate scenarios. To monitor and manage capital preservation risk, the Company will model and measure the sensitivity of the market value of its capital (i.e., the combination of its assets, liabilities and hedging positions) to various changes in interest rates under various economic scenarios. The Company will not enter into these types of the transactions for speculative purposes.

    The Company believes its hedging activities will provide a level of income and capital protection against reasonable interest rate risks. However, no strategy can insulate the Company completely from changes in interest rates.

    The Company will enter into hedging transactions in accordance with Company policies, which may be changed by the Company in its sole discretion.

    OTHER POLICIES. The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act. The Company may (i) underwrite securities of other issuers, particularly in the course of disposing of its assets, (ii) originate loans and (iii) issue securities in exchange for real property or other assets.

    FUTURE REVISIONS IN POLICIES AND STRATEGIES. The Company's Board of Directors has approved the investment policies, the operating policies and the strategies described in this Prospectus. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors (including a majority of the Unaffiliated Directors) determines that such modification or waiver is in the best interest of the Company or its stockholders. Among other factors, developments in the market that affect the policies and strategies mentioned herein or which change the Company's assessment of the market may cause the Company's Board of Directors to revise its policies and strategies. However, if such modification or waiver relates to the relationship of, or any transaction between, the Company and any Affiliate of the Company, the approval of a majority of the Unaffiliated Directors is also required.

    Borrowing arrangements may include a pledge of assets by the Company to a wholly owned subsidiary to secure the issuance of a debt instrument to an investment banking company or other third party that intends to contribute such debt instrument to a financial asset securitization investment trust ("FASIT"). The Company may also securitize Credit Tenant Loans by transferring them to a special purpose trust or corporation which elects to be treated as a REMIC or a FASIT. The special purpose entity would issue CMBS pass-through certificates ("Pass-Through Certificates") to the Company, which would sell certain classes and which may retain certain Investment Grade, Non-Investment Grade and IO classes. Alternatively, the Company may transfer such Credit Tenant Loans to a subsidiary which would form such a REMIC or a FASIT and distribute the proceeds thereof (including such retained classes) to the Company.

    The Company intends to use the proceeds from securitizations and borrowings to originate and invest in additional Credit Tenant Loans, CMBS, real property and other assets and, in turn, to borrow against those newly acquired assets, primarily through additional securitizations. The Company's strategy is to repeat this process to the extent opportunities to use leverage are available and management determines and advises that using leverage is prudent and consistent with maintaining acceptable levels of risk until the Company has significantly leveraged its portfolio of Credit Tenant Loans and other assets. Furthermore, the Company may determine to sell one or more of its Credit Tenant Loans or other Mortgage Assets to third parties from time to time. There can be no assurance that the Company will be able to originate or acquire appropriate assets other than the existing Credit Tenant Loans, that the terms or results of the Company's acquisitions will be beneficial to it, or that the Company will achieve its objectives. See "Risk Factors."

    In addition, the Company may decide to pursue other strategies and other available acquisition opportunities it deems suitable for the Company's portfolio. The Company also may acquire real property. See "The
Company--Business Strategy."

INDUSTRY OVERVIEW

    Properties that are net leased to Credit Tenants are an important subset of the overall commercial real estate market. For a variety of strategic, competitive and accounting reasons, many corporations choose to lease properties in which they operate rather than own the underlying real estate. These types of properties are generally owned by developers who have built the properties or individual or corporate owners who purchase them after construction is complete and who have the ability to own and operate the properties as a relatively stable investment opportunity. Management's experience has been that these properties are typically financed shortly after completion of construction.

    Management believes that traditionally owners of properties net leased to Credit Tenants have financed these properties through banks, insurance companies and other lenders seeking to invest in long-term assets. The Company believes that these institutions have traditionally financed these properties based more upon real estate liquidation values than on the underlying strength of the Credit Tenant (other than in the case of bond leases), with resulting lower amounts of leverage available to borrowers.


    As the CMBS market has grown, the Company believes that the specialty nature of underwriting and securitizing Credit Tenant Loans has deterred expansion by capital markets-oriented lenders into the Credit Tenant Loan market (the "CTL Market") except with respect to properties subject to bond leases. Based upon its experience in the industry, the Company believes it has been instrumental in establishing a viable capital markets-oriented Credit Tenant lending program through its innovative lease enhancement mechanisms and by successfully securitizing, in 1997, the first pool of Credit Tenant Loans with a variety of Credit Tenants involving multiple properties.


    The ability of the Company to underwrite and securitize high-leverage Credit Tenant Loans has provided owners of these properties with an attractive alternative to traditional forms of borrowing on these properties. Management believes that the securitization market for Credit Tenant Loans is in its early stages of development and is under served by capital markets oriented lenders whose primary focus has been to make conventional real estate loans.

    The size of the CTL Market in relation to the overall commercial real estate market is difficult to estimate for several reasons. Management is unaware of any published data estimating the overall size of the CTL Market. In addition, while all properties that are subject to net leases to Credit Tenants could potentially be financed by the Company or its capital markets oriented competitors, the Company is unaware of any published data that indicates which properties are subject to net leases which would be financeable as Credit Tenant Loans. However, based on the data available to the Company and its experience in the CTL Market, the Company believes this market is substantial and growing.

EMPLOYEES

    At the closing of the Offering, the Company initially expects to have 21 employees, each of whom will be full-time employees of the Company. The Company is not party to any collective bargaining agreements and believes its relationship with its employees is good.

COMPETITION


    The businesses in which the Company expects to engage are highly competitive with numerous companies competing for borrowers, investments and financing sources. Companies typically compete for borrowers on the basis of the interest rates and amount of loan proceeds offered as well as payment terms and services provided. Based upon its knowledge and experience in the industry, the Company believes that it and its loan products compete effectively on these bases. Despite the competitive position of the Company and its products, many of the Company's competitors for loan origination (including other specialty finance companies, REITs, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders and other entities) have been in existence significantly longer and have substantially greater financial and other resources than the Company and may be better established in the markets in which the Company currently operates.

CERTAIN KEY RELATIONSHIPS

    The Company has worked closely with insurance companies and other product or service providers to develop certain of its key Lease Enhancements and loan processing procedures. The Company believes that its relationships with these providers is good and that if any such relationship were to deteriorate, the Company could replace a provider with another provider of similar services. There can be no assurance, however, that such relationships will not deteriorate or if such relationships do deteriorate, that the Company could establish a relationship with a replacement provider or establish such a relationship on favorable terms.

FACILITIES


    The Company presently subleases office space at 85 John Street, 12th Floor, New York, New York 10038. In May of 1998, the Company executed a sublease for 12,000 square feet of office space at 80 Pine Street, New York, New York 10038. The Company expects to move to these new executive offices in August 1998.


LEGAL PROCEEDINGS

    There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company is a party or to which any property of the Company is subject.

                             FORMATION TRANSACTIONS

    The assets, liabilities and equity of CLF will be contributed to CLF, Inc., on the date of issuance of the shares offered hereby. The assets of the Company will include the Existing Loans and Committed Loans (which, as of May 15, 1998, were in the aggregate amount of approximately $342 million and $402 million, respectively), subject to the existing indebtedness, as well as all of the operating assets of CLF.

    A series of integrated transactions (the "Formation Transactions") will be entered into initially to establish the structure of CLF, Inc. and its business. The Formation Transactions include the following transactions, which will have occurred or will occur prior to or upon closing of the Offering:

        A. The limited partners of CLF will transfer their limited partnership interests to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash. More specifically, Hyperion Partners II L.P., South Ferry #2, L.P., CLF Investors LLC, and the Class C limited partners will transfer their limited partnership interests in CLF for shares of Common Stock of CLF, Inc. Hyperion Partners II L.P. and South Ferry #2, L.P. will transfer their preferred limited partnership interests in CLF to CLF, Inc. for an amount projected to be approximately $21.4 million.

        B. CLF Holdings, Inc., one of the two general partners of CLF, will transfer its general partnership interest in CLF for Common Stock of CLF, Inc. CLFC HPII Inc. (the other general partner of CLF), will transfer its general partnership interest in CLF to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash of approximately $500,000.

        C. Upon the completion of these transfers, CLF, Inc. will own all of the interests in CLF and CLF will automatically liquidate in accordance with applicable law.

    The number of shares of the Company and the cash that each equity ownership class of CLF will receive in conjunction with this transaction, in accordance with the Partnership agreement, is as follows:

                                                                      NUMBER
                                                                    OF SHARES       CASH
                                                                    ----------  -------------
General partners:
  CLF Holdings, Inc. .............................................     275,308             --
  CLFC HP II, Inc. ...............................................      39,225  $     215,862
Limited partners:
  Preferred.......................................................          --     21,370,295
  Class A.........................................................   1,922,007        290,000
  Class B.........................................................   1,250,094             --
  Class C.........................................................   1,053,366             --
                                                                    ----------  -------------
                                                                     4,540,000  $  21,876,157
                                                                    ----------  -------------
                                                                    ----------  -------------

    As a result of the Formation Transactions, upon completion of the Offering, CLF, Inc. will succeed to all of the assets and liabilities of CLF.


    The Company will record the recapitalization of the predecessor historical balance sheet as of March 31, 1998, including the assets, assumption of liabilities and deficits, at their historical amounts.


    The Company expects that it will originate all of its future loans through a newly-formed subsidiary limited partnership (a Delaware limited partnership which, upon conclusion of the Formation Transactions, will be renamed "Capital Lease Funding, L.P.") of which the Company directly owns 100% of the limited partnership interests and, indirectly through a wholly-owned subsidiary, 100% of the general partnership interests. In addition, the Company expects that it will purchase real estate through individual Delaware business trusts of which it will be the sole beneficiary.

    As a result of the Formation Transactions, including the Offering, the existing investors in CLF, as a group (including substantially all of the Company's employees), and purchasers in the Offering, as a group, will own 38% and 62%, respectively, of the then outstanding Common Stock of CLF, Inc.

    The following diagrams illustrate the Formation Transactions, by showing (i) the ownership of CLF prior to the Formation Transactions, (ii) the ownership of CLF, Inc. after the contribution of the CLF partnership interests discussed in
A. and B., above, (iii) the liquidation of CLF in accordance with applicable law discussed in C. above, and (iv) the anticipated ownership of CLF, Inc. following the Offering.

                 STRUCTURE PRIOR TO FORMATION TRANSACTIONS (1)


                                    [CHART]

               STRUCTURE AFTER TRANSFER OF PARTNERSHIP INTERESTS

                                    [CHART]

------------------------


(1) Pursuant to the terms of the Limited Partnership Agreement of CLF, the actual percentage ownership interests in CLF are only determinable upon a distribution to the partners and are dependent upon the amount of such distribution.



(2) CLF Holdings, Inc. is 60% owned by William R. Pollert, the Company's Chairman of the Board, Chief Executive Officer, and President.



(3) CLF Investors LLC is 46.88% owned by William R. Pollert, the Company's Chairman of the Board, Chief Executive Officer, and President.



(4) South Ferry #2, L.P. is a 2.8% limited partner in Hyperion Partners II L.P.

                        STRUCTURE FOLLOWING THE OFFERING

                                    [CHART]

------------------------


(1) CLF Holdings, Inc. is 60% owned by William R. Pollert, the Company's Chairman of the Board, Chief Executive Officer, and President.



(2) CLF Investors LLC is 46.88% owned by William R. Pollert, the Company's Chairman of the Board, Chief Executive Officer, and President.



(3) South Ferry #2, L.P. is a 2.8% limited partner in Hyperion Partners II L.P.

           YIELD CONSIDERATIONS RELATED TO THE COMPANY'S INVESTMENTS

    Before acquiring an asset for inventory or portfolio investment, the Company will consider the expected yield of the investment. In the case of assets acquired for inventory, the yield is calculated based on the cost of originating or acquiring a particular asset as compared with expected proceeds of disposition of the asset, factoring in interest rate, credit and other risks, as well as the cost of carrying the asset, including, principally, financing costs. In the case of assets acquired for portfolio investment, the Company will consider the expected yield to maturity of the investment, taking into account the price of the asset and the anticipated cash flows of asset after adjusting for anticipated credit losses, likelihood of prepayment and other factors. "Yield to maturity" is the discount rate that will make the present value of the anticipated future cash flow from an investment equal to its price.

    Despite the substantial experience of the officers and employees of the Company in evaluating potential yields on assets, no assurances can be given that the Company can make an accurate assessment of the actual yield to be produced by an asset. Many factors beyond the control of the Company are likely to influence the yield on the Company's investments, as described in more detail below, such that the actual yield on an investment may vary substantially from its expected yield.

CREDIT TENANT LOANS HELD IN INVENTORY


    The Company's principal line of business is the origination or acquisition of Credit Tenant Loans with a view to disposition of such Credit Tenant Loans through a pool financing or otherwise. Accordingly, such loans are generally held in inventory for a relatively short period of time. The yield of such investments is dependent principally on (i) the cost of origination or purchase,
(ii) the cost or profit of carrying the asset (generally being the difference between interest earned on the Credit Tenant Loan and interest paid on any warehouse facility or other financing used to carry the Credit Tenant Loan) and
(iii) the net proceeds of disposition of the Credit Tenant Loan.



    The net proceeds of disposition of Credit Tenant Loans held for inventory are affected by many factors. Net disposition proceeds are principally affected by (i) the interest rate, term, prepayment restrictions and other payment terms of the Credit Tenant Loan and the related impact on the payment terms of securities issued in the resulting securitization, (ii) the costs of preparing the Credit Tenant Loan for securitization (including, principally, the cost of Lease Enhancements or other mechanisms designed to convert any Credit Tenant Lease which is not a "bond" lease into the approximate equivalent of a "bond" lease), and (iii) the impact of such Credit Tenant Loan on credit enhancement levels in a CTL Pool Financing. To the extent required credit enhancement levels are low, the Company is able to issue a greater percentage of its securities in higher rating categories, thereby generating expected higher sale proceeds. Credit enhancement levels are principally affected by the credit quality of such Credit Tenant Loans, including in particular the credit ratings of the Credit Tenants. Any default on such Credit Tenant Loans or credit downgrades of the related Credit Tenants while such Credit Tenant Loans are held by the Company will tend adversely to affect net disposition proceeds, while improvements in credit ratings of the Credit Tenants may improve such proceeds. In addition, credit enhancement levels will be affected by the terms of the underlying Credit Tenant Leases (including, in particular, any adverse affect to the extent the related Lease is not a "bond" lease and such Credit Tenant Lease, as enhanced, is considered not to be fully the equivalent of a "bond" lease), and the impact of such Credit Tenant Loan on the diversity of the securitization pool. Credit enhancement levels tend to be favorably affected by greater diversity within the pool of Credit Tenant Loans in terms of geographic location of the properties, identity of Credit Tenants, business lines for such Credit Tenants and other factors, and tend to be adversely affected by a concentration of any such characteristics. Further, net disposition proceeds are affected by the costs directly related to such disposition, including, among other things: rating agency, printing, servicing, trustee and legal fees and expenses and any underwriting discounts or placement fees.

    Net proceeds of disposition are also significantly affected by levels of interest rates for commercial mortgage-backed securities, which in turn are affected by yields on comparable-maturity United States Treasury securities and the "spreads", or differences in yields, of commercial mortgage-backed securities of different rating levels over comparable-maturity United States Treasury securities. The Company intends to engage in hedging strategies as described in "The Company--Hedging Strategies". The Company anticipates that it will be able to hedge effectively against changes in interest rates of United States Treasury securities (generating hedging profits to substantially offset any drop in net disposition proceeds as a result of rising interest rates, but with the consequence of generating losses on such hedges which will offset any increase in net disposition proceeds as a result of falling interest rates, but any such hedging strategies do not perfectly match the risks being hedged, and are subject to their own credit and other risks, and accordingly there can be no assurance that such hedging strategies will fully protect the Company from changes in yields of United States Treasury securities. Furthermore, the Company does not anticipate that it will effectively be able to hedge against changes in spreads in yields of commercial mortgage-backed securities over yields of comparable-duration United States Treasury securities. Accordingly, the Company's yield on its investment in Credit Tenant Loans held for inventory will be adversely affected by increases in such spreads, and will be favorably affected by decreases in such spreads.


    Because the credit on Credit Tenant Loans is based on the credit of rated Credit Tenants, and because Credit Tenant Loans held in inventory are expected to be held for a relatively short term, the Company believes that the risk of default during such term is small. However, any defaults that do occur will generally prevent such Credit Tenant Loans from being included in the Company's CTL Pool Financings, will generally have an adverse affect the net disposition proceeds of any such Credit Tenant Loan sold on an individual or "whole loan" basis, and may make it impossible to dispose of such Credit Tenant Loans. To the extent the Company continues to hold defaulted Credit Tenant Loans through liquidation, the Company's yield will be affected by the severity of any loss, determined largely by the market value of the underlying property. Because the Company originates its Credit Tenant Loans at higher loan-to-value ratios than typically apply for commercial mortgage loans not involving Credit Tenants, the severity of losses on default may be greater than for such other types of commercial mortgage loans. Further, defaults, if any, on Credit Tenant Loans are expected to arise generally only as a result of defaults by the related Credit Tenants, who may therefore no longer be in occupancy. In such event, loss severity may increase because the appraised value of vacant, or "dark," properties will generally be lower than the appraised value assuming Credit Tenant occupancy which is used in connection with origination or acquisition of the Credit Tenant Loan.


OTHER MORTGAGE LOANS

    The Company anticipates that it will invest in certain other Mortgage Loans without a view to disposition thereof, including, in particular, Mezzanine Construction Loans. Mezzanine Construction Loans are short-term loans expected to be paid in full from proceeds of a permanent Credit Tenant Loan. Yields on Mortgage Loans held in portfolio for investment will be affected by their interest rates, prepayment restrictions and other payment terms. The profitability of such Mortgage Loans for the Company will also be affected by the cost of any financing used to carry such Mortgage Loans.

    In addition, the yield to maturity on Mortgage Loans will be sensitive to defaults by the borrowers and the severity of the losses that might result from such defaults. Mezzanine Construction Loans will be particularly sensitive to defaults because they are subordinate to the senior construction financing. Mezzanine Construction Loans are made only in cases where a Credit Tenant Lease is in place and the Company has issued a commitment to make a Credit Tenant Loan upon completion of construction in an amount sufficient to pay the full principal balance of the Mezzanine Construction Loan and the senior construction loan, to pay all costs of construction under the terms of applicable construction contracts, all of which provide for a fixed or capped cost of construction, and to pay a certain level of unanticipated additional expenses. In the event, however, that construction costs exceed costs provided in the contract, or construction takes significantly longer than provided in the contract, and the contractor or any bonding company defaults in its obligation to complete construction or to cover any additional costs, or the ultimate Credit Tenant Loan is not made due to failure to satisfy conditions to such loan, such as a default by the Credit Tenant under its Credit Lease, there may be insufficient funds to repay the Mezzanine Construction Loan. The borrower generally will have an equity investment in the project, but if the borrower defaults there can be no assurance that losses will not exceed such amount. Because the borrower's equity may be insufficient to protect the Company's investment, the Company's yield on Mezzanine Construction Loans may be directly and adversely affected by defaults.

    The yield to maturity of the Mortgage Loans held for investment and, in particular, longer-term Mortgage Loans, will be affected by the rate of prepayments on such Mortgage Loans and any yield maintenance or other prepayment premiums payable upon any such prepayment. Whether and when there are any principal prepayments on such Mortgage Loans will be affected by a variety of factors, including, without limitation, the credit liquidity and other attributes of the borrower, the terms of such Mortgage Loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. Principal prepayments on such Mortgage Loans secured by commercial properties are likely to be affected by lock-out periods and prepayment premium provisions applicable to each of such Mortgage Loans, and by the extent to which the Company, or a servicer acting on its behalf, is able to enforce such prepayment premium provisions. It is anticipated that any such Mortgage Loans will generally be protected from prepayment as a result of program requirements that generally require eight-year Lockout Periods followed by "make whole" prepayment provisions.

COMMERCIAL MORTGAGE-BACKED SECURITIES


    The Company expects that in connection with pool financings or other securitizations of its Credit Tenant Loans it will retain certain classes of CMBS issued by the Company. In addition, the Company expects that, from time to time, it will acquire CMBS issued directly by third parties (particularly those which include, as a component thereof, Credit Tenant Loans). The yield to maturity on any class of CMBS will depend upon, among other things, the price at which such class is purchased, the interest rate for such class, and the timing and aggregate amount of distributions on the securities of such class, which in turn will depend primarily on (i) whether there are any losses on the underlying loans allocated to such class, (ii) whether and when there are any prepayments of the underlying Mortgage Loans (which include both voluntary prepayments by the obligors on the underlying Mortgage Loans and prepayments resulting from liquidations due to defaults and foreclosures), and (iii) whether there are any early redemptions of such securities.


    The yield on the CMBS retained or acquired by the Company will be extremely sensitive to defaults on the Mortgage Loans included in the collateral for such securities and the severity of losses resulting from such defaults, as well as the timing of such defaults and actual net losses. The Company's right as a holder of subordinated classes of CMBS to distributions of principal and interest will generally be subordinated to all of the more senior classes of securities although the timing and extent of such subordination will depend upon the particular terms of a security. Actual losses on the underlying Mortgage Loans (after default, where the proceeds from the foreclosure sale of the real property securing the underlying Mortgage Loans are less than the unpaid balance of the Mortgage Loan plus accrued interest thereon and disposition costs) will be allocated first to the subordinated classes of CMBS prior to being allocated to the more senior classes of securities. The subordinated classes of CMBS the Company expects to retain or acquire from time to time are subject to substantially greater risk of loss of principal and non-payment of interest than the more senior classes of such securities.

    If the Company retains or acquires CMBS with an anticipated yield as of the securitization or acquisition date based on an assumed rate of default and severity of loss on the underlying Mortgage Loans that is lower than the actual default rate and severity of loss, the yield on such CMBS will be lower than the Company initially anticipated. In the event of substantial losses, the Company may not recover the full amount (or, indeed, any) of its investment. The timing of actual losses and the timing of the recognition of such losses provided for in the underlying securitization transaction also will affect the Company's yield, even if the rate of default and severity of loss are consistent with the Company's expectations. In general, the earlier a loss occurs, the greater the adverse effect on the Company's yield. There can be no assurance as to the rate of default, severity of loss or the limiting of any such losses on mortgage loans underlying CMBS and thus as to the actual yield received by the Company.

    The aggregate amount of distributions on the Company's CMBS and their yield also will be affected by the amount and timing of principal prepayments on the underlying Mortgage Loans. CMBS issued and retained by the Company will generally be backed by Credit Tenant Loans with yield maintenance features that reduce the likelihood of prepayment. To the extent that more senior classes are outstanding, all prepayments of principal on the underlying Mortgage Loans typically will be paid to the holders of the more senior classes, and typically none (or very little) will be paid to the Company as a holder of the CMBS during the first five years, and in some cases a longer period, after the original issue date of the CMBS. This subordination of the CMBS to more senior classes may adversely affect the yield on the CMBS acquired by the Company. Even if there are no actual losses on the Mortgage Loans, interest and principal payments are made on the more senior classes before interest and principal are paid with respect to subordinated classes of CMBS. Typically, interest deferred on CMBS is payable on subsequent payment dates to the extent funds are available, but such deferral does not itself bear interest. Such deferral of interest will reduce the actual yield on the Company's CMBS.

    Because the Company will acquire CMBS at a significant discount from their outstanding principal balance, if the Company estimates the yield on a security based on a faster rate of payment of principal than actually occurs, the Company's yield on that security will be lower than the Company anticipated. In addition, the Company will be required to accrue taxable OID income on the basis of a constant yield to maturity on any CMBS that were both issued and acquired at a significant discount, and will be required to accrue taxable market discount income on the basis of a constant yield method or pro rata method on REMIC CMBS acquired at a significant discount. Whether and when there are any principal prepayments on the underlying mortgage loans will be affected by a variety of factors, including, without limitation, the terms of the Mortgage Loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. Principal prepayments on Mortgage Loans secured by commercial properties are likely to be affected by lock-out periods and prepayment premium provisions applicable to each of the Mortgage Loans, and by the extent to which the Servicer is able to enforce such prepayment premium provisions. Moreover, the yield to maturity on such CMBS also may be affected by any extension of the scheduled maturity dates of the Mortgage Loans as a result of modifications of the Mortgage Loans by the Servicer, if permitted.

                 DESCRIPTION OF EXISTING REAL ESTATE INTERESTS

    The Company intends to originate and invest principally in the following types of Mortgage Assets, subject to the operating restrictions described in "The Company--Company Policies" above and the additional policies described below.

CREDIT TENANT AND OTHER MORTGAGE LOANS

    The Company intends to originate and accumulate fixed-rate Credit Tenant Loans and Mezzanine Construction Loans secured by first or second liens on commercial real property subject to a Credit Tenant Lease as a significant part of its investment strategy.

    Such loans will primarily be originated through the Company's existing correspondent network. The Board of Directors of the Company has not established any concentration limits upon loans to be acquired by the Company. See "The Company--Company Policies--Loan Underwriting Guidelines."

    In addition, the Company may purchase, from time to time, BB Grade Credit Tenant Loans which the Company will hold in its portfolio. The Company may or may not securitize such purchased loans.

INITIAL INVESTMENTS; EXISTING LOANS, COMMITMENTS AND PROPERTIES


    The Existing Loans consist of 93 fixed-rate mortgage loans. All of the Existing Loans are secured by (i) absolute assignments of leases and rents on properties net leased to the Tenants pursuant to the Credit Tenant Leases from one of 32 different Credit Tenants (and in the case of one loan, two Credit Tenants), (ii) first mortgages on fee or leasehold interests, such commercial properties, and (iii) a security interest in funds on deposit in certain rent escrow and reserve accounts, all as described herein. In addition, 86 of the Existing Loans are further secured by certain non-cancelable credit lease enhancement insurance policies (the "Lease Enhancement Policies") issued by an insurer with a claims paying rating of "AAA" rating from S&P (such subsidiaries, collectively, the "Enhancement Insurer") that protect against losses due to termination of or abatement of rent under a Credit Tenant Lease as a result of a casualty or condemnation event at the commercial property. Also, seven of the Existing Loans have maturities or amortization periods that extend beyond the initial term of the associated Credit Tenant Loan and are accordingly further secured by certain credit lease renewal insurance policies or residual value insurance policies (the "Extended Amortization Policies") issued in the case of seven loans by an insurer with a claims paying rating of "AAA" by S&P (the "Extension Amortization Insurer") that protect against losses due to the failure of the Credit Tenant to renew the Credit Tenant Lease followed by a subsequent default by the borrower of its obligations under the associated Credit Tenant Loan or the failure of the borrower to pay a balloon balance at the maturity of the associated Credit Tenant Loan. All of the Existing loans are current and have experienced no default. There is no assurance that these results will be representative of results which the Company may experience on the loans underlying the CMBS which the Company may purchase or loans the Company will make in the future or on future results of the Existing Loan.



    As of May 15, 1998, the aggregate outstanding principal balance of the Existing Loans was $342.7 million with an average loan size of approximately $3.7 million (maximum: $20.5 million, minimum: $0.9 million). The weighted average gross coupon was 7.57% (maximum: 8.20% and minimum: 6.92%) with a weighted average original term to maturity of 243.6 months (maximum: 308 months, minimum 133 months) and a remaining weighted average term to maturity of 235.8 months (maximum 301 months, minimum: 118 months). The weighted average original debt service coverage was 1.05x (maximum 1.493x, minimum 1.003x). The appraised weighted average loan amount to leased fee value of the properties assuming the Credit Tenant Leases were in place was 88.2% (maximum: 98.8%, minimum: 70.5%) and the appraised weighted average loan amount to Dark Value of the properties assuming the properties were not subject to the Credit Tenant Leases was 127.2% (maximum: 231.3%, minimum 36.9%). All of the Existing Loans have "call" protection that prohibits prepayments under the loans for a term generally of eight years with a weighted average remaining Lockout Period of 88 months (maximum: 96 months, minimum 77.5 months). At the conclusion of the Lockout Period the Existing Loans are pre-payable provided such prepayment is accompanied by a yield maintenance payment generally calculated so that the lender would receive the same yield by investing the prepaid loan amount in then current U.S. Treasury obligations as would have been received had the loan been held to maturity.


    Unless otherwise indicated, all information set forth in the tables set forth below is as of May 15, 1998.

EXISTING LOANS--TENANT CONCENTRATION

                                                                               NUMBER OF        CURRENT         % OF
                                                                               MORTGAGE        AGGREGATE      AGGREGATE
TENANT/GUARANTOR(1)                                                              LOANS          BALANCE        BALANCE
--------------------------------------------------------------------------  ---------------  --------------  -----------
CVS Corporation or a subsidiary thereof...................................            22     $   51,050,808        14.9%
Rite Aid Corporation......................................................            20         38,480,581        11.2
Koninklijke Ahold, N.V....................................................             3         27,568,836         8.0
Circuit City Stores, Inc..................................................             3         20,735,066         6.1
The Home Depot, Inc. or a subsidiary thereof..............................             2         20,553,503         6.0
BlueCross and Blue Shield of Texas, Inc...................................             1         20,514,134         6.0
CareGroup, Inc............................................................             1         20,249,768         5.9
Wal-Mart Stores, Inc......................................................             2         19,010,446         5.5
Walgreen Co...............................................................             6         15,188,568         4.4
Eckerd Corporation........................................................             6         12,176,165         3.6
Georgia Baptist Health Care System, Inc...................................             1         12,130,649         3.5
KeyBank National Association..............................................             1         11,172,055         3.3
John H. Harland Company...................................................             1          9,534,875         2.8
Wegmans Food Markets, Inc.................................................             1          8,412,266         2.5
The Pep Boys--Manny, Moe & Jack...........................................             3          5,869,283         1.7
MedPartners, Inc..........................................................             1          5,636,627         1.6
The TJX Companies, Inc....................................................             1          5,633,817         1.6
Riggs Bank N.A............................................................             1          5,484,602         1.6
Hanson North America, Inc.................................................             1          5,328,070         1.6
State of New Jersey.......................................................             1          3,981,124         1.2
Tandy Corporation.........................................................             1          3,879,159         1.1
McDonald's Corporation....................................................             3          3,463,482         1.0
American Drug Stores, Inc.................................................             1          3,105,236         0.9
Bridgestone/Firestone, Inc................................................             2          2,236,087         0.7
The Chase Manhattan Bank..................................................             1          2,027,033         0.6
Hannaford Bros. Co........................................................             1          1,758,382         0.5
Exxon Corporation.........................................................             1          1,480,897         0.4
Boston Gas Company........................................................             1          1,452,449         0.4
Mobil Oil Corporation.....................................................             1          1,365,427         0.4
Sears, Roebuck & Co.......................................................             1          1,347,796         0.4
Amoco Oil Company.........................................................             1            950,773         0.3
United States Postal Service..............................................             1            925,132         0.3
                                                                                      --
                                                                                             --------------       -----
        Total.............................................................            93     $  342,703,096       100.0%
                                                                                      --
                                                                                      --
                                                                                             --------------       -----
                                                                                             --------------       -----

------------------------

(1) Meaning either, in the case of the tenant, the primary obligor under the lease and, in the case of the Guarantor, the entity which guarantees the obligations under the associated Credit Tenant Lease. In either case, the principal credit upon which the Company is relying is listed.

CREDIT RATING CONCENTRATION

    The following table sets forth the long-term credit ratings of the tenants or guarantors under the Credit Tenant Leases underlying the Existing Loans as of May 15, 1998. Such ratings of the tenants or guarantors (other than those internally classified ("IC")) are published by S&P and are publicly available. The long-term credit rating is an opinion of the applicable Rating Agency of an obligor's overall credit worthiness and its ability to pay its financial obligations as they come due. Such ratings should not be deemed a recommendation to purchase the securities offered hereby or any securities which may be offered in any future securitization of the Existing Loans.


                                                                                                              CUMULATIVE
                                                               NUMBER OF                           % OF          % OF
TENANT/GUARANTOR                                               MORTGAGE           AGGREGATE      AGGREGATE     AGGREGATE
  CREDIT RATING                                                  LOANS             BALANCE        BALANCE       BALANCE
-------------------------------------------------------  ---------------------  --------------  -----------  -------------
AAA....................................................                3        $    3,356,802         1.0%          1.0%
AA+....................................................                1             3,981,124         1.2           2.1
AA.....................................................                6            23,839,355         7.0           9.1
AA-....................................................                2            20,553,503         6.0          15.1
A+.....................................................                7            17,215,601         5.0          20.1
A......................................................               12            72,619,273        21.2          41.3
A-.....................................................               25            64,690,029        18.9          60.2
BBB+...................................................               24            49,983,681        14.6          74.8
BBB-...................................................                1             5,636,627         1.6          76.4
BB+....................................................                1             5,484,602         1.6          78.0
IC(1)..................................................               11            75,342,499        22.0         100.0
                                                                      --
                                                                                --------------       -----         -----
    Total..............................................               93        $  342,703,096       100.0%        100.0%
                                                                      --
                                                                      --
                                                                                --------------       -----         -----
                                                                                --------------       -----         -----


INDUSTRY CONCENTRATION

                                                                               NUMBER OF                         % OF
                                                                               MORTGAGE         AGGREGATE      AGGREGATE
TENANT/GUARANTOR INDUSTRY                                                        LOANS           BALANCE        BALANCE
-------------------------------------------------------------------------  -----------------  --------------  -----------
Retail Drug..............................................................             55      $  120,001,358        35.0%
Healthcare Services......................................................              3          38,017,044        11.1
Grocery..................................................................              5          37,739,484        11.0
Retail Electronics.......................................................              4          24,614,225         7.2
Insurance................................................................              1          20,514,134         6.0
Retail Building Materials................................................              2          20,553,503         6.0
Retail Discount & General Merchandise....................................              2          19,010,446         5.5
Banking..................................................................              3          18,683,690         5.5
Printing.................................................................              1           9,534,875         2.8
Automotive...............................................................              5           8,105,370         2.4
Retail Apparel...........................................................              1           5,633,817         1.6
Manufacturing............................................................              1           5,328,070         1.6
Energy...................................................................              4           5,249,546         1.5
Government...............................................................              2           4,906,256         1.4
Food Service.............................................................              3           3,463,482         1.0
Department Stores........................................................              1           1,347,796          .4
                                                                                      --
                                                                                              --------------       -----
    Total................................................................             93      $  342,703,096       100.0%
                                                                                      --
                                                                                      --
                                                                                              --------------       -----
                                                                                              --------------       -----

------------------------


(1) IC represents Internal Classifications. An internal classification is internally generated by the Company (generally after consultation with one or more Rating Agencies) with regard to an applicable Credit Tenant. Such Credit Tenants do not have publicly available credit ratings although the vast majority of such Credit Tenants are public companies. In each case, the Company has determined that, upon formal review of a Rating Agency, such Credit Tenant would receive a Credit Rating of at least BB Grade.

GEOGRAPHIC CONCENTRATION

                                                                            NUMBER OF                      PERCENTAGE OF
                                                                            MORTGAGE        AGGREGATE        AGGREGATE
PROPERTY LOCATION                                                             LOANS          BALANCE          BALANCE
-----------------------------------------------------------------------  ---------------  --------------  ---------------
NY.....................................................................            22     $   65,114,439          19.0%
MA.....................................................................            10         53,922,284          15.7
TX.....................................................................             5         45,717,945          13.3
GA.....................................................................             2         22,718,208           6.6
MI.....................................................................            10         21,159,763           6.2
PA.....................................................................             7         20,437,636           6.0
VA.....................................................................             9         17,837,459           5.2
FL.....................................................................             3         17,393,681           5.1
MD.....................................................................             2         14,333,176           4.2
CA.....................................................................             3         14,067,123           4.1
NJ.....................................................................             5         13,625,197           4.0
OH.....................................................................             1          5,914,373           1.7
NE.....................................................................             1          5,570,223           1.6
TN.....................................................................             3          5,408,624           1.6
AR.....................................................................             1          3,993,004           1.2
NC.....................................................................             2          3,079,537           0.9
NV.....................................................................             1          2,926,136           0.8
CT.....................................................................             2          2,589,128           0.8
ME.....................................................................             1          2,521,593           0.7
SC.....................................................................             1          2,100,639           0.6
IL.....................................................................             1          1,347,796           0.4
WA.....................................................................             1            925,132           0.3
                                                                                   --
                                                                                          --------------         -----
                                                                                   93     $  342,703,096         100.0%
                                                                                   --
                                                                                   --
                                                                                          --------------         -----
                                                                                          --------------         -----

    Total Number of States Represented    22

OUTSTANDING COMMITMENTS CONCENTRATION

                                                                                          APPROXIMATE
                                                                                           AGGREGATE
EXPECTED                                                            NUMBER OF MORTGAGE     PRINCIPAL    % OF AGGREGATE
PRINCIPAL AMOUNT                                                           LOANS            BALANCE        BALANCE
------------------------------------------------------------------  -------------------  -------------  --------------
$0-999,999........................................................               1             928,000           0.2%
$1,000,000-$2,499,999.............................................              44          77,177,000          19.3
$2,500,000- 4,999,999.............................................              33          94,115,000          23.5
$5,000,000- 7,499,999.............................................               4          22,405,000           5.6
$7,500,000- 9,999,999.............................................               3          24,275,000           6.1
$10,000,000 & greater.............................................               9         181,767,000          45.3
                                                                                --
                                                                                         -------------       -------
  Total...........................................................              94         400,667,000         100.0%
                                                                                --
                                                                                --
                                                                                         -------------       -------
                                                                                         -------------       -------

(1) Includes $64 million of the construction/permanent loans for which NationsBank has commenced advances under the construction loan portion.

CVS CORPORATION

          Loans, constituting 14.9% of the Existing Loans are secured by properties leased to CVS Corporation ("CVS") or a subsidiary (or former subsidiary thereof). The obligations of each tenant (other than CVS itself) under these leases are guaranteed by CVS. CVS, formerly Melville Corporation, is a

Delaware corporation, and is a leader in the chain drug industry. The long-term senior credit rating of CVS by S&P is A-.

    CVS's stock trades on the New York Stock Exchange (the "NYSE") under the symbol "CVS," and its World Wide Web site is located at http://www.cvs.com. CVS currently is subject to the public reporting requirements of the Exchange Act.

RITE AID CORPORATION

        Loans, constituting 11.2% of the Existing Loans, are secured by properties leased to Rite Aid Corporation ("Rite Aid") or for which leases Rite Aid is the guarantor. Rite Aid is a Delaware corporation operaing a chain of retail drugstores in the United States. The long-term senior credit rating of Rite Aid by S&P is BBB+.

    Rite Aid's common stock trades on the NYSE under the symbol "RAD," and its World Wide Web site is located at http://www.riteaid.com. Rite Aid currently is subject to the public reporting requirements of the Exchange Act.

                              TARGETED INVESTMENTS

NET LEASED REAL ESTATE

    The Company intends to invest in Net Leased Real Estate. Such investment may be made directly by the Company or through partnerships or other entities formed with other parties. The Company may also form one or more partnerships, the limited partnership interests in which would be convertible into Common Stock, for the purpose of enabling the Company to acquire real estate or interests therein from real estate owners on a tax deferred basis in exchange for such real estate or interests therein.

    Net Leased Real Estate is generally defined as real estate that is net leased on a long-term basis (i.e., ten years or more) to tenants who are customarily responsible for paying all costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of monthly rent to the landlord for the use and occupancy of the premises.


    The Company expects to acquire Net Leased Real Estate on a leveraged basis by utilizing its Credit Tenant Loans to provide an attractive return on its investment therein. Although the time during which the Company will hold Net Leased Real Estate will vary, the Company anticipates holding most Net Leased Real Estate for more than ten years, although there are no assurances that it will do so. The Company will focus on Net Leased Real Estate that is either leased to Credit Tenants or is real estate that can be leased to other tenants in the event of a default of the initial tenant. In particular, the Company expects to invest in Net Leased Real Estate that is subject to (or will become subject to) a Credit Tenant Loan originated by the Company. See "Risk Factors--Risks Related to Operations--The Company's Operations are Dependent Upon the Credit Tenant Loan and Securitization Business."


    The Company expects periodically to sell or dispose of a significant component of its Net Leased Real Estate as circumstances warrant. The Company believes that a significant number of the Net Leased Real Estate it sells or disposes of will be acquired by buyers motivated by the "like kind exchange rules" of Section 1031 of the Code. Generally under the like kind exchange rules, buyers may defer capital gains taxes on a transfer of real estate investments provided that they identify a "like kind" property within 45 days of transferring the previous property. Net Leased Real Estate is a desirable exchange medium for buyers interested in deferring capital gains due to the high credit quality of real estate backed by a Credit Tenant Lease, the relatively straightforward due diligence necessary for such acquisitions and the limited nature of the owner's on-going responsibilities during the life of the Credit Tenant Lease.

COMMERCIAL MORTGAGE-BACKED SECURITIES


    The Company intends to retain certain subordinated classes of CMBS in connection with pool financings or other securitizations of its Credit Tenant Loans and to acquire other CMBS, primarily Non-Investment Grade classes (including IO's), from various sources (particularly those which include, as a component thereof, Credit Tenant Loans). CMBS typically are divided into two or more interests, sometimes called "tranches" or "classes." The senior classes are often securities which, if rated, would have ratings ranging from low Investment Grade "BBB" to higher Investment Grades A, AA or AAA. The junior, subordinated classes typically would include one or more classes which, if rated, would have ratings below Investment Grade. Such subordinated classes also typically include an unrated higher-yielding, credit support class (which generally is required to absorb the first losses on the underlying Mortgage Loans).


    The mortgage collateral supporting CMBS may be pools, single-property whole loans or other CMBS, or any combination thereof. Of the interests in CMBS that the Company acquires, most will be subordinated or IO classes of CMBS, but the Company may also acquire more senior classes or combined classes of first-loss CMBS.

    Unlike residential MBS, which typically are collateralized by thousands of single family Mortgage Loans, CMBS are collateralized generally by a more limited number of commercial or multifamily Mortgage Loans with larger principal balances than those of single family Mortgage Loans. As a result, a loss on a single Mortgage Loan underlying a CMBS will have a greater negative effect on the yield of such CMBS, especially the subordinated classes in such CMBS.

    With respect to CMBS purchased from a third-party, the Company will use sampling and other appropriate analytical techniques to determine on a loan-by-loan basis which loans will undergo a full-scope review and which loans will undergo a more streamlined review process. Although the choice is a subjective one, considerations that influence the choice for scope of review often include loan size, debt service coverage ratio, loan to value ratio, loan maturity, lease rollover, property type and geographic location. A full-scope review may include, among other factors, a property site inspection, tenant-by-tenant rent roll analysis, review of historical income and expenses for each property securing the loan, a review of major leases for each property (if available); recent appraisals (if available), engineering and environmental reports (if available), and the price paid for similar CMBS by unrelated third parties in arm's length purchases and sales (if available) or a review of broker price opinions (if the price paid by a bona fide third party for similar CMBS is not available and such price opinions are available). For those loans that are selected for the more streamlined review process, the Company's evaluation may include a review of the property operating statements, summary loan level data, third party reports, and a review of prices paid for similar CMBS by bona fide third parties or broker price opinions, each as available. If the Company's review of such information does not reveal any unusual or unexpected characteristics or factors, no further due diligence is performed. The Company expects to hold its CMBS in book-entry form, to the extent possible.

OTHER INVESTMENTS

    The Company may also pursue a variety of complementary commercial real estate and finance-related businesses and investments in furtherance of its investment policies and strategies, including without limitation, purchasing Credit Tenant Loans originated by third parties. Such activities may include, but are not limited to, foreign real estate-related asset investments and investing in (or lending to) REITs and similar companies. Any lending with regard to the foregoing may be on a secured or an unsecured basis and may or may not be subject to risks similar to those attendant to investing in Credit Tenant Loans, CMBS and commercial real estate. The Company seeks to maximize yield by managing credit risk through credit underwriting, although there can be no assurance that the Company will be successful in this regard.

INVESTMENT IN OTHER ENTITIES

    The Company may acquire equity interests or make other investments in REITs, registered investment companies, partnerships and other investment funds and real estate operating companies when the Company believes that such purchases or investments will yield attractive returns on capital. When the stock market valuations of such companies are low in relation to the market value of their assets, such stock purchases can be a way for the Company to acquire an interest in a pool of targeted investments at an attractive price. The Company may also decide in the future to pursue business acquisition opportunities that it believes will complement the Company's operations.

FOREIGN INVESTMENTS

    The Company may acquire or originate Credit Tenant Loans secured by real estate located outside the United States or may acquire such real estate. Investing in real estate related assets located in foreign countries creates risks associated with the uncertainty of foreign laws and markets and risks related to currency conversion. The Company may attempt to mitigate such currency risks, to the extent practicable, depending on the nature of the investment. For example, the Company may originate Credit Tenant Loans or acquire Net Leased Real Estate which require payments or are otherwise denominated in U.S. dollars. The Company may be subject to foreign income tax with respect to its investments in foreign real estate related assets. However, any foreign tax credit that otherwise would be available to the Company for United States federal income tax purposes will not pass through to the Company's stockholders.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of the Company are as follows:


NAME                                                 AGE      POSITION
-----------------------------------------------      ---      -----------------------------------------------------------

William R. Pollert.............................          54   President, Chief Executive Officer, Chairman of the Board
                                                                of Directors

Edwin J. Glickman..............................          66   Executive Vice President, Product Development

Steven L. Maloy................................          40   Sr. Vice President, Marketing and Sales

Paul H. McDowell, Esq..........................          38   Sr. Vice President, General Counsel, Secretary

Shawn P. Seale.................................          35   Sr. Vice President, Chief Financial Officer, Assistant
                                                                Secretary

Scott A. Shay..................................          40   Director

DIRECTORS TO BE APPOINTED UPON COMPLETION OF THE OFFERING

Richard J. Campo...............................          43

Lawrence Chimerine.............................          57

Dan Kearney....................................          59


WILLIAM R. POLLERT

    Mr. Pollert is a founder of Capital Lease Funding, L.P. and a principal investor. Mr. Pollert has had extensive experience in managing a wide variety of companies. From 1993 until joining the Company in 1995, Mr. Pollert was the President and Chief Executive Officer of Equitable Bag Co., Inc., a leading manufacturer of custom bag products for non-food retailers and specialty packaging. From 1986 to 1993 Mr. Pollert held a variety of senior management positions in Triarc Companies, Inc. (Arby's, RC Cola, Graniteville, National Propane); Trian Group L.P.C.; Avery, Inc. (Uniroyal Chemical Co.); and Triangle Industries, Inc. (American National Can Co., Brandt, Inc., Triangle Wire & Cable, Inc., and Rowe International, Inc.). Triarc, Trian, Avery, Triangle and Equitable Bag Co., Inc. were at one time or are controlled by Nelson Peltz and Peter May.

    From 1973 to 1985, Mr. Pollert held a variety of senior management positions at International Paper Company, ending as Vice President of the Consumer Packaging business and a member of the Company's Executive Operating Committee. Mr. Pollert received a Ph.D. in Management & Organization Sciences from the University of Florida in 1971, an MBA in Finance from Columbia University in 1967, and a BA from Lehigh University in 1965.

EDWIN J. GLICKMAN

    Mr. Glickman is a founder and principal of the Company and has over forty years of experience in the field of real estate. From 1990 until joining the Company in 1995, Mr. Glickman acted as a real estate finance consultant concentrating largely on loan restructuring and tax planning for troubled real estate. From 1977 to 1990, Mr. Glickman was a principal at Sybedon Corporation, serving successively as Executive Vice President and President. Sybedon engaged in the arrangement of real estate debt and equity financing as well as syndication and development. Prior to 1977, Mr. Glickman acted as a principal in a variety of partnerships and companies engaged in the development and syndication of real estate transactions. Mr. Glickman was a development partner in the Galleria, a 57-story mixed-use building in midtown Manhattan.

    In addition to his business activities, Mr. Glickman has lectured widely on real estate finance and tax matters, and was a lecturer (1985) and Adjunct Assistant Professor (1986 and 1987) at the Real Estate

Institute of New York University. Mr. Glickman is a Trustee of Atlantic Realty Trust, which is listed on the Nasdaq National Market. Mr. Glickman served as a First Lieutenant in the U.S. Army. Mr. Glickman received a BA from Dartmouth College in 1953.

STEVEN L. MALOY


    Mr. Maloy is a founder and principal of the Company. From 1990 until joining the Company in 1995, he was a principal at Liberty Equities, Inc./Richard Brock Real Estate Investments, a real estate investor, where he was responsible for the acquisition of apartment properties, office buildings, and retail and industrial properties. From 1988 to 1990 he was engaged in real estate finance with Mr. Glickman, first at Sybedon Corporation and subsequently at Schoenfeld, Glickman, Maloy, Inc. From 1982 to 1988, he was a real estate broker at Coldwell Banker and Cushman & Wakefield, Inc., New York City. In 1981, he began his real estate career as an office leasing broker of Coldwell Banker. Mr. Maloy received a BS from the University of Hartford in 1979.


PAUL H. MCDOWELL

    Mr. McDowell is a founder and a principal of the Company. From 1991 until joining the Company in 1995, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world's largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a BA from Tulane University in 1982.

SHAWN P. SEALE

    Mr. Seale is a founder and principal of the Company. From 1988 until joining the Company in 1995, Mr. Seale was a founder, Vice President and Treasurer of Taylor Consulting Group, Inc., a corporate consulting group in Atlanta. At the Taylor Consulting Group, Mr. Seale provided a wide range of financial valuation and financial analysis services to a diverse mix of public and private companies, including Coca-Cola. From 1985 to 1988, Mr. Seale was a member of the Management/Distribution and Management/ Finance consulting group in the Boston and Atlanta offices of Ernst & Whinney (a predecessor to Ernst & Young). Mr. Seale is a certified public accountant. Mr. Seale received a BS from the Massachusetts Institute of Technology in 1985.

SCOTT A. SHAY

    Mr. Shay has been a Managing Director of Ranieri & Co., Inc. since its formation in 1988. Mr. Shay is a founder of Hyperion Partners and Hyperion Partners II L.P. Mr. Shay is currently a member of the board of directors of Bank United Corp., Bank United, Hyperion Capital Management, Inc., Transworld Healthcare, Inc. and Bank Hapoalim B.M., in Tel Aviv, Israel. He is a director of one of the general partners of Cardholder Management Services, L.P., an independent credit card servicer, as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II L.P. Mr. Shay is one of the control persons of the general partners of Hyperion Partners and Hyperion Partners II L.P. Prior to joining Ranieri & Co., Inc., Mr. Shay was a director of Salomon Brothers Inc. where he was employed from 1980 to 1988. Mr. Shay received a B.A. from Northwestern University and a Master of Management degree from Northwestern's Kellogg Graduate School of Management.

    In addition to Messrs. Pollert and Shay, upon completion of the Offering, the Company expects to elect Messrs. Richard V. Campo, Lawrence Chimerine and Dan Kearney, which directors will be Unaffiliated Directors.

RICHARD J. CAMPO

    Richard J. Campo, age 43, is Chairman of the Board and Chief Executive Officer of Camden Property Trust (traded CPT on the NYSE) since May 1993. Mr. Campo was a co-founder of Camden's predecessor companies in 1982. Camden Property Trust is a fully integrated real estate operating company organized as a real estate investment trust (REIT) engaged in the ownership, development, acquisition, marketing, management and disposition of multifamily apartment communities in the Sunbelt and Midwestern regions of the United States. Camden currently operates 100 properties containing 34,669 apartment houses. He has been involved in development, management, acquisition and disposition of real estate properties valued in excess of $5 billion. As an active participant in the real estate industry, Mr. Campo is a frequent speaker on real estate and development related topics. Mr. Campo is a member of the American Institute of Certified Public Accountants. He is involved in numerous local charitable organizations and serves on the Boards of the National Multi Housing Council, the Oregon State University Foundation, First Sierra Financial (NASDAQ) and the Harris County-Houston Sports Authority. Mr. Campo began his real estate career after graduating from Oregon State University in 1976.

LAWRENCE CHIMERINE

    Dr. Lawrence Chimerine, age 57, has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. He is currently a member of the board of directors of Bank United Corp. and Bank United. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. He was manager of economic research for the IBM Corporation from 1965 to 1979. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

DAN KEARNEY


    Dan Kearney, age 59, retired as Executive Vice President of Investments and Financial Services of Aetna Inc. on February 28, 1998. Since December 1994, Mr. Kearney was the President of Aetna Life and Annuity Co. (the predecessor to Aetna Retirement Services, Inc.) in Hartford, Connecticut and since 1991 he was the Chief Investment Officer of Aetna Inc. overseeing a $72 billion portfolio of stock equities, bonds and real estate investments.


    Prior to joining Aetna in 1991, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before joining the RTC Oversight Board, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was an executive of Salomon Brothers Inc., where he was Managing Director of its Real Estate Financing Department and one of the founders of its Mortgage Securities Department.

    From 1976 to 1977, Mr. Kearney was Associate Director of the Office of Management and Budget (OMB) for the U.S. Federal Government. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development (HUD) from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. He was in private law practice in Chicago from 1965 to 1968.

    Mr. Kearney is a director of MBIA, Inc., the country's largest provider of municipal bond insurance. He is also a Director of BioTransplant, a leading developer of organ transplant technology. Mr. Kearney received a Bachelor of Business Administration degree in 1961 and his Master of Economics degree in 1963. He received a J.D. from the University of Chicago Law School in 1965.

BOARD OF DIRECTORS

    Directors will be elected for a term of three years and will hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. The Board of Directors has been divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001 respectively. Beginning in 1999, as the term of a class expires, directors in that class will be elected for a three-year term and the directors in the other two classes will continue in office. Initially, Mr. Pollert's term will expire in 2001 and Mr. Shay's term will expire in 2000. The remaining directors terms will expire on dates to be determined.

    The Bylaws of the Company provide that the Board of Directors shall have not less than 3 or more than 9 members, as determined from time to time by the existing Board of Directors. The Board of Directors will initially have 5 directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Charter of the Company provides for the indemnification of the directors and officers of the Company and its employees, officers, directors and controlling persons to the fullest extent permitted by Maryland law. In addition, the Company has entered into indemnification agreements with each of its directors and senior officers to the fullest extent permitted by applicable law and which otherwise reflect the indemnification provisions set forth in the Company's Charter. Maryland law generally permits indemnification of directors and officers against certain costs, liabilities and expenses that any such person may incur by reason of serving in such positions unless it is proved that: (i) the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMMITTEES OF THE BOARD

    The Board of Directors expects to establish an Audit Committee consisting of two independent directors. The Audit Committee will be responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls.

    In addition, the Board of Directors expects to establish a compensation committee consisting of Mr. Pollert and two non-management directors. The Compensation Committee will be responsible for recommending to the Board of Directors the Company's executive compensation policies and for administering its compensation plans.

COMPENSATION OF DIRECTORS

    The Company expects to compensate its Unaffiliated Directors at levels customary to public companies of its size and nature and to permit such directors to participate in the Company 1998 Non-Qualified Stock Option Plan. Directors who are employed by the Company will not be separately compensated by the Company.

EMPLOYMENT AGREEMENTS

    The Company anticipates entering into employment agreements with certain key employees upon terms and conditions to be negotiated, but which employment agreements are expected to provide that upon the termination of the employee's employment: by the Company other than for "cause" (as defined in the employment agreements); by the employee for certain actions of the Company, such as effecting a material adverse change in the employee's responsibilities; or upon a "change in control" of the Company (as defined in the employment agreements), the employee will be entitled to all compensation and benefits payable under the employment agreement for the remainder of its term. In addition, the Company expects these agreements to restrict the ability of such employees to compete with the Company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


                                                             ANNUAL COMPENSATION       LONG-TERM COMPENSATION AWARDS
                                                            ----------------------  ------------------------------------

                                                                                      RESTRICTED         SECURITIES
                                                                                     SHARE AWARDS        UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR       SALARY      BONUS           ($)         OPTIONS/SARS (#)
-----------------------------------------------  ---------  ----------  ----------  ---------------  -------------------
William R. Pollert,                                   1997  $  275,000  $  -0-         $        (1)                (1)
Chief Executive Officer and President

Edwin J. Glickman,                                    1997  $  260,000  $   75,000              (1)                (1)
Executive Vice President, Product Development

Steven L. Maloy,                                      1997  $  170,000  $  130,000              (1)                (1)
Senior Vice President, Marketing and Sales

Paul H. McDowell,                                     1997  $  185,000  $  145,000              (1)                (1)
Senior Vice President, General Counsel and
Secretary

Shawn P. Seale,                                       1997  $  175,000  $  135,000              (1)                (1)
Senior Vice President, Chief Financial Officer
and Assistant Secretary



(1) Pursuant to the terms of the limited partnership agreement of CLF the actual percentage ownership interests in CLF are only determinable upon a distribution to the partners and are dependent upon the amount of such distribution. Based upon the anticipated distributions in connection with the Formation Transaction, Messrs. Pollert, Glickman, Maloy, McDowell and Seale would have received Class C limited partnership interests representing 1.42%, 1.40%, 1.00%, 1.16%, and 1.14% of the equity interests in CLF, respectively, assuming closing of the Offering.


STOCK OPTIONS


    On               , 1998, the Company adopted the 1998 Employee Stock Option
Plan and 1998 Stock Option Plan for Non-Employee Directors. The Company has authorized that 11% of the Common Stock outstanding following the Offering be reserved for issuance pursuant to its 1998 Employee Stock Option Plan and that 1% of the Common Stock outstanding following the Offering be reserved for issuance pursuant to its 1998 Stock Option Plan for Non-Employee Directors. The Company currently has no stock options outstanding, although at the closing of this Offering, the Company anticipates that it will have granted a substantial number of options to purchase shares of Common Stock pursuant to its Stock Option Plans.


MANAGEMENT SHAREHOLDERS' AGREEMENT


    The Company and certain management shareholders have entered into a shareholders' agreement which provides, among other things, for certain restrictions on transfer and the grant of a proxy to William R. Pollert by other members of management which proxy entitles Mr. Pollert to vote the shares of Common Stock of such other members of management. Pursuant to the Management Shareholders' Agreement, Mr. Pollert will have the right to vote 2,136,402 or 18.0% of the Common Stock outstanding following the Offering (inclusive of the 883,648 shares of Common Stock held by Mr. Pollert directly or indirectly without regard to the effect of the proxy contained in the Management Shareholders' Agreement). In addition, the Management Shareholders' Agreement provides that the participating members of management (which consists of all current members of management) will be granted certain registration rights pursuant to the Registration Rights Agreement. See "Description of Capital Stock--Registration Rights Agreement."


EXPENSES

    The Company will be required to pay all offering expenses (including accounting, legal, printing, clerical, personnel, filing and other expenses) incurred by the Company or its Affiliates on behalf of the Company in connection with the Offering, estimated at approximately $1.3 million. This payment will not be subject to the limitation on expenses to be borne by the Company. The expenses that will be paid by the Company also will include (but not necessarily be limited to) issuance and transaction costs incident to the acquisition, disposition and financing of investments, legal and auditing fees and expenses, the costs of printing and mailing proxies and reports to stockholders, costs to obtain liability insurance to indemnify the Company's directors and officers and the Underwriters, and the compensation and expenses of the Company's custodian and transfer agent, if any.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provisions which eliminates such liability to the maximum extent permitted by Maryland law.

    The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company' Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or in any proceeding in which the director was adjudged to be liable on the bases that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, resolutions of stockholders or directors, contract or otherwise. However, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act, is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

    The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against lability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.


    The Company has entered into indemnification agreements with each of its directors and senior officers to the fullest extent permitted by applicable law and which otherwise reflect the indemnification provisions set forth in the Company's Charter.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    From time to time, CLF has relied on advances from its partners to meet certain capital requirements with respect to loan financing, hedge margin, and other operating capital needs. In this regard, CLF has engaged in a number of transactions with Hyperion Partners II L.P., a limited partner of CLF. Mr. Scott
A. Shay, a director of the Company, is a principal of Hyperion Partners II L.P. At December 31, 1996, the Company had issued $15,345,000 in the aggregate of preferred capital to Hyperion Partners II L.P. and South Ferry 2, L.P. Such preferred capital accrued at a rate of 30% per annum. In addition, the Company had issued notes to Hyperion Partners II L.P. during 1997 that were payable on demand and bore interest at 20%. Since January 1, 1997, CLF has issued unsecured notes payable and made repayments of notes payable to Hyperion Partners II L.P., and retired certain preferred capital, in amounts and on dates as follows:



              DATE                                 DESCRIPTION                     AMOUNT($)
--------------------------------  ----------------------------------------------  -----------
7/10/97.........................  Retire portion of preferred capital              (5,445,000)
7/10/97.........................  Distribution on retired preferred capital        (1,241,341)
9/17/97.........................  Issue notes payable                               2,500,000
10/3/97.........................  Issue notes payable                               4,000,000
10/9/97.........................  Retire notes payable (including interest)        (4,013,333)
11/3/97.........................  Issue notes payable                               1,000,000
11/18/97........................  Issue notes payable                               2,000,000
12/12/97........................  Issue notes payable                               2,500,000
12/15/97........................  Issue notes payable                               2,500,000
12/30/97........................  Issue notes payable                               1,500,000
1/6/98..........................  Issue notes payable                               6,500,000
1/12/98.........................  Issue notes payable                               2,600,000
1/27/98.........................  Retire notes payable (including interest)        (4,145,000)
2/18/98.........................  Issue notes payable                               3,000,000
3/5/98..........................  Retire notes payable (including interest)        (5,146,610)
3/13/98.........................  Issue notes payable                               2,500,000
4/6/98..........................  Issue notes payable                               4,000,000
4/15/98.........................  Retire notes payable (including interest)        (2,803,761)
4/30/98.........................  Retire notes payable (including interest)        (4,053,333)
5/7/98..........................  Issue notes payable                               3,000,000
5/27/98.........................  Issue notes payable                               2,000,000
6/11/98.........................  Issue notes payable                               3,000,000


    At December 31, 1996, the Company had issued $129,098 in aggregate principal amount of notes payable to William R. Pollert, the Company's Chairman of the Board, Chief Executive Officer and President, which loan bore interest at 10% per annum, was payable on demand and was repaid in February 1997.

    As of December 31, 1997, the common stock of CLF Branson Holdings, Inc. was distributed to certain of the limited partners of CLF. The principal asset of such company was a parcel of real property in Branson, Missouri with a carrying value of approximately $2 million.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of May 15, 1998, relating to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each executive officer and director of the Company, and (iii) all executive officers and directors of the Company as a group. The beneficial ownership data set forth below is determined in accordance with a formula set forth in the partnership agreement of CLF and assumes an initial public offering price of $15 per share and the sale of 7,340,000 shares in the Offering.


                                                                   BENEFICIAL OWNERSHIP
                                                                           PRIOR            BENEFICIAL OWNERSHIP
                                                                    TO THE OFFERING(12)      AFTER THE OFFERING
                                                                  -----------------------  -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                          SHARES    PERCENTAGE     SHARES    PERCENTAGE
----------------------------------------------------------------  ----------  -----------  ----------  -----------
William R. Pollert (3) (4)......................................   2,578,768 (11)   56.8%   2,246,525        18.9%
Edwin J. Glickman (4)...........................................     303,586         6.7%     303,586         2.6%
Paul H. McDowell (4)............................................     213,866         4.7%     213,866         1.8%
Steven L. Maloy (4).............................................     194,510         4.3%     194,510         1.6%
Shawn P. Seale (4)..............................................     211,233         4.7%     211,233         1.8%

Scott A. Shay (5)...............................................   1,609,216        35.4%   1,609,216        13.5%
  50 Charles Lindbergh Boulevard
  Uniondale, New York 11553

Hyperion Partners II L.P. (5)...................................   1,609,216        35.4%   1,609,216        13.5%
  50 Charles Lindbergh Boulevard
  Uniondale, New York 11553

South Ferry #2, L.P. (6)........................................     352,016         7.8%     352,016         3.0%
  1 State Street Plaza
  New York, New York 10004

Alexander E. Fisher (4) (7).....................................     289,826         6.4%     289,826         2.4%
  A. Fisher Co. Inc.
  101 East 52nd Street
  New York, New York 10022

CLF Holdings, Inc. (8)..........................................     275,308         6.1%     275,308         2.3%

CLF Investors, LLC (9)..........................................   1,250,094        27.5%         -0-        0.00%

All executive officers and directors as a group (9 persons)
  (10)..........................................................   2,120,491        46.7%   4,097,633        34.5%


------------------------
(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares of Common Stock owned by them. Unless otherwise indicated, the address of each beneficial owner set forth below is c/o the Company at 85 John Street, 12th Floor, New York, New York 10038.
(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of warrants or options. The Company has no outstanding options or warrants.

(3) Includes 883,648 shares held by Mr. Pollert directly and 275,308 shares owned by CLF Holdings, Inc. of which Mr. Pollert owns 60% of the Common Stock. Includes 1,252,754 shares deemed beneficially owned pursuant to the Management Shareholders' Agreement.


(4) Includes 715,109, 137,286, 76,270, 76,270, 76,270, and 289,826, shares, respectively, held beneficially by Messrs. Pollert, Glickman, McDowell, Maloy, Seale and Fisher as members of CLF Investors, LLC.


(5) Includes 1,569,991 shares of Common Stock owned by Hyperion Partners II L.P. and 39,225 shares of Common Stock owned by CLFC HP II, Inc. Mr. Shay disclaims beneficial ownership of all of these shares.

(6) Does not include the number of shares of Common Stock which may be beneficially owned by South Ferry #2, L.P., as a limited partner in Hyperion Partners II L.P.
(7) Includes 275,308 shares owned by CLF Holdings, Inc. of which Mr. Fisher owns 40% of the Common Stock.
(8) Includes certain shares held by Messrs. Pollert and Fisher. See notes (3) and (7).
(9) Includes certain shares held by Messrs. Pollert, Glickman, McDowell, Maloy, Seale and Fisher. See note (4).
(10) Includes all shares to which beneficial ownership is attributed to held by Messrs. Pollert, Glickman, McDowell, Maloy, Seale and Shay.

(11) Includes 332,243 shares owned by non-management shareholders of CLF Investors, LLC.


(12) Prior to the Offering, the beneficial owners held only partnership interests in CLF, and thus this table reflects the number of shares of Common Stock such partnerhip interests will receive upon consummation of the Formation Transactions and the Offering, and the percentage such shares bears to a total of 4,540,000 shares of Common Stock to be issued to such partners upon consummation of the Formation Transactions and the Offering.


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                        FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of material federal income tax consequences that may be relevant to a prospective holder of the Common Stock. Cadwalader, Wickersham & Taft ("Counsel") has acted as counsel to the Company and has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussions hereunder fairly summarize the federal income tax consequences that are likely to be material to the Company and a holder of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this discussion is limited to persons who hold the Common Stock as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code.

    The statements in this discussion and the opinion of Counsel are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

    PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

DISTRIBUTIONS

    Distributions with respect to the Common Stock will be treated as a dividend, taxable as ordinary income to the recipient thereof, to the extent of the Company's current or accumulated earnings and profits ("earnings and profits") as determined under Federal income tax principles. To the extent that the amount of such distribution exceeds the current and accumulated earnings and profits of the Company, the excess will be applied against and will reduce the holder's tax basis in the Common Stock. Any amount by which such distribution exceeds the amount treated as a dividend and the amount applied against basis will be treated as short-term or long-term capital gain, as the case may be, depending upon the holder's holding period for the Common Stock.

DIVIDENDS TO CORPORATE SHAREHOLDERS

    In general, a distribution that is treated as a dividend for federal income tax purposes and that is made to a corporate shareholder with respect to the Common Stock will qualify for the 70% dividends-received deduction under Section 243 of the Code. Holders should note, however, that there can be no assurance that distributions with respect to the Common Stock will not exceed the amount of current or accumulated earnings and profits of the Company in the future. Accordingly, there can be no assurance that the dividends-received deduction will apply to distributions on the Common Stock.

    In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction such as restrictions relating to (i) the holding period of stock the dividends on which are sought to be deducted, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate shareholders should consult their own tax advisors regarding the extent, if any, to which such

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
exceptions and restrictions (as amended by the Taxpayer Relief Act of 1997) may apply to their particular factual situation.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OR REDEMPTION OF THE COMMON STOCK

    Upon a sale or other disposition of Common Stock, a holder will generally recognize gain or loss equal to the difference between the amount of cash and the fair market value of property received by the holder in such sale or other disposition and such holder's adjusted tax basis in such shares. In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

    Any gain or loss recognized by a holder upon redemption of the Common Stock will be treated as gain or loss from the sale or exchange of Common Stock, if, taking into account stock that is actually or constructively owned as determined under Section 318 of the Code, (i) such holder's interest in the Company's Common Stock is completely terminated as a result of the redemption, (ii) such holder's percentage ownership in the Company's voting stock immediately after the redemption is less than 80% of such percentage ownership immediately before such redemption, or (iii) the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302 of the Code).

    If a redemption of the Common Stock is treated as a distribution that is taxable as a dividend, the holder will be taxed on the payment received in the same manner as described above under "Distributions," and the holder's adjusted tax basis in the redeemed Common Stock will be transferred to any remaining shares held by such holder in the Company. If the holder does not retain any stock ownership in the Company following the redemption, then such holder may lose such basis completely.

CAPITAL GAINS AND LOSSES

    The highest marginal individual income tax rate (which applies to ordinary income and gain from the sale or exchange of capital assets held for one year or less) is 39.6%. The maximum regular income tax rate on capital gains derived by non-corporate taxpayers is 28% for sales and exchanges of capital assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of capital assets held for more than eighteen months. For taxable years beginning after December 31, 2000, the maximum regular capital gains rate for assets which are held more than 5 years is 18%. This rate will generally only apply to assets for which the holding period begins after December 31, 2000. Thus, the tax rate differential between capital gains and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate income tax rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Company will report to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup

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
withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing U.S. federal income taxation of Non-U.S. Stockholders are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

    Distributions to Non-U.S. Stockholders are treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.

    Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. However, the Small Business Job Protection Act of 1996 requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

    Under FIRPTA, gain from sales of U.S. real property interests ("USRP Interests") are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gains rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Gains subject to FIRPTA also may be subject to the 30 percent branch profits tax in the hands of a Non-U.S. corporate stockholder not entitled to treaty relief or exemption.

    An interest in a domestic corporation is itself a USRP interest subject to U.S. taxation under FIRPTA if the corporation was a U.S. real property holding corporation ("USRPHC") at any time during the five years preceding the taxpayer's disposition of his interest in the corporation. A domestic corporation is a USRPHC if it holds USRP interests having an aggregate fair market value that equals or exceeds 50

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
percent of the fair market value of the corporation's real property and business assets wherever located. While an interest in real property solely as a creditor is generally not considered a USRP interest, a creditor relationship that involves any direct or indirect right to share in the appreciation in the value of, or in the gross or net proceeds or profits generated by the real property is such a USRP interest. Whether the Company will be a USRPHC is currently unknown and will depend on the future operations and activities of the Company. Non-U.S. Stockholders are strongly urged to consult their own tax advisors with regard to the potential impact of FIRPTA on an investment in the Common Stock.

    Any gain on the disposition of Common Stock which is not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which the case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30 percent tax on the individual's capital gains.

TAXATION OF THE COMPANY

    It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its Taxable Income. For example, the Company will recognize Taxable Income in excess of its cash receipts when, as frequently happens, OID accrues with respect to certain of its subordinated MBS interests, including POs and certain IOs. OID generally will be accrued using a methodology that does not allow credit losses to be reflected until they are actually incurred. In addition, the Company may recognize taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, MBS that are Market Discount Bonds, but will have resulting disposable cash because such income proceeds may be used to make non-deductible principal payments on related borrowings. Market discount income is treated as ordinary income and not as capital gain. The Company also may recognize Excess Inclusion or other Taxable Income in excess of cash flow from REMIC Residual Interests or its retained interests from non-REMIC securitization transactions. It is also possible that, from time to time, the Company may recognize net capital gain attributable to the sale of depreciated property that exceeds its cash receipts from the sale. In addition, pursuant to certain Treasury Regulations, the Company may be required to recognize the amount of any payment to be made pursuant to a shared appreciation provision over the term of the related loan using the constant yield method. Finally, the Company may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a "significant modification" (as defined in Treasury Regulations section 1.1001-3(e)) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds the Company's basis in the original loan.

    As a result of securitization or resecuritization of Mortgage Loans or other debt instruments, and the subsequent sale of the senior (or most secure) securities created in the securitization, the Company may retain subordinated securities or a residual interest in the assets being securitized on which interest or discount income will be accrued without the current payment of cash. This situation could arise because cash payments received on the assets are required to be paid to the holders of senior securitized interests. In addition, the Company would recognize income but receive no cash ("phantom income") to the extent of the market discount attributable to debt securities held by a REMIC in which the Company holds a REMIC Residual Interest.

    If the Company owns REMIC Residual Interests, it is possible that the Company would not be permitted to offset certain portions of the income it derives from such interests with its current deductions or net operating loss carryovers or carrybacks. The portion of the income that would be subject to this limitation would equal the amount of any Excess Inclusion income derived by the Company with respect to the REMIC Residual Interests. The Company's Excess Inclusion income for any calendar quarter will

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
equal the excess of its income from each REMIC Residual Interest over its "daily accruals" with respect to such REMIC Residual Interest for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which a REMIC Residual Interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC Residual Interest at the beginning of the quarter and (ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC Residual Interest. The adjusted issue price of a REMIC Residual Interest at the beginning of a calendar quarter equals the original issue price of the REMIC Residual Interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to the Company with respect to the REMIC Residual Interest. To the extent provided in future Treasury Regulations, the Excess Inclusion income with respect to any REMIC Residual Interests owned by the Company that do not have significant value will equal the entire amount of the income derived from such REMIC Residual Interests.

STATE AND LOCAL TAXES

    The Company or the Company's stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

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                              ERISA CONSIDERATIONS

    In considering an investment in the Common Stock, a fiduciary of a governmental plan, a profit-sharing, pension, or stock bonus plan, a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code, the fiduciary responsibility provisions of ERISA, or materially similar applicable laws or regulations, including for this purpose individual retirement accounts (collectively, "Plans"), should consider (a) whether the ownership of the Common Stock is in accordance with the documents and instruments governing such Plan,
(b) whether the ownership of the Common Stock is consistent with the fiduciary's responsibilities and (where applicable) satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (c) ERISA or other prohibitions regarding improper delegation of control over, or responsibility for, "plan assets" and the possible imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary and (d) the need to value the assets of an ERISA Plan annually.

    In regard to the "plan assets" issue noted in clause (c) above, the Company believes that, effective as of the date of the closing of the Offering and the listing of the shares of the Common Stock on Nasdaq, the Common Stock should qualify as a "publicly offered security," and, therefore, the acquisition of such Common Stock by ERISA Plans should not cause the Company's assets to be treated as assets of such investing ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code. Fiduciaries of Plans should consult with and rely upon their own advisors in evaluating in light of their own circumstances the consequences of an investment in the Common Stock under the fiduciary responsibility provisions of ERISA, under the Code, and under any materially similar applicable laws or regulations.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, $.01 par value, issuable in one or more series. Each share of Common Stock is entitled to participate equally in dividends when and as authorized and declared by the Board of Directors and in the distribution of assets of the Company upon liquidation. Each share of Common Stock is entitled to one vote and will be fully paid and nonassessable by the Company upon issuance. Shares of the Common Stock of the Company have no preference, conversion, exchange, sinking fund, redemption, appraisal preemptive or cumulative voting rights. The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rates, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. The authorized capital stock of the Company may be increased and altered from time to time as permitted by Maryland law.


    The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Shares and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board is required by the MGCL and the charter of the Company to set, subject to the provisions of the charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Preferred stock would be available for possible future financings of, or acquisitions by, the Company and for general corporate purposes without any legal or regulatory requirement that stockholder authorization for issuance be obtained, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system or which the Company's securities may be listed or traded. The

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
issuance of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect the ability of the Company to make dividend distributions to the common stockholders.

    Meetings of the stockholders of the Company are to be held annually and special meetings may be called by the Chief Executive Officer, President, or Board of Directors. The Charter reserves to the Company the right to amend any provision thereof in the manner prescribed by law.


    Presently, there is no established trading market for the Common Stock. The Common Stock has been approved for trading on the Nasdaq under the symbol "CLFI," subject to compliance with certain final conditions.



REGISTRATION RIGHTS AGREEMENT



    Pursuant to a Registration Rights Agreement, dated       , 1998 (the
"Registration Rights Agreement"), the Company has granted demand and piggyback registration rights to holders of equity interests in the Company prior to the Offering, including members of management (the "Registration Rights Holders") holding an aggregate of 4,540,000 shares of Common Stock. See "Formation Transactions" and "Security Ownership of Certain Beneficial Owners and Management." At any time following the consummation of the Offering, Registration Rights Holders then owning in the aggregate in excess of 25% of the Common Stock then outstanding may make a written request for registration under the Securities Act of their shares of Common Stock; provided that the expected price to the public of such registered shares would be at least $10,000,000 in the aggregate. Subject to certain conditions, upon receipt of such request, the Company shall cause a registration statement to be filed with the Commission pertaining to the public sale of such shares of Common Stock and, subject to certain exceptions, use its commercially reasonable efforts to cause such registration statement to become effective under the Securities Act within 100 days of its receipt of such request for registration, provided such effective date will be no earlier than the expiration of the Lock-Up Period (as defined below). In addition, the Company has agreed to file on the first anniversary of the effective date of the registration statement of which this Prospectus is a part a shelf registration statement with regard to the shares of Common Stock then held by the Registration Rights Holders. Furthermore, the Company has granted the Registration Rights Holders certain rights to include their shares of Common Stock in any registration statement filed by the Company with the Commission pertaining to the public sale of Common Stock.



    Notwithstanding the foregoing, each of the Registration Rights Holders has executed a lock-up agreement pursuant to which each Registration Rights Holder has agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of Common Stock or securities convertible into or exerciseable for shares of Common Stock directly or indirectly, for a period of one year after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters, except pursuant to the Company's 1998 Stock Option Plans.


                 CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
                          COMPANY'S CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO THE COMPANY'S CHARTER AND BYLAWS, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    The Charter and the Bylaws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions

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
are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such takeover proposals because, among other things, negotiation of such takeover proposals might result in an improvement of their terms.

NUMBER OF DIRECTORS; CLASSIFICATION OF THE BOARD OF DIRECTORS


    The Charter and Bylaws provide that the number of directors will consist of not fewer than two or more than nine persons. The Bylaws require that at all times at least a majority of the directors shall be Unaffiliated Directors, except that upon the death, removal, incapacity or resignation of an Unaffiliated Director, such requirement shall not be applicable for 60 days. Following the Offering, there will be five directors, three of whom will be Unaffiliated Directors. The holders of shares of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by two-thirds of the remaining directors.


    Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in the years 1999, 2000, and 2001, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duty elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of shares of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

    The staggered board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer or prevent an attempt by a third party to obtain control of the Company or the implementation of another transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the staggered terms of directors could increase the likelihood that incumbent directors will retain their positions.

REMOVAL; FILLING VACANCIES


    The Bylaws provide that any vacancies on the Board of Directors for any cause will be filled by the affirmative vote of two-thirds of the remaining directors, even if such two-thirds vote is insufficient to constitute a quorum. Any director so elected shall hold office until the term of his office expires and until his successor is elected and qualifies. The Charter provides that directors may be removed, only for cause, by the affirmative vote of the holders of shares of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision of the Bylaws authorizing two-thirds of the remaining members of the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and filling the vacancies created by such removal with their own nominees.


BUSINESS COMBINATIONS


    Under the MGCL, certain "Business Combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. An "Interested Stockholder" is any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. Thereafter, any such Business Combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the Business Combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to Business Combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder became an Interested Stockholder. The Board of Directors has resolved to opt out of the Business Combination provisions of the MGCL. See "--Control Share Acquisition Statute" below. There can be no assurance that the Board of Directors will not opt into such provisions at any time in the future.

CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that "Control Shares" of a Maryland corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation.

    A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition.

    The Control Share Acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of the Control Shares.

    The Bylaws of the Company contain a provision exempting from the Control Share Acquisition statute any and all acquisitions by any person of the Company's shares of Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. Such provision can be amended or eliminated by the Board of Directors without consent of the shareholders of the Company.


SHAREHOLDER RIGHTS PLAN



    Prior to the completion of the Offering, the Company expects that it will adopt a shareholder rights plan. While the terms of such plan have yet to be determined, the Company expects that this plan could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise.


AMENDMENT TO THE CHARTER
    The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. The Charter of the Company may be amended upon the recommendation of the Board of Directors in accordance with Section 2-604 of the MGCL and the Charter and the approval of the amendment by a majority of all votes entitled to be cast on the matter by the shareholders.

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of shares entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only
(i) pursuant to the Company's notice of the meeting; (ii) by or at the direction of the Board of Directors; or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting;
(ii) by or at the direction of the Board of Directors; or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Bylaws.

MEETINGS OF SHAREHOLDERS


    The Company's Bylaws provide that annual meetings of shareholders shall be held on a date and at the time set by the Board of Directors during the month of May of each year, or at such other date and time as shall, from time to time, be designated by the Board of Directors (commencing in May 1999). Special meetings of the shareholders may be called by (i) the Chief Executive Officer of the Company, (ii) the President, or (iii) the Board of Directors. As permitted by the MGCL, the Bylaws provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.


ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER
  AND BYLAWS

    The Business Combination provisions, and, if the applicable provision in the Bylaws is rescinded, the Control Share Acquisition provisions of the MGCL, the provisions of the charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of shares of Common Stock or otherwise be in their best interest.

TRANSFER AGENT AND REGISTRAR

    The Company intends to appoint The Bank of New York as its transfer agent and registrar for the Common Stock.

REPORTS TO SHAREHOLDERS

    The Company will furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.


AMENDMENT TO THE BYLAWS



    The Bylaws may be amended by the affirmative vote of holders of shares entitled to cast not less than a majority of all of the votes entitled to be cast on the matter or by the affirmative vote of no less than two-thirds of all directors at the time; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all of the votes entitled to be cast in the election of directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 11,880,000 shares of Common Stock outstanding. Of these shares, the 7,340,000 shares offered hereby (8,441,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 described below. The remaining 4,540,000 shares of Common Stock outstanding upon closing of the Offering are "restricted securities" as that term is defined in Rule 144. All of the remaining shares are subject to lock-up agreements.

    Upon expiration of the lock-up agreements, an aggregate of 4,540,000 shares will become immediately eligible for sale subject to the timing, volume, and manner of sale restrictions of Rule 144.

    In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 118,800 shares immediately after the completion of the Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    Pursuant to the lock-up agreements, all investors holding equity interests in the Company on the date hereof (including Hyperion Partners II L.P., South Ferry #2, L.P., all of the Company's officers and directors and substantially all of the Company's employees) have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock directly or indirectly, for a period of one year after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters. After such one-year period, this restriction will expire and will be shares would be eligible for sale under Rule 144, provided that the Company shall have been subject to the reporting requirements of the Exchange Act for at least 90 days and the relevant holding period under Rule 144 shall have expired (which period will expire on the first anniversary of the closing of the Offering). Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such lock-up agreements.



    Pursuant to the Registration Rights Agreement, it is expected that the holders of an aggregate of 4,540,000 shares of Common Stock or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement."


    The Company currently intends to file one or more registration statements on Form S-8 with the Commission in order to register the 1,425,600 shares of Common Stock subject to the 1998 Stock Option Plans.

    Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters") for whom Prudential Securities Incorporated, NationsBanc Montgomery Securities LLC, Stifel, Nicolaus & Company, Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from CLF, Inc., the number of shares of Common Stock set forth opposite its name below.

                                                                                     NUMBER
UNDERWRITER                                                                        OF SHARES
---------------------------------------------------------------------------------  ----------
Prudential Securities Incorporated...............................................
NationsBanc Montgomery Securities LLC............................................
Stifel, Nicolaus & Company, Incorporated.........................................
                                                                                   ----------

Total:...........................................................................   7,340,000
                                                                                   ----------
                                                                                   ----------

    CLF, Inc. is obligated to sell and the Underwriters are obligated to purchase all of the shares of Common Stock being offered hereby.

    The Underwriters, through the Representatives, have advised CLF, Inc. that they propose to offer the Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus; that
the Underwriters may allow to selected dealers a concession of $         per
share, and that such dealers may reallow, a concession of $         per share to
certain other dealers. After the initial public offering, the public offering price and the concessions may be changed by the Representative.

    CLF, Inc. has granted the Underwriters an over-allotment option exercisable for 30 days from the date of this Prospectus to purchase up to 1,101,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent that such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to 7,340,000.

    CLF, Inc. has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Representatives of the Underwriters has advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The officers and directors of CLF, Inc. and all investors holding equity interests in the Company on the date hereof (including Hyperion Partners II L.P., South Ferry #2, L.P. and substantially all of the Company's employees) have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock directly or indirectly, for a period of one year after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters, except pursuant to the Company's 1998 Stock Option Plans. Prudential Securities Incorporated may at its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock up agreements.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representative. Among the factors to be considered in making such determination will be prevailing market conditions, are the Company's future prospects, the experience of its management, the economic condition of the financial services industry in general and the demand for similar securities of companies considered comparable to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock.

    The Common Stock has applied for inclusion in the Nasdaq National Market under the symbol "CLFI," subject to official notice of issuance.

    In connection with the Offering, certain Underwriters (and selling group members, if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from CLF, Inc., and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,101,000 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter or dealer participating in the Offering for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The Company will pay to the Representatives advisory fees equal, in the aggregate, to 0.75% of the gross proceeds received by the Company in the Offering, for investment banking services relating to, among other things, the structuring of the Formation Transactions and the Offering.

    Certain of the Underwriters have performed, and may continue to perform, investment banking, broker-dealer and financial advisory services for the Company and certain of its Affiliates and have received and will receive customary compensation therefor. Prudential Credit, an affiliate of Prudential Securities Incorporated, the Representative and lead underwriter in this Offering, is the lender of both the Prudential Warehouse and the Mezzanine Construction Loan to the Company. In addition, Prudential Life Insurance Company of America, the parent company of Prudential Securities Incorporated, is a less than 5% limited partner in Hyperion Partners II L.P., an investor in the Company. See "Security Ownership of Certain Beneficial Owners and Management." NationsBank is the lender of the NationsBank Warehouse to the Company and one of the Company's correspondent mortgage brokers. An affiliate of NationsBank was the lead manager for the securitization completed by the Company in January 1997.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York, who will rely on the opinion of Ballard, Spahr, Andrews & Ingersoll, LLP with respect to matters of Maryland law, and certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. W. Christopher White, a partner at Cadwalader, Wickersham & Taft, purchased in 1995 and 1996 a 9% interest in CLF Investors LLC, a 42.875% limited partner in CLF. Mr. White represents the Company on an ongoing basis, in his capacity as a partner at Cadwalader, Wickersham and Taft. Following the Offering, Mr. White will own less than 5% of the Common Stock. In addition, certain other partners in Cadwalader, Wickersham & Taft, who also represent the Company on an ongoing basis, will beneficially own, at the consummation of the Offering, less than 0.15%, in the aggregate, of the then outstanding shares of Common Stock.

                                    EXPERTS

    The statement of financial condition of Capital Lease Funding, Inc., at April 30, 1998 and the consolidated financial statements of Capital Lease Funding L.P., and Subsidiaries (a Limited Partnership) at December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997 and for the period September 29, 1995 (commencement of operations) to December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Copies of the Registration Statement of which this Prospectus forms a part and the exhibits thereto are on file at the offices of the Commission in Washington, D.C., and may be obtained at rates prescribed by the Commission upon request to the Commission and inspected, without charge, at the offices of the Commission. The Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will periodically file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company intends to furnish the holders of Common Stock with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                                    GLOSSARY

    Here follows an abbreviated definition of certain capitalized terms used in this Prospectus.

    "Affiliate" or "affiliate" means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, and (iii) any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 5% or more of any class of equity securities.


    "Application Stage" is as defined under "Prospectus Summary--The Company--Existing Loans and Pipeline for Future Originations" and "The Company--Existing Loans and Pipeline for Future Originations."



    "Articles of Incorporation" shall mean the Articles of Incorporation of the Company.


    "Audit Committee" means the committee of the Board of Directors, comprised entirely of independent directors, that will perform specified duties related to accounting and audit issues of the Company.

    "Bankruptcy Code" means the United States Bankruptcy Code, as amended.

    "BB Grade" means a rating less than Investment Grade but, respectively: (i) a rating by Standard & Poor's equal to or higher than BB-; (ii) a rating by Moody's Investors Service, Inc. equal to or higher than Ba3; (iii) a rating by Duff & Phelps Credit Rating Co. equal to or higher than BB-; or (iv) rating by Fitch IBCA, Inc. higher than BB-.

    "Board of Directors" shall mean the Board of Directors of the Company.

    "bond lease" means a lease with a Credit Tenant under which the tenant is responsible for every monetary obligation associated with managing, owning, developing and operating the leased premises including, but not limited to, the costs associated with utilities, taxes, insurance, maintenance, repairs and losses due to casualty or condemnation.

    "Business Combinations" shall have the meaning specified in the MGCL.

    "Bylaws" shall mean the Bylaws of the Company.

    "Charter" shall mean the Articles of Incorporation of the Company, as amended.

    "Closing Price" on any date for shares of the Common Stock shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq or, if such shares are not listed or admitted to trading on the Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if transaction prices are not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

    "CMBS" shall mean commercial or multi-family MBS.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission.

    "Committed Loans" means loans for which the Company has issued funding commitments, subject to completion of its underwriting procedures.

    "Common Stock" means the Company's shares of Common Stock, $.01 par value per share.

    "Company" means Capital Lease Funding, Inc., a Maryland corporation and its predecessor, Capital Lease Funding, L.P., a Delaware limited partnership.

    "Compensation Committee" means the committee of the Board of Directors, comprised entirely of Unaffiliated Directors, that will perform specified duties related to compensation issues of the Company.

    "construction loans" shall mean a loan the proceeds of which are to be used to finance the costs of construction, expansion or rehabilitation of real property.

    "Construction/Permanent Loans" are as defined under "Prospectus Summary--The Company-- Credit Tenant Loan Business" and "The Company--Credit Tenant Loan Business."


    "CPI Loans" or "Consumer Price Index Financing" are as defined under "Prospectus Summary--The Company--Credit Tenant Loan Business" and "The Company--Credit Tenant Loan Business."


    "Control Shares" means voting shares of stock which, if aggregated with all other shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control Shares do not include shares if the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    "Control Share Acquisition" means the acquisition of Control Shares under the MGCL, subject to certain exceptions.

    "Counsel" means Cadwalader, Wickersham & Taft.

    "Counterparty" means a third-party financial institution with which the Company enters into an agreement.

    "Credit Tenant" means a tenant whose long-term, senior unsecured debt: (i) has received an Investment Grade or BB Grade rating from any Rating Agency (and which has not received a Non-Investment Grade rating less than BB Grade from any Rating Agency); or (ii) has been determined by the Company (generally after consultation with one or more Rating Agencies) as likely to meet the standards required to receive the ratings described in clause (i) (an "Internal Classification").

    "Credit Tenant Lease" means a long-term lease made to a Credit Tenant.

    "Credit Tenant Loan" means a mortgage loan secured by a first lien on a commercial property net leased to a Credit Tenant.


    "CTL Market" is as defined under "The Company--Industry Overview."



    "CTL Pool Financing" involve the formation and utilization of a special single-purpose entity into which is placed a pool of multiple borrower Credit Tenant Loans involving multiple Credit Tenants and the issuance of debt or equity securities by such single-purpose entity. The Credit Tenant Loans in CTL Securitization pools are either "bond" leases or enhanced to "bond" status so that these loans are rated on the quality of the Credit Tenant rather than on the value of the underlying real estate. The ratings received for any pool will be dependent in part, on the size of the pool and the diversity of the underlying credits.

    "Dark Value" means the liquidation value of real property without a tenant in place.

    "DCR" means Duff & Phelps Credit Rating Company.

    "debt service coverage" means the rent from the applicable Mortgaged Property (net of any applicable ground lease payments) divided by the required payments of principal and interest on the Underlying Mortgage Loans.


    "earnings and profits" means the Company's current or accumulated earnings and profits as determined under Federal income tax principles.


    "Enhancement Insurer" or "enhancement insurer" means, collectively, insurance companies with a claims paying rating of between AAA and A from S&P, which issue certain non-cancelable Lease Enhancement insurance policies to secure Existing Loans.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Plan" means a pension, profit-sharing, retirement or other employee benefit plan that is subject to ERISA.

    "Excess Inclusion" shall have the meaning specified in Section 860E(c) of the Code.

    "Excess Servicing Rights" means contractual rights to receive a portion of monthly mortgage payments of interest remaining after those payments of interest have already been applied, to the extent required, to Pass-Through Certificates and the administration of mortgage servicing.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Loans" means the loans held by the Company which have closed but have not yet been securitized.

    "Extended Amortization Policies" are certain Credit Tenant Lease insurance policies that protect against losses due to the failure of the Credit Tenant to renew the Credit Tenant Lease followed by a subsequent default by the borrower of its obligations under the associated Credit Tenant Loan or the failure of the borrower to pay a balloon balance at the maturity of the associated Credit Tenant Loan, which policies are issued by an insurer with a claims paying rating of between AAA and A by S&P.


    "Extended Amortization Program" is as defined under "Prospectus Summary--The Company-- Credit Tenant Loan Business" and "The Company--Credit Tenant Loan Business."


    "Extended-Term Loans" are as defined under "Prospectus Summary--The Company--Credit Tenant Loan Business" and "The Company--Credit Tenant Loan Business."


    "Extension Amortization Insurer" means an insurer with a claims paying rating of "AAA" by S&P.



    "extraordinary dividends" means dividends treated as extraordinary dividends for purposes of Section 1059 of the Code.


    "FASIT" means financial asset securitization investment trust.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

    "Fitch" means Fitch IBCA.

    "Formation Transactions" means the series of integrated transactions which will establish the structure of the Company, as more fully described under "Prospectus Summary-Formation Transactions" and "Formation Transactions."

    "GAAP" means generally accepted accounting principles.

    "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of a corporation's shares or an Affiliate of a corporation who, at any time within the ten-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

    "IO" means Mortgage Derivative Securities representing the right to receive interest only or a disproportionately large amount of interest in relation to principal payments.

    "Internal Classification" or "IC" has the meaning set forth in the definition of Credit Tenant.

    "Investment Company Act" means the Investment Company Act of 1940, as amended.

    "Investment Grade" means: (i) a rating by Standard & Poor's equal to or higher than BBB-; (ii) a rating by Moody's Investors Service, Inc. equal to or higher than Baa3; (iii) a rating by Duff & Phelps Credit Rating Co. equal to or higher than BBB-; or (iv) a rating by Fitch IBCA, Inc. equal to or higher than BBB-.

    "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

    "Invested Portfolio" means the investments portfolio of the Company.

    "IRS" means the Internal Revenue Service.

    "Lease Enhancements" means certain mechanisms, including insurance policies, agreements with third-party servicer providers, lock-box accounts and other cash control procedures and certain other mechanisms, procedures or products which are designed to ensure the continuity of a stream of rental payments under a Credit Tenant Lease and payment of a Credit Tenant Loan, notwithstanding any rights of a tenant under a Credit Tenant Lease to abate rent or terminate the lease under certain circumstances.

    "Lease Enhancement Policies" means certain non-cancelable Lease Enhancement insurance policies which insure against losses on Credit Tenant Loans due to abatement of rent or cancellation of a Credit Tenant Lease as a result of a casualty or condemnation, issued by an insurer with a claims paying rating of AAA from S&P.

    "LIBOR" means London-Inter-Bank Offered Rate.

    "Lockout Period" means, for commercial mortgage loans originated by the Company, a period during which prepayment is generally prohibited for a period of years, and for which prepayment is thereafter permitted only in conjunction with payment of a prepayment premium designed to maintain the yield to investors.

    "MGCL" means the Maryland General Corporation Law, as amended.

    "Market Discount Bonds" means obligations with a stated redemption price at maturity that is greater than the Company's tax basis in such obligations.

    "Market Price" or "market price" on any date shall mean, with respect to a class or series of outstanding shares of the Company's stock, the Closing Price for such stock on such date.

    "Master Servicer" shall mean an entity acceptable to the Rating Agencies that regularly engages in the business of servicing Mortgage Loans.

    "MBS" shall mean Mortgage-Backed Securities (including CMBS and RMBS).


    "Mezzanine Construction Facility" is as defined under "Prospectus Summary--The Company--Credit Facilities" and "The Company--Credit Facilities."

    "Mezzanine Construction Loan" or "Mezzanine Construction Lending" means the Company's "Mezzanine Construction" product as described in "Prospectus Summary--The Company--Related Business Lines" and "The Company--Related Business Lines."


    "Mezzanine Loan" shall mean a loan secured by a lien on real property that is subordinate to a lien on such real property securing another loan. The Company's "Mezzanine Construction" loan product is a Mezzanine Loan.

    "Mortgage Assets" means (i) Mortgage-Backed Securities and (ii) Mortgage Loans.

    "Mortgage Derivative Securities" means mortgage securities that provide for the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying Mortgage Loans and may include other derivative instruments.

    "Mortgage Loans" means loans secured by real property, including without limitation, Credit Tenant Loans.

    "Mortgage-Backed Securities" means (i) Pass-Through Certificates, and (ii) other securities representing interests in, or obligations backed by pools of Mortgage Loans.

    "Nasdaq" means the Nasdaq Stock Market's National Market.

    "NationsBank" means NationsBank, N.A.

    "NationsBank Warehouse" means the Warehouse Credit Facility between the Company and NationsBank.

    "Net Income" or "net income" means the net income of the Company under GAAP.

    "Net Leased Real Estate" or "net leased real estate" means real estate that is net leased (including double- and triple-net leased) on a long-term basis (ten years or more) to tenants who are customarily responsible for paying all or many of the costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of a monthly net rent to the landlord for the use and occupancy of the premises.


    "1998 Incentive Stock Option Plan" is the Incentive Stock Option Plan adopted by the Company in 1998.



    "1998 Non-Qualified Stock Option Plan" is the Non-Qualified Stock Option Plan adopted by the Company in 1998.


    "Non-Investment Grade" means a credit rating from a Rating Agency which is lower than Investment Grade.

    "Non-U.S. Stockholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "Offering" means the shares of Common Stock offered through the Underwriters in connection with this Prospectus.

    "Offering Price" shall mean the offering price per share of Common Stock offered hereby.

    "OID" shall mean original issue discount.


    "One Time Close" or "1TC" is as defined under "Prospectus Summary--The Company--Credit Tenant Loan Business" and "The Company--Credit Tenant Loan Business."


    "Pass-Through Certificates" means securities (or interests therein) evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying Mortgage Loans in accordance with the holders respective, undivided interests in the pool. Pass-Through Certificates include Agency Certificates, as well as other certificates evidencing interests in loans secured by single family properties.


    "pool financing" means the process of pooling mortgage loans and other fixed income assets usually in a trust or other special purpose vehicle and issuing securities, such as MBS or debt securities from such special purpose vehicle.


    "Preferred Stock" or "Preferred Shares" shall mean the preferred stock of the Company.

    "Prospectus" means the Prospectus by which the Common Stock is offered hereby.

    "Prudential Credit" means Prudential Securities Credit Corporation.

    "Prudential Warehouse" means the Warehouse Credit Facility between the Company and Prudential Credit.


    "Purchase Commitment" is as defined under "Prospectus Summary--The Company--General" and "The Company--General."



    "Rate-Locked Loans" is as defined under "Prospectus Summary--The Company--Existing Loans and Pipeline for Future Originations" and "The Company--Existing Loans and Pipeline for Future Originations."


    "Rating Agency" means, with respect to securities of U.S. issuers, any nationally recognized statistical rating organization and, with respect to non-U.S. issuers, any of the foregoing or any equivalent organization operating in the jurisdiction where the issuer's principal operations are located, including Standard & Poor's, Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc.

    "Real Estate Asset" or "real estate asset" shall mean interests in real property, mortgages on real property to the extent the principal balance of the mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), and shares of REITs.


    "Registration Rights Agreement" means the Registration Rights Agreement,
dated       , 1998 among the Company and holders of equity interests in the
Company prior to the Offering, including members of management.



    "Registration Rights Holders" means holders of equity interests in the Company prior to the Offering, including members of management, holding an aggregate of 4,540,000 shares of Common Stock, which have been granted certain registration rights pursuant to the Registration Rights Agreement.


    "REIT" means a real estate investment trust as defined under Section 856 of the Code.

    "REMIC" means a real estate mortgage investment conduit.

    "REMIC Residual Interests" shall mean a class of MBS that is designated as the residual interest in one or more REMICs or the Company's ownership in the residual of a pool of Mortgage Loans used to back Pass-Through Certificates as to which REMIC status is elected.

    "Rent" or "rent" shall have the meaning given under "Federal Income Tax Consequences."

    "Representative" shall mean each Underwriter that is acting as a representative for other Underwriters, and with respect to the Offering shall mean Prudential Securities.

    "RMBS" shall mean a series of one- to four-family residential MBS.

    "Securities Act" means the Securities Act of 1933, as amended.

    "securitization" means the process of pooling mortgage loans and other fixed income assets usually in a trust or other special purpose vehicle and issuing securities, such as MBS or other debt securities, from the special purpose vehicle.


    "Service" means the Internal Revenue Service.

    "Servicers" means those entities that perform the servicing functions with respect to Mortgage Loans, Mortgage Securities or Excess Servicing Rights owned by the Company.

    "S&P" means Standard & Poor's.

    "Share" means a share of Common Stock of the Company offered pursuant to the Offering.


    "Stock Option Plans" means the Company's 1998 Employee Stock Option Plan and 1998 Stock Option Plan For Non-Employee Directors.


    "Subordinate Interest" means a class of CMBS that is junior to one or more other classes of CMBS in the right to receive payments from the underlying Mortgage Loans and the retained interests in Mortgage Loans securitized by the Company.


    "Taxable Income" means the taxable income of the Company as determined under the Code.



    "Term Sheet" is as defined under "Prospectus Summary--The Company--Existing Loans and Pipeline for Future Originations" and "The Company--Existing Loans and Pipeline for Future Originations."



    "Term Sheet Stage" is as defined under "Prospectus Summary--The Company--Existing Loans and Pipeline for Future Originations" and "The Company--Existing Loans and Pipeline for Future Originations."


    "Transfer" means any issuance, sale, transfer, gift, assignment, devise, bequest or other disposition, as well as any other event that causes any person to acquire direct, indirect, beneficial or constructive ownership, or any agreement to take any such actions or cause any such events, of Common Stock or the right to vote or receive dividends on Common Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Common Stock or any interest in Common Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in the direct, indirect, beneficial or constructive ownership of Common Stock; in each case, whether voluntary or involuntary, whether owned of record, indirectly owned, constructively owned, or beneficially owned, and whether by operation of law or otherwise.

    "Treasury Regulations" shall mean the income tax regulations promulgated under the Code, including proposed regulations to the extent that by reason of their effective dates they are proposed to apply to the Company or a transaction entered into by the Company.

    "Trust" or "trust" means a trust that is the transferee of that number of shares of Common Stock the beneficial or constructive ownership of which otherwise would cause a person to acquire or hold, directly or indirectly, shares of Common Stock in an amount that violates the Charter, which trust shall be for the exclusive benefit of one or more Charitable Beneficiaries.

    "Trustee" or "trustee" means the trustee of a Trust for the exclusive benefit of one or more charitable beneficiaries.

    "Unaffiliated Directors" shall mean a director who (a) does not own greater than a DE MINIMIS interest in the Company or any of its Affiliates, and (b) within the last two years, has not (i) directly or indirectly been employed by the Company or any of its Affiliates, (ii) been an officer or director of the Company or any of its Affiliates, (iii) performed services for the Company or any of its Affiliates, or (iv) had any material business or professional relationship with the Company or any of its Affiliates.

    "Underwriting Agreement" shall mean the agreement pursuant to which the Underwriters will underwrite the Common Stock.


    "Underwriters" shall mean Prudential Securities Incorporated as well the other underwriters of the Offering and each of the underwriters for whom they are acting as Representative.


    "USRPHC" is as defined under "Federal Income Tax Consequences--Taxation of Non-U.S. Stockholders."



    "USRP Interests" or "USRP interests" is as defined under "Federal Income Tax Consequences-- Taxation of Non-U.S. Stockholders."


    "Warehouse Credit Facilities" means the credit facilities entered into by the Company that are used for the purposes of funding and holding up to 100% of the loan proceeds to a borrower under the Company's credit tenant lease program prior to securitization, to support major requirements related to the Company's hedging positions, and for mezzanine financing to minimize the equity required to support the loans financed through the warehouse credit facilities. The Warehouse Credit Facilities consist of the NationsBank Warehouse, the Prudential Warehouse and the Mezzanine Construction Loan Facility (each as defined under "The Company--Credit Facilities").

    "Yield" or "yield to maturity" is the discount rate that will cause the net present value of the future cash flow from an investment equal to its price.

                      FINANCIAL STATEMENTS AND INFORMATION


                                                                                                                PAGES
                                                                                                                -----
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

PRO FORMA COMPANY:
Capital Lease Funding, Inc. (a Maryland corporation) Unaudited Pro Forma Financial Statements..............         F-2
  Pro Forma Statement of Financial Condition as of March 31, 1998..........................................         F-3
  Pro Forma Statement of Operations for the Three Months Ended March 31, 1998..............................         F-4
  Pro Forma Statement of Operations for the Year Ended December 31, 1997...................................         F-5
  Notes to Pro Forma Financial Statements..................................................................         F-6
HISTORICAL COMPANY:
Capital Lease Funding, Inc. (a Maryland corporation) Historical Financial Statements
  Report of Independent Auditors...........................................................................         F-8
  Statement of Financial Condition as of April 30, 1998....................................................         F-9
  Notes to Financial Statements............................................................................        F-10
HISTORICAL CAPITAL LEASE FUNDING, L.P.:
Capital Lease Funding, L.P. (a Delaware partnership) Historical Financial Statements
  Report of Independent Auditors...........................................................................        F-12
  Consolidated Statements of Financial Condition as of March 31, 1998 (unaudited) and December 31, 1997 and
    1996...................................................................................................        F-13
  Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1997 (unaudited) and the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of
    operations) to December 31, 1995.......................................................................        F-14
  Consolidated Statement of Partners' Capital (Deficit) for the Three Months Ended March 31, 1998
    (unaudited) and the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995
    (commencement of operations) to December 31, 1995......................................................        F-15
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997 (unaudited) and the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of
    operations) to December 31, 1995.......................................................................        F-16
  Notes to Consolidated Financial Statements...............................................................        F-17
  Schedule of Mortgage Loans on Real Estate as of December 31, 1997........................................        F-23

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                         PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The pro forma statement of financial condition of the Company as of March 31, 1998 has been prepared as if the Offering and Formation Transactions had been consummated on March 31, 1998. The pro forma statements of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 are presented as if the completion of the Offering and Formation Transactions occurred at January 1, 1997 and the effect thereof was carried forward through the three months ended March 31, 1998.

    The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period. The pro forma financial statements should be read in conjunction with the consolidated financial statements of CLF, L.P. included elsewhere herein.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

              UNAUDITED PRO FORMA STATEMENT OF FINANCIAL CONDITION

                              AS OF MARCH 31, 1998
                                  (UNAUDITED)

                                                                             CONTRIBUTION
                                             PREDECESSOR                          OF          FINANCING      PRO FORMA
                                             HISTORICAL     THE OFFERING     PARTNERSHIP     ADJUSTMENTS      COMPANY
                                               CLF, LP           (A)        INTERESTS (B)      (C)(D)       AS ADJUSTED
                                            -------------  ---------------  --------------  -------------  -------------
ASSETS

Cash and cash equivalents.................  $   6,579,425   $ 101,478,000    $   (290,000)  $ (95,803,000) $  11,964,425
Mortgages held for sale...................    323,509,279        --               --             --          323,509,279
Deferred securitization costs.............      1,840,943        --               --             --            1,840,943
Deferred registration costs...............        385,000        (385,000)        --             --             --
Hedge account margin deposit..............      3,727,876        --               --             --            3,727,876
Accrued interest income...................      1,094,000        --               --             --            1,094,000
Prepaid expenses..........................        192,596        --               --             --              192,596
Furniture, fixtures and equipment (net of
  accumulated depreciation of $76,521)....         94,516        --               --             --               94,516
                                            -------------  ---------------  --------------  -------------  -------------
Total Assets..............................  $ 337,423,635   $ 101,093,000    $   (290,000)  $ (95,803,000) $ 342,423,635
                                            -------------  ---------------  --------------  -------------  -------------
                                            -------------  ---------------  --------------  -------------  -------------

LIABILITIES

Accounts payable and accrued expenses.....  $   3,717,787   $    --          $    --        $    --        $   3,717,787
Repurchase agreement obligations..........    315,266,832        --               --          (55,709,820)   259,557,012
Notes payable to partner..................     18,507,023        --               --          (18,507,023)      --
                                            -------------  ---------------  --------------  -------------  -------------
Total Liabilities.........................    337,491,642        --               --          (74,216,843)   263,274,799

Commitments and contingencies

PARTNERS' CAPITAL (DEFICIT)/STOCKHOLDERS' EQUITY

Partners' capital (deficit)...............        (68,007)       --                68,007        --             --
Common stock..............................       --                73,400          45,400        --              118,800
Paid-in capital...........................       --           101,019,600        (403,407)    (21,586,157)    79,030,036
Retained earnings.........................       --              --               --             --             --
                                            -------------  ---------------  --------------  -------------  -------------
Total Partners' Capital (Deficit)/
  Stockholders' Equity....................        (68,007)    101,093,000        (290,000)    (21,586,157)    79,148,836
                                            -------------  ---------------  --------------  -------------  -------------
Total Liabilities and Equity..............  $ 337,423,635   $ 101,093,000    $   (290,000)  $ (95,803,000) $ 342,423,635
                                            -------------  ---------------  --------------  -------------  -------------
                                            -------------  ---------------  --------------  -------------  -------------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                                              PRO FORMA
                                                                                                PRO FORMA      COMPANY
                                                                                 HISTORICAL    ADJUSTMENTS     ADJUSTED
                                                                                    CLF, LP    FOR OFFERING  FOR OFFERING
                                                                                 -----------   ------------  ------------
                                                                                  (UNAUDITED)


REVENUES:
Interest income from mortgages..................................................  $ 5,279,888  $         --   $ 5,279,888
Loss on sales of mortgages......................................................           --            --            --
Other revenue from mortgages....................................................       20,787            --        20,787
                                                                                  -----------  ------------  ------------
Total Revenues..................................................................    5,300,675            --     5,300,675
                                                                                  -----------  ------------  ------------
LOAN EXPENSES:
Interest on repurchase agreements...............................................    4,899,369    (1,611,088 (a)    3,288,281
Servicer fees...................................................................       40,721            --        40,721
                                                                                  -----------  ------------  ------------
Total Loan Expenses.............................................................    4,940,090    (1,611,088)    3,329,002
                                                                                  -----------  ------------  ------------
Gross Profit....................................................................      360,585     1,611,088     1,971,673
                                                                                  -----------  ------------  ------------
OPERATING EXPENSES:
Personnel.......................................................................      736,176        25,000(b)      761,176
General and administrative......................................................      203,387        62,500(c)      265,887
Marketing and advertising.......................................................      165,844            --       165,844
                                                                                  -----------  ------------  ------------
Total Operating Expenses........................................................    1,105,407        87,500     1,192,907
                                                                                  -----------  ------------  ------------
Operating Income................................................................     (744,822)    1,523,588       778,766
OTHER INCOME (EXPENSE):
Other interest income...........................................................       38,956            --        38,956
Interest expense on notes payable...............................................     (924,315)      924,315(d)           --
                                                                                  -----------  ------------  ------------
Total Other Income (Expense)....................................................     (885,359)      924,315        38,956
                                                                                  -----------  ------------  ------------
PRO FORMA INCOME (LOSS) BEFORE PROVISION FOR FEDERAL AND STATE INCOME TAX.......   (1,630,181)    2,447,903       817,722
PROVISION FOR FEDERAL AND STATE INCOME TAX......................................           --      (327,100 (e)     (327,100)
                                                                                  -----------  ------------  ------------
PRO FORMA NET INCOME (LOSS).....................................................  $(1,630,181) $  2,120,803   $   490,622
                                                                                  -----------  ------------  ------------
                                                                                  -----------  ------------  ------------
PRO FORMA NET INCOME PER SHARE..................................................  $        --  $         --(f)  $      0.04
                                                                                  -----------  ------------  ------------
                                                                                  -----------  ------------  ------------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                               PRO FORMA
                                                                                                 PRO FORMA      COMPANY
                                                                                  HISTORICAL    ADJUSTMENTS     ADJUSTED
                                                                                    CLF, LP    FOR OFFERING   FOR OFFERING
                                                                                  -----------  -------------  ------------
REVENUES:
Interest income from mortgages..................................................  $ 9,859,768  $          --   $ 9,859,768
Loss on sales of mortgages......................................................     (160,782)            --      (160,782)
Other revenue from mortgages....................................................       43,326             --        43,326
                                                                                  -----------  -------------  ------------
Total Revenues..................................................................    9,742,312             --     9,742,312
                                                                                  -----------  -------------  ------------
LOAN EXPENSES:
Interest on repurchase agreements...............................................    8,829,548     (5,166,917 (a)    3,662,631
Servicer fees...................................................................       76,328             --        76,328
                                                                                  -----------  -------------  ------------
Total Loan Expenses.............................................................    8,905,876     (5,166,917)    3,738,959
                                                                                  -----------  -------------  ------------
Gross Profit....................................................................      836,436      5,166,917     6,003,353
                                                                                  -----------  -------------  ------------
OPERATING EXPENSES:
Personnel.......................................................................    2,880,307        100,000(b)    2,980,307
General and administrative......................................................      727,642        250,000(c)      977,642
Marketing and advertising.......................................................      501,091             --       501,091
                                                                                  -----------  -------------  ------------
Total Operating Expenses........................................................    4,109,040        350,000     4,459,040
                                                                                  -----------  -------------  ------------
Operating Income................................................................   (3,272,604)     4,816,917     1,544,313
OTHER INCOME (EXPENSE):
Other interest income...........................................................      169,889             --       169,889
Interest expense on notes payable...............................................     (292,827)       292,827(d)           --
                                                                                  -----------  -------------  ------------
Total Other Income (Expense)....................................................     (122,938)       292,827       169,889
                                                                                  -----------  -------------  ------------
PRO FORMA INCOME (LOSS) BEFORE PROVISION FOR FEDERAL AND STATE INCOME TAX.......   (3,395,542)     5,109,744     1,714,202
PROVISION FOR FEDERAL AND STATE INCOME TAX......................................           --       (685,700 (e)     (685,700)
                                                                                  -----------  -------------  ------------
PRO FORMA NET INCOME (LOSS).....................................................  $(3,395,542) $   4,424,044   $ 1,028,502
                                                                                  -----------  -------------  ------------
                                                                                  -----------  -------------  ------------
PRO FORMA NET INCOME PER SHARE..................................................  $        --  $          --(f)  $      0.09
                                                                                  -----------  -------------  ------------
                                                                                  -----------  -------------  ------------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. ADJUSTMENTS TO THE PRO FORMA STATEMENT OF FINANCIAL CONDITION:


    To record the recapitalization of the Predecessor historical balance sheet as of March 31, 1998, including the assets, assumption of liabilities and deficits, of the Predecessor at their historical amounts. The accompanying unaudited statement of financial condition as of March 31, 1998 has been prepared as if the following transactions had been consummated as of March 31, 1998:


(a)        Sale of 7,340,000 shares of Common Stock in the Offering
           at $15 per share:
             Proceeds from the Offering..............................              $110,100,000
             Less, costs associated with the Offering................
               Underwriting fees.....................................  $(7,707,000)
               Legal and professional fees, net of
                 $385,000 deferred registration costs................    (815,000)
               Other miscellaneous costs.............................    (100,000)  (8,622,000)
                                                                       ----------  -----------
             Net proceeds............................................              $101,478,000
                                                                                   -----------
                                                                                   -----------
             Par value of Common Stock to be issued in the
               Offering..............................................              $    73,400
             Additional paid-in capital from the net proceeds of the
               Offering..............................................              101,019,600
                                                                                   -----------
                                                                                   $101,093,000
                                                                                   -----------
                                                                                   -----------


(b)        Issuance of 4,540,000 shares of Common Stock and cash of $290,000 in exchange for various partnership interests of the Predecessor:
             Partners' deficit...................................................  $   (68,007)
             Par value of Common Stock...........................................      (45,400)
             Additional paid-in capital from issuance of Common Stock............      403,407
             Cash................................................................     (290,000)

(c)        Use of a portion of net proceeds of the Offering to redeem Notes
           Payable and Preferred Capital for cash as follows:
             Notes payable.......................................................  $18,507,023
             Cash redemption amount of Preferred Capital.........................   21,586,157
                                                                                   -----------
                                                                                   $40,093,180
                                                                                   -----------
                                                                                   -----------
(d)        Use of a portion of net proceeds of the Offering to retire debt related to
             Credit facility.....................................................  $55,709,820
                                                                                   -----------
                                                                                   -----------

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

         NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (CONTINUED)

1. ADJUSTMENTS TO THE PRO FORMA STATEMENT OF FINANCIAL CONDITION: (CONTINUED) The number of shares of the Company and the cash that each equity ownership class of the Partnership will receive in conjunction with this transaction, in accordance with the Partnership agreement, is as follows:

                                                                                          NUMBER
                                                                                        OF SHARES       CASH
                                                                                        ----------  -------------
General partners:
  CLF Holdings, Inc...................................................................     275,308             --
  CLFC HP II, Inc.....................................................................      39,225  $     215,862
Limited partners:
  Preferred...........................................................................          --     21,370,295
  Class A.............................................................................   1,922,007        290,000
  Class B.............................................................................   1,250,094             --
  Class C.............................................................................   1,053,366             --
                                                                                        ----------  -------------
                                                                                         4,540,000  $  21,876,157
                                                                                        ----------  -------------
                                                                                        ----------  -------------

2. ADJUSTMENTS TO THE PRO FORMA STATEMENT OF OPERATIONS:

    The accompanying unaudited statement of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 presents results as if the transactions described in Note 1 (above) had been consummated on January 1, 1997:

                                                                           THREE
                                                                           MONTHS
                                                                           ENDED     YEAR ENDED
                                                                         MARCH 31,    DECEMBER
                                                                            1998      31, 1997
                                                                         ----------  ----------
(a)        Reduce interest expense to reflect debt retired by the
           Company.....................................................  $(1,611,088) $(5,166,917)
                                                                         ----------  ----------
                                                                         ----------  ----------
(b)        Increase personnel expense to reflect additional costs
           related to operating as a public company....................  $   25,000  $  100,000
                                                                         ----------  ----------
                                                                         ----------  ----------
(c)        Increase general and administrative expenses to reflect
           additional costs related to operating as a public Company...  $   62,500  $  250,000
                                                                         ----------  ----------
                                                                         ----------  ----------
(d)        Eliminate interest expense to reflect debt retired by the
           Company.....................................................  $ (924,315) $ (292,827)
                                                                         ----------  ----------
                                                                         ----------  ----------
(e)        To provide for federal and state income taxes (40% effective rate).......................................................  $ (327,100) $ (685,700)
                                                                         ----------  ----------
                                                                         ----------  ----------
(f)        Weighted average outstanding Common Stock is as follows:
           Shares issued in exchange for partnership interests in
           Capital Lease Funding, L.P..................................   4,540,000   4,540,000
           Shares issued in the Offering...............................   7,340,000   7,340,000
                                                                         ----------  ----------
                                                                                     ----------
                                                                         11,880,000  11,880,000
                                                                         ----------  ----------
                                                                         ----------  ----------

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Capital Lease Funding, Inc.

    We have audited the accompanying statement of financial condition of Capital Lease Funding, Inc. as of April 30, 1998. This statement of financial condition is the responsibility of Capital Lease Funding, Inc. Our responsibility is to express an opinion on the statement of financial condition based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the statement of financial condition presents fairly, in all material respects, the financial position of Capital Lease Funding, Inc. at April 30, 1998 in conformity with generally accepted accounting principles.

                                                  /s/Ernst & Young LLP

New York, New York

May 20, 1998

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                        STATEMENT OF FINANCIAL CONDITION

                              AS OF APRIL 30, 1998

ASSETS
Cash (Note 1).......................................................................  $   1,000
                                                                                      ---------
Total Assets........................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

LIABILITIES AND STOCKHOLDER'S EQUITY

Commitments and Contingencies (Note 4)
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and
  outstanding (Notes 1, 2 and 4)....................................................  $       1
Additional paid-in capital..........................................................        999
Retained earnings (Note 2)                                                               --
                                                                                      ---------
Total Liabilities and Stockholder's Equity..........................................  $   1,000
                                                                                      ---------
                                                                                      ---------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                   NOTES TO STATEMENT OF FINANCIAL CONDITION

                              AS OF APRIL 30, 1998

1. ORGANIZATION AND FORMATION TRANSACTIONS

FORMATION AND INITIAL PUBLIC OFFERING

    Capital Lease Funding, Inc. (a Maryland corporation) (the "Company") was formed in March 1998, for the purpose of continuing and expanding the existing business of Capital Lease Funding, L.P. (the "Predecessor"). The Company intends to pursue an initial public offering (the "Offering") to expand the capital base of the Predecessor, and to retire certain debt obligations. The Company will receive a contribution of the partnership interests in the Predecessor as part of the formation transactions.

    The Company's principal activity is the origination and securitization of commercial mortgage loans. The Company also intends to purchase properties which are net leased to credit tenants.

    The Company expects that it will originate all of its future loans through a newly-formed subsidiary limited partnership (a Delaware limited partnership which, upon conclusion of the Formation Transactions will be renamed "Capital Lease Funding, L.P.") of which the Company will directly own 100% of the general partnership interests. In addition, the Company expects that it will purchase real estate though individual Delaware business trusts of which it will be the sole beneficiary.

    The Company has authorized the issuance of up to 1,000 shares of Common Stock, $.01 par value per share. In connection with the formation of the Company, the Company issued 100 shares of Common Stock to William R. Pollert, the Company's President, for $1,000. At the conclusion of the Offering, such shares of stock will be repurchased by the Company at cost. The Company expects to issue 7,340,000 shares of its Common Stock to the public through the Offering. In addition, the Company expects to issue 4,540,000 to the existing partners of the Predecessor in exchange for their respective partnership interests. Note 2.

INITIAL PUBLIC OFFERING AND USE OF PROCEEDS

    The net cash proceeds to be received by the Company from the Offering (after deducting underwriting discounts) are expected to be approximately $102.4 million. Of this amount, the Company expects to use approximately $55.7 million to reduce outstanding repurchase agreement obligations related to the underlying mortgage assets, $21.6 million to redeem the preferred partnership interests of the Predecessor, $18.5 million to pay off notes payable outstanding of the Predecessor, $1.3 million to pay expenses incurred in the Offering, $.3 million to a general partner of the Predecessor and $5.3 million to fund general working capital needs.

    If the underwriters' over-allotment option to purchase 1,101,000 shares of Common Stock is exercised, the Company will use the additional net proceeds (estimated to be approximately $15.4 million if the option is exercised in full) to reduce outstanding repurchase agreement obligations and/or for working capital.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)

                              AS OF APRIL 30, 1998

2. STOCKHOLDER'S EQUITY

COMMON STOCK

    The authorized capital stock of the Company will consist of 55,000,000 shares of capital stock, $0.01 par value, of which 50,000,000 shares will be designated as shares of Common Stock. Each share of Common Stock is entitled to participate equally in dividends when and as declared by the Board of Directors and in the distribution of assets of the Company upon liquidation. Each share of Common Stock is entitled to one vote and will be fully paid and nonassessable by the Company upon issuance. Shares of the Common Stock of the Company have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized capital stock of the Company may be increased and altered from time to time as permitted by Maryland law.

RETAINED EARNINGS

    The Company has not engaged in any operations from inception in 1998.

3. CREDIT FACILITIES/REPURCHASE AGREEMENTS


    The Company expects to have, as of the closing of its initial public offering, warehouse credit facilities provided by NationsBank ("NationsBank Warehouse") and Prudential Credit ("Prudential Warehouse"). The facilities are expected to total $930 million, and will be used primarily to fund the Company's mortgage loans. The NationsBank facility will decrease by $200 million on September 1, 1998. The Company expects to enter into the Prudential Warehouse in the amount of $250 million in July 1998, which will increase to $350 million upon closing of the Offering. These facilities are more fully described under the caption "The Company--Credit Facilities".


4. COMMITMENTS AND CONTINGENCIES

STOCK OPTION AND INCENTIVE PLAN

    The Company intends to adopt a stock option plan and incentive stock option plan designed to attract, retain and motivate executive officers of the Company and other key employees and the plan will authorize the issuance of shares of Common Stock pursuant to options granted under these plans.

INCENTIVE COMPENSATION PLAN

    The Company intends to establish an incentive compensation plan for key employees of the Company. This plan will provide for payment of cash bonuses to participating employees after an evaluation of the employee's performance and the overall performance of the Company. The Compensation Committee of the Board of Directors will make the determination for the award of the bonuses.

EMPLOYMENT AGREEMENTS

    The Company expects to enter into employment agreements with certain of its officers, as described further under the caption "Directors And Executive Officers--Employment Agreements".

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Capital Lease Funding L.P.


    We have audited the accompanying consolidated statements of financial condition of Capital Lease Funding L.P. and subsidiary (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations and partners' capital and cash flows for each of the two years in the period ended December 31, 1997 and for the period September 29, 1995 (commencement of operations) to December 31, 1995. We have also audited the financial statement schedule listed in the Index to financial statements included in the Prospectus. These financial statements and financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Lease Funding L.P. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and for the period September 29, 1995 (commencement of operations) to December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ Ernst & Young LLP

New York, New York
January 23, 1998 except for Note 9,
as to which the date is March 17, 1998

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                      MARCH 31,
                                                        1998             DECEMBER 31,
                                                    -------------  ------------------------
                                                                      1997         1996
                                                                   -----------  -----------
                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents.........................      6,579,425  $ 4,408,194  $ 2,140,230
Mortgage loans held for sale (Notes 4 and 5)......    323,509,279  263,473,373  157,719,912
Deferred securitization costs.....................      1,840,943    1,647,515    2,566,019
Deferred registration costs.......................        385,000           --           --
Hedge account margin deposit......................      3,727,876    3,755,926    3,271,005
Accrued interest income...........................      1,094,000      797,483      513,013
Prepaid expenses..................................        192,596      192,250       86,956
Property held for sale (Note 7)...................             --           --    1,968,682
Furniture, fixtures and equipment (net of
  accumulated depreciation of $76,521 (unaudited),
  $66,521 and $25,691, respectively)..............         94,516      103,317       83,536
                                                    -------------  -----------  -----------
Total Assets......................................  $ 337,423,635  $274,378,058 $168,349,353
                                                    -------------  -----------  -----------
                                                    -------------  -----------  -----------

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Accounts payable and accrued expenses.............  $   3,717,787  $ 4,770,873  $ 3,279,379
Repurchase agreement obligations (Note 5).........    315,266,832  255,770,693  150,904,908
Notes payable.....................................             --           --      358,461
Notes payable to partner and officer (Note 6).....     18,507,023   12,274,318      129,098
                                                    -------------  -----------  -----------
Total Liabilities.................................    337,491,642  272,815,884  154,671,846
Commitments and contingencies (Notes 4 and 5)
Partners' Capital (Deficit).......................        (68,007)   1,562,174   13,677,507
                                                    -------------  -----------  -----------
Total Liabilities and Partners' Capital
  (Deficit).......................................  $ 337,423,635  $274,378,058 $168,349,353
                                                    -------------  -----------  -----------
                                                    -------------  -----------  -----------

SEE ACCOMPANYING NOTES.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                        SEPTEMBER 29
                                                                                                        (COMMENCEMENT
                                                                                                             OF
                                             THREE MONTHS ENDED MARCH             YEAR ENDED            OPERATIONS)--
                                                        31,                      DECEMBER 31             DECEMBER 31
                                            ---------------------------  ----------------------------  ---------------
                                                1998           1997          1997           1996            1995
                                            -------------  ------------  -------------  -------------  ---------------
                                                    (UNAUDITED)
REVENUES:

Interest income from mortgages............  $   5,279,888  $  1,498,770  $   9,859,768  $   5,060,676   $     224,313
Loss on sales of mortgages................       --            (160,782)      (160,782)      (923,611)       --
Other revenue from mortgages..............         20,787         8,081         43,326         16,520        --
                                            -------------  ------------  -------------  -------------  ---------------
Total Revenues............................      5,300,675     1,346,069      9,742,312      4,153,585         224,313
                                            -------------  ------------  -------------  -------------  ---------------

LOAN EXPENSES:

Interest on repurchase agreements.........      4,899,369     1,146,617      8,829,548      4,048,601         221,400
Loss on loan in foreclosure
  (Note 7)                                       --             --            --             --               717,359
Servicer fees.............................         40,721        13,341         76,328         50,320        --
                                            -------------  ------------  -------------  -------------  ---------------
Total Loan Expenses.......................      4,940,090     1,159,958      8,905,876      4,098,921         938,759
                                            -------------  ------------  -------------  -------------  ---------------

GROSS PROFIT (LOSS).......................        360,585       186,111        836,436         54,664        (714,446)
                                            -------------  ------------  -------------  -------------  ---------------

Operating Expenses:
Personnel.................................        736,176       466,949      2,880,307      2,100,932         313,916
General and administrative................        203,387       200,096        727,642      1,298,368         736,461
Marketing and advertising.................        165,844        85,766        501,091        405,930          36,943
                                            -------------  ------------  -------------  -------------  ---------------
Total Operating Expenses..................      1,105,407       752,811      4,109,040      3,805,230       1,087,320
                                            -------------  ------------  -------------  -------------  ---------------

OPERATING LOSS............................       (744,822)     (566,700)    (3,272,604)    (3,750,566)     (1,801,766)

OTHER INCOME (EXPENSE):
Other interest income.....................         38,956        66,756        169,889        155,781         136,789
Interest expense on notes payable.........       (924,315)       (5,175)      (292,827)       (68,881)       --
                                            -------------  ------------  -------------  -------------  ---------------
Total Other Income (Expense)..............       (885,359)       61,581       (122,938)        86,900         136,789
                                            -------------  ------------  -------------  -------------  ---------------
NET LOSS                                    $  (1,630,181) $   (505,119) $  (3,395,542) $  (3,663,666)  $  (1,664,977)
                                            -------------  ------------  -------------  -------------  ---------------
                                            -------------  ------------  -------------  -------------  ---------------


SEE ACCOMPANYING NOTES.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)



             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)



                                          GENERAL PARTNERS            LIMITED PARTNERS
                                      -------------------------  --------------------------
                                           CLF          CLF                                    PREFERRED
                                        HOLDINGS,      HPII,                                    LIMITED
                                          INC.          INC.        CLASS A       CLASS B      PARTNERS         TOTAL
                                      -------------  ----------  -------------  -----------  -------------  -------------
Capital Contribution................  $  (1,723,950) $  160,100  $   2,940,000  $   230,000  $   9,900,000  $  11,506,150
Net loss for the period from
  September 29, 1995 (commencement
  of operations) to December 31,
  1995..............................     (1,537,273)     --           --           (127,704)      --           (1,664,977)
                                      -------------  ----------  -------------  -----------  -------------  -------------
Partners' Capital at
  December 31, 1995.................     (3,261,223)    160,100      2,940,000      102,296      9,900,000      9,841,173
                                      -------------  ----------  -------------  -----------  -------------  -------------
Capital contribution................       --            85,000      1,470,000      500,000      5,445,000      7,500,000
Net loss for the year ended December
  31, 1996..........................       (770,248)    (48,260)    (2,364,743)    (480,415)      --           (3,663,666)
Partners' Capital at
  December 31, 1996.................     (4,031,471)    196,840      2,045,257      121,881     15,345,000     13,677,507
                                      -------------  ----------  -------------  -----------  -------------  -------------
Distributions (Note 7)..............       --           (67,539)    (1,105,825)    (860,086)    (6,686,341)    (8,719,791)
Net loss for the year ended December
  31, 1997..........................       (462,479)    (61,259)      (939,432)     --          (1,932,372)    (3,395,542)
                                      -------------  ----------  -------------  -----------  -------------  -------------
Partners' Capital at
  December 31, 1997.................     (4,493,950)     68,042       --           (738,205)     6,726,287      1,562,174
Net loss for the three months ended
  March 31, 1998 (unaudited)........       --           (16,302)      --            --          (1,613,879)    (1,630,181)
                                      -------------  ----------  -------------  -----------  -------------  -------------
Partners' Capital (Deficit) at March
  31, 1998 (unaudited)..............  $  (4,493,950) $   51,740  $    --        $  (738,205) $   5,112,408  $     (68,007)
                                      -------------  ----------  -------------  -----------  -------------  -------------
                                      -------------  ----------  -------------  -----------  -------------  -------------


SEE ACCOMPANYING NOTES.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                           SEPTEMBER 29
                                                                                                           (COMMENCEMENT
                                                 THREE MONTHS ENDED                 YEAR ENDED            OF OPERATIONS)-
                                                     MARCH 31,                     DECEMBER 31              DECEMBER 31
                                            ----------------------------  ------------------------------  ---------------
                                                1998           1997            1997            1996            1995
                                            -------------  -------------  --------------  --------------  ---------------
                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                    $  (1,630,181) $    (505,119) $   (3,395,542) $   (3,663,666)  $  (1,664,977)
Adjustments to reconcile net loss to net
  cash (used in) provided by operating
  activities:
  Depreciation and amortization...........         10,000         10,208          40,830          23,737           1,954
  Loss on sale of mortgages...............       --              160,782         160,782        --              --
  Reduction in provision for loss on sale
    of mortgage loans.....................       --             (923,611)       (923,611)       --              --
  Provision for loss on sale of mortgage
    loans.................................       --             --              --               923,611        --
  Loss on loan in foreclosure.............       --             --              --              --               717,359
  Changes in operating assets and
    liabilities:
    Proceeds from sale of mortgages.......       --          128,061,471     128,061,471        --              --
    Net principal advanced to borrowers...    (59,784,648)   (50,354,913)   (216,887,135)   (132,578,616)    (34,754,952)
    Borrowing under repurchase
      agreements..........................     59,496,139    (78,043,982)    104,865,785     119,559,139      31,124,371
    Funds used in portfolio hedging
      activities..........................       (262,942)     5,986,427     (14,767,460)     (4,699,791)       (837,714)
    Loan origination costs and deferred
      securitization expenses.............       (539,044)     1,261,362        (963,925)     (3,883,577)       --
    Recoveries against property held for
      sale/troubled loans.................       --               53,402           2,771       9,763,780        --
    Increase in other assets..............       (296,863)       242,982        (389,764)       (496,250)        (34,380)
    Increase in accounts payable and
      accrued expenses....................     (1,052,736)    (1,264,387)      1,491,494       1,420,994       1,036,436
                                            -------------  -------------  --------------  --------------  ---------------
      Net Cash (Used in) Provided by
        Operating Activities..............     (4,060,275)     4,684,622      (2,704,304)    (13,630,639)     (4,411,903)
                                            -------------  -------------  --------------  --------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets.................         (1,198)       (12,968)        (60,612)        (77,581)       --
                                            -------------  -------------  --------------  --------------  ---------------
      Net Cash Used in Investing
        Activities........................         (1,198)       (12,968)        (60,612)        (77,581)       --
                                            -------------  -------------  --------------  --------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
Partner contributions (distributions).....       --             --            (6,753,880)      7,500,000      13,385,100
Borrowings under notes payable............      6,232,704       (487,559)     11,786,760          46,214        (670,961)
                                            -------------  -------------  --------------  --------------  ---------------
      Net Cash Provided by (Used in)
        Financing Activities..............      6,232,704       (487,559)      5,032,880       7,546,214      12,714,139
                                            -------------  -------------  --------------  --------------  ---------------
  Net increase (decrease) in cash.........      2,171,231      4,184,095       2,267,964      (6,162,006)      8,302,236
  Cash and cash equivalents at beginning
    of period.............................      4,408,194      2,140,230       2,140,230       8,302,236        --
                                            -------------  -------------  --------------  --------------  ---------------
  Cash and Cash Equivalents at End of
    period................................  $   6,579,425  $   6,324,325  $    4,408,194  $    2,140,230   $   8,302,236
                                            -------------  -------------  --------------  --------------  ---------------
                                            -------------  -------------  --------------  --------------  ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest....................  $   5,448,073  $   1,245,113  $    7,517,304  $    3,251,437   $    --
                                            -------------  -------------  --------------  --------------  ---------------
                                            -------------  -------------  --------------  --------------  ---------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW
  INFORMATION
Book value of stock distribution to
  partners (Note 7).......................  $    --        $    --        $    1,965,911  $     --         $    --
                                            -------------  -------------  --------------  --------------  ---------------
                                            -------------  -------------  --------------  --------------  ---------------


SEE ACCOMPANYING NOTES.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MARCH 31, 1998 (UNAUDITED) AND DECEMBER 31, 1997

1. ORGANIZATION

    Capital Lease Funding, L.P. (a Delaware limited partnership) (the "Partnership"), was formed in September 1995, with CLFC HPII Inc. and CLF Holdings, Inc. as general partners and other investors as limited partners.

    The Partnership's principal activity is the origination and securitization of commercial mortgage loans. Since 1995, the Partnership has been primarily engaged in the business of originating, underwriting and securitizing mortgage loans secured by first liens on commercial properties which are long-term net leased to investment grade and near investment grade credit tenants ("Credit Tenants," and loans to owners of real property subject to Credit Tenant Leases, "Credit Tenant Leases").

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.


HEDGING ACTIVITIES

    The Partnership enters into hedging transactions in order to reduce exposure that a change in interest rates will result in a decrease in the value of the Partnership's current mortgage loan portfolio which it has originated or loans it has committed to originate. Specifically, the Partnership enters into short sales of U.S. Treasury futures contracts, which typically require initial margin deposits and margin calls depending on changes in interest rates. These forward sale agreements generally have terms of not more than 90 days. Such hedging transactions are entered into for purposes other than trading.

    The Partnership accounts for its hedging transactions in accordance with Statement of Financial Accounting Standards No. 80, ACCOUNTING FOR FUTURES CONTRACTS ("SFAS 80"). SFAS 80 requires that changes in the market value of a futures contract be recognized as a gain or loss in the period of the change unless the contract meets certain criteria in order to qualify as a hedge. The Partnership has determined that such transactions qualify as hedges since i) the mortgage loan portfolio exposes the Partnership to interest rate risk until the loans are securitized and ii) the futures contracts entered into reduce the Partnership's exposure to such interest rate risk and are designated as a hedge. In addition, the correlation between the price performance of the mortgage loan portfolio being hedged and the hedge instruments is very high due to the similarity of the assets and liabilities being hedged and the related hedge instruments. Accordingly, gains and losses on these hedging transactions are deferred as an adjustment to the carrying value of the related mortgage loans and are recognized upon the securitization or sale of the mortgage loans. Further, gains and losses on hedging transactions related to anticipated transactions that are no longer likely to occur are recognized currently in the statement of operations. Note 4.

ALLOCATION OF INCOME AND DISTRIBUTIONS

    Partnership income, losses and distributions are allocated in accordance with the provisions of the Partnership agreement.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


DEFERRED ORIGINATION AND SECURITIZATION COSTS

    The Partnership defers the recognition of expenses associated with the origination and securitization of its commercial loans. These costs include certain legal fees, insurance costs, rating agency fees and certain other expenses. Deferred costs will be recognized upon the sale of the mortgages.

PRINCIPLES OF CONSOLIDATION AND INVESTMENT IN LIMITED PARTNERSHIP


    The Partnership has a 99% limited partnership interest in Capital Lease Funding Securitization, L.P. ("Securitization L.P.") which it accounts for using the equity method. Securitization L.P. holds no assets or liabilities at December 31, 1997. In addition, there were no operations of Securitization L.P. during 1997. For the years ended December 31, 1997 and 1996 and as of December 31, 1996, the accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of CLF Branson Holdings, Inc. ("Branson"). As of December 31, 1997, the stock of Branson was distributed to certain of the limited partners of the Partnership. See Note 7. All significant intercompany transactions, balances and accounts have been eliminated.


INCOME TAXES


    No provision for federal or state income taxes is included in the accompanying consolidated financial statements as partners are individually responsible for including their share of the Partnership's income or loss on their respective income tax returns.


INTERIM UNAUDITED FINANCIAL INFORMATION

    The accompanying interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited financial statements as of March 31, 1998 and for the three month periods ended March 31, 1998 and 1997 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein.

3. CASH AND CASH EQUIVALENTS

    The Partnership defines cash equivalents as highly liquid investments purchased with original maturities of three months or less. The account balance at the financial institution exceeds Federal Depository Insurance Corporation ("FDIC") insurance coverage and as a result, there is a concentration of credit risk related to the balance on deposit in excess of FDIC insurance coverage. The Partnership believes that the risk is not significant as the Partnership does not anticipate non-performance.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. MORTGAGES HELD FOR SALE


    Mortgage loans held for sale consists of (in thousands):


                                                             MARCH 31, 1998  DECEMBER 31, 1997  DECEMBER 31, 1996
                                                             --------------  -----------------  -----------------
                                                              (UNAUDITED)
Principal..................................................    $  310,695       $   249,983        $   159,204
Unearned discount..........................................        (6,847)           (5,919)            (4,729)
                                                             --------------        --------           --------
Carrying amount of mortgages...............................       303,849           244,064            154,475
Deferred loan costs (net)..................................         2,971             3,011              2,052
Provision for loss on securitization transaction...........            --                --               (924)
Deferred hedging losses....................................        16,690            16,398              2,117
                                                             --------------        --------           --------
  Total mortgage loans held for sale.......................    $  323,509       $   263,473        $   157,720
                                                             --------------        --------           --------
                                                             --------------        --------           --------

    Mortgage loans held for sale are secured by corporate leases (the majority of which are investment grade) and mortgages on the underlying real estate and are reported at the lower of cost (unpaid principal balance adjusted for unearned discount and deferred expenses) or market, on an aggregate basis. Mortgage origination fees, net of direct costs in connection with closing a loan, are deferred and are reported as part of the cost of the loan balance to which they relate. The aggregate cost is adjusted for deferred hedging gains or losses prior to the lower of cost or market valuation.


    During January 1997, the Partnership transferred a pool of mortgage loans with an aggregate face amount of approximately $129.4 million to a 99% owned limited partnership (the "Depositor") in connection with a securitization of the mortgage loans by the Depositor. The securitization was accounted for as a sale in accordance with Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES which is effective for transactions occurring subsequent to December 31, 1996. In connection with the sale, the Partnership received approximately $128.1 million in gross proceeds and realized a loss of approximately $1.2 million, of which approximately $924,000 was accrued as of and for the year ended December 31, 1996 and included in the accompanying consolidated statement of operations and partners' capital. Borrowings under the Partnership's repurchase agreement obligations were reduced by approximately $118 million after completion of the sale.



    At March 31, 1998, the Partnership had entered into short sales under which it sold short approximately $390 million (unaudited) of futures contracts on U.S. Treasury obligations. The unrealized (losses) on the short sales of U.S. Treasury futures contracts at March 31, 1998 was approximately ($1.3 million) (unaudited). At December 31, 1997, the Partnership had entered into short sales under which it sold short approximately $361.8 million of futures contracts on U.S. Treasury obligations. The unrealized (losses) on the short sales of U.S. Treasury futures contracts at December 31, 1997 was approximately ($4.4 million). At December 31, 1996, the Partnership had entered into short sales under which it sold short approximately $59.0 million of U.S. Treasury obligations and approximately $102.4 million of futures contracts on U.S. Treasury obligations. The unrealized gains (losses) on the short sales of U.S. Treasury obligations and futures contracts at December 31, 1996 was approximately ($1.5 million) and $1.3 million, respectively. As of December 31, 1996, the Partnership has accounted for the securitization which occurred in January 1997. Accordingly, the unrealized gains and losses on the short sales of U.S. Treasury obligations has been charged to expense as part of the provision for loss on securitization. Unrealized gains and losses of

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. MORTGAGES HELD FOR SALE (CONTINUED)
short sales of U.S. Treasury obligations and U.S. Treasury futures contracts are computed as the difference between the contract value of the short sales and the current prevailing market value of U.S. Treasury obligations or futures contracts with similar terms or remaining maturities.


    The Partnership had hedged the following assets, liabilities and firm commitments under rate lock agreements (in thousands):


                                                             MARCH 31, 1998  DECEMBER 31, 1997  DECEMBER 31, 1996
                                                             --------------  -----------------  -----------------
                                                              (UNAUDITED)
Mortgage loans held for sale (principal amount)............    $  310,695       $   249,982        $   159,204
Firm commitments under rate lock agreements................       126,394           143,154              7,800
                                                             --------------        --------           --------
  Total assets and liabilities hedged......................    $  437,089       $   393,136        $   167,004
                                                             --------------        --------           --------
                                                             --------------        --------           --------


    Mortgages held for sale are subject to changes in value because of changes in interest rates. Management believes that the fair value of the loans at March 31, 1998 (unaudited) and December 31, 1997 exceeds their carrying value.



    For certain of its loans, the Partnership obtains non-cancelable lease enhancement insurance policies as additional security for its mortgage loans. Certain of these policies protect the mortgage holder against losses due to termination of or abatement of rent from the underlying leases as the result of a casualty or condemnation event at the mortgaged property. Certain other of these policies protect the mortgage holder against losses due to the failure of the underlying tenant to renew its lease followed by a subsequent default by the borrower of its obligations under the associated mortgage loan, or the failure of the borrower to pay a balloon balance at the maturity of the mortgage loan. At March 31, 1998, and December 31, 1997 and 1996, approximately $3.8 million (unaudited), $3.5 million and $1.6 million of such lease enhancement insurance costs, respectively, are included in deferred loan costs as part of the carrying value of mortgage loans held for sale. The Partnership believes that these types of policies will continue to be available in the future. The Partnership is unaware of any limitations by the insurance providers at the present time.



    At December 31, 1997 and March 31, 1998, the Partnership had issued outstanding commitments to fund approximately $169 million and $224 million (unaudited) of loans, respectively.


5. REPURCHASE AGREEMENTS

    The Partnership has entered into repurchase agreements with NationsBank, N.A. ("NationsBank"), to finance the mortgage loans originated by the Partnership. The repurchase agreements have a maturity date of July 19, 1998, and are secured by the mortgage loans. The repurchase agreements are to be repaid upon sale or securitization of the mortgage loans. At maturity of the repurchase agreement the Partnership may enter into new agreements. The outstanding repurchase agreement balances accrue interest at variable rates, ranging from LIBOR + 1% to LIBOR + 6%, and are paid on a monthly basis. The aggregate outstanding repurchase agreements may not exceed $350 million. If the borrowings under the repurchase agreements exceed the market value of the mortgage loans, determined based on such factors as the debt rating of the underlying credit tenants, mortgage defaults, or other factors determined by NationsBank, NationsBank may require either the repayment of a portion of the borrowings prior to maturity, or the delivery of additional collateral. NationsBank may not, however, require additional collateral due to

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. REPURCHASE AGREEMENTS (CONTINUED)
fluctuations in interest rates. Management believes that the carrying amounts of the repurchase agreements approximate fair market value.


    The Partnership had entered into repurchase agreements maturing on demand with NationsBank for mortgages held for sale and associated repurchase liabilities as follows (in thousands):


                                                             MARCH 31, 1998  DECEMBER 31, 1997  DECEMBER 31, 1996
                                                             --------------  -----------------  -----------------
                                                              (UNAUDITED)
Carrying amount of mortgages held for sale.................    $  303,849       $   244,064        $   154,475
Approximate market value of mortgages held for sale........       329,000           264,000            160,000
Repurchase liability--LIBOR + 1%...........................       290,278           233,486            146,883
Repurchase liability--LIBOR + 3%...........................         9,974             9,972              4,022
Repurchase liability--LIBOR + 6%...........................        15,015            12,313                 --


    Interest expense incurred with respect to the repurchase agreements for the years ended December 31, 1997 and 1996 was approximately $8.9 million and $4.0 million, respectively. For the three months ended March 31, 1998, interest expense incurred with respect to the repurchase agreements was approximately $4.9 million (unaudited). As of March 31, 1998, (unaudited) and December 31, 1997 the Partnership was in compliance with the terms of the repurchase agreements.


6. RELATED PARTY TRANSACTIONS


    During 1998 and 1997, the Partnership issued unsecured notes payable to a limited partner of the Partnership. The notes carry an interest rate of 20% and are payable on demand. As of December 31, 1996, the Partnership owed $129,098 for a note payable issued to an officer of the Partnership. The note payable to officer was repaid during January 1997.


7. PROPERTY HELD FOR SALE AND LOSS ON LOAN IN FORECLOSURE


    Property held for sale as of December 31, 1996 consisted of land held from the receipt of a deed in lieu of foreclosure. In February 1996, the Partnership became aware that a loan with an outstanding balance of approximately $12.9 million was in default. On February 26, 1996 the Partnership received a deed in lieu of foreclosure on the property and subsequently recovered approximately $10.2 million in cash. The recovered property had an appraised value of approximately $2.0 million, and the Partnership recognized a loss during 1995 of approximately $717,000 from the defaulted loan. The property was held in a wholly-owned subsidiary of the Partnership until December 31, 1997. On December 31, 1997, the Partnership distributed the stock of the subsidiary corporation to certain of the limited partners of the Partnership. Note 2.


8. CONCENTRATION RISKS

    The Partnership relies on its repurchase agreement with NationsBank to provide the majority of its cash for loan fundings. A deterioration in the financial condition of NationsBank could have a negative impact on the Partnership's ability to continue funding loans. However, management is confident that alternative funding sources could be obtained with substantially similar terms. As of March 31, 1998, (unaudited) and December 31, 1997 NationsBank carried an A+ rating from Standard & Poor's.

                   CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARY
                            (A LIMITED PARTNERSHIP)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. SUBSEQUENT EVENT

    Through March 17, 1998, the Partnership had issued net additional notes payable of $5.5 million for cash advances from a limited partner of the Partnership.

10. SUBSEQUENT EVENTS - SUBSEQUENT TO AUDITOR'S REPORT DATE (UNAUDITED)

    In April 1998, the NationsBank facility was increased to $550 million. The facility will decrease to $350 million on September 1, 1998.

    As of May 15, 1998, the Partnership has issued commitments to fund additional Credit Tenant Loans with an aggregate committed principal balance of approximately $402 million. In addition, as of May 15, 1998, the Partnership has purchased or committed to purchase real property net leased to tenants with an aggregate purchase price of approximately $12 million.

    In May 1998, the Company executed a sublease for 12,000 square feet of office space in New York, New York at an estimated annual lease payment of approximately $300,000.


    As of June 25, 1998, the Company has acquired three parcels of real property net leased to Credit Tenants for an aggregate purchase price of approximately $10.1 million.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                   SCHEDULE OF MORTGAGE LOANS ON REAL ESTATE

                               DECEMBER 31, 1997

                                                                                          COL D
                                                                                 ------------------------
                                                                                   AMOUNT OF PRINCIPAL
                      COL A                                                         UNPAID AT CLOSE OF        COL E
--------------------------------------------------                    COL C               PERIOD            ---------
                                                       COL B      -------------  ------------------------   AMOUNT OF
LIST BY CLASSIFICATION                              -----------     CARRYING                   SUBJECT TO   MORTGAGE
-- COMMERCIAL                                          PRIOR        AMOUNT OF                  DELINQUENT     BEING
LOAN #      GUARANTOR             LOCATION             LIENS      MORTGAGES(1)      TOTAL      INTERESTS    FORECLOSED
------  ------------------------------------------  -----------   -------------  ------------  ----------   ---------
1059    Ahold             Howland, OH                  $--        $  5,976,175   $  5,976,175   $ --         $ --
1652    Ahold             White Plains, NY             --           10,260,267     10,260,267     --           --
1017    Amoco             Bronx, NY                    --              952,737        952,737     --           --
865NB   Blue Cross/Shield Richardson, TX               --           21,703,961     21,703,961     --           --
838     Boston Gas        Waltham, MA                  --            1,420,125      1,478,188     --           --
1386    Bridgestone       Branford, CT                 --              930,087        967,741     --           --
727     Bridgestone       Richmond, VA                 --            1,252,355      1,276,925     --           --
1501    Chase             Westfield, NJ                --            2,019,197      2,033,432     --           --
1012    Circuit City      Omaha, NE                    --            5,411,410      5,612,030     --           --
854     Circuit City      South Portland, ME           --            2,456,391      2,557,357     --           --
1076    Circuit City      Tampa, FL                    --           12,235,577     12,734,477     --           --
1699    CVS               Braintree, MA                --            8,078,836      8,280,291     --           --
870     CVS               Dedham, MA                   --            2,544,059      2,648,005     --           --
1212    CVS               East Rockaway, NY            --            1,555,708      1,619,439     --           --
1322    CVS               Easthampton, MA              --            1,391,941      1,448,544     --           --
554     CVS               Little Rock, AR              --            3,885,080      4,026,425     --           --
842     CVS               Medford, MA                  --            1,990,944      2,079,758     --           --
1240    CVS               New Bedford, MA              --            2,464,692      2,563,156     --           --
1930    CVS               Philadelphia, PA             --            2,065,000      2,065,000     --           --
1323    CVS               Queensbury, NY               --            1,348,047      1,402,330     --           --
1889    CVS               Randolph, MA                 --            2,118,225      2,118,225     --           --
841     CVS               Rochester, NY                --            1,605,985      1,678,547     --           --
1324    CVS               Rochester, NY                --            1,278,228      1,329,977     --           --
1071    CVS               West Babylon, NY             --            1,217,636      1,270,782     --           --
1887    Eckerd            Vero Beach, FL               --            2,654,481      2,654,481     --           --
1805    Exxon             Hauppauge, NY                --            1,500,774      1,500,774     --           --
1213NB  Georgia Baptist   Atlanta, GA                  --           11,962,509     12,166,133     --           --
742NB   Home Depot        Bel Air, MD                  --            4,620,419      4,802,216     --           --
1945    Home Depot        Dallas, TX                   --           15,229,529     15,767,896     --           --
1877    John Harland      Glen Burnie, MD              --            9,213,872      9,586,176     --           --
467     Key Bank          Newburgh, NY                 --           11,031,084     11,415,382     --           --
356     McDonald's        Fair Lakes, VA               --              869,557        904,567     --           --
1965    McDonald's        Mineola, NY                  --            1,463,976      1,463,976     --           --
543     McDonald's        Philadelphia, PA             --            1,068,091      1,111,346     --           --
1133    MedPartners       Amarillo, TX                 --            5,642,691      5,725,970     --           --
610     Pep Boys          Ridgewood, NY                --            2,519,511      2,650,858     --           --
1533    Pep Boys          Springfield Gardens, NY      --            1,732,742      1,732,743     --           --
1734    Revco             Clarksville, TN              --              945,907        977,093     --           --
1736    Revco             Richmond, VA                 --            1,226,260      1,274,904     --           --
1577    Revco             Richmond, VA                 --            1,796,686      1,868,004     --           --
1037    Rite Aid          Buffalo, NY                  --            1,425,037      1,460,764     --           --
1320    Rite Aid          Castle Shannon, PA           --            1,687,274      1,755,716     --           --
412     Rite Aid          Flint, MI                    --            2,042,823      2,125,328     --           --
859     Rite Aid          Kalkaska, MI                 --            1,753,376      1,823,661     --           --
1585    Rite Aid          Pearisburg, VA               --            1,767,953      1,808,045     --           --
1014    Rite Aid          Pittston, PA                 --            2,066,918      2,108,806     --           --
961     Rite Aid          Portland, MI                 --            1,570,987      1,616,583     --           --
943     Rite Aid          Pulaski, VA                  --            1,530,342      1,591,203     --           --
784     Rite Aid          Ridgewood, NY                --            2,666,568      2,777,912     --           --
1525    Rite Aid          Saginaw, MI                  --            2,638,085      2,693,227     --           --
1036    Rite Aid          Tonawanda, NY                --            1,246,915      1,277,941     --           --
1556    Rite Aid          Wytheville, VA               --            2,100,447      2,184,139     --           --
1365    State of NJ       Jersey City, NJ              --            3,938,326      4,045,846     --           --

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

             SCHEDULE OF MORTGAGE LOANS ON REAL ESTATE (CONTINUED)

                               DECEMBER 31, 1997

                                                                                          COL D
                                                                                 ------------------------
                                                                                   AMOUNT OF PRINCIPAL
                      COL A                                                         UNPAID AT CLOSE OF        COL E
--------------------------------------------------                    COL C               PERIOD            ---------
                                                       COL B      -------------  ------------------------   AMOUNT OF
LIST BY CLASSIFICATION                              -----------     CARRYING                   SUBJECT TO   MORTGAGE
-- COMMERCIAL                                          PRIOR        AMOUNT OF                  DELINQUENT     BEING
LOAN #      GUARANTOR             LOCATION             LIENS      MORTGAGES(1)      TOTAL      INTERESTS    FORECLOSED
------  ------------------------------------------  -----------   -------------  ------------  ----------   ---------
1929    Tandy             King of Prussia, PA          --         $  3,940,242   $  3,940,242     --           --
1803    TJX               Encino, CA                   --            5,592,855      5,707,947     --           --
1199NB  Wal-Mart          Dahlonega, GA                --           10,356,861     10,653,682     --           --
1686    Wal-Mart          Uniondale, NY                --            8,507,590      8,507,590     --           --
444     Walgreen          Clark County, NV             --            2,834,596      2,949,953     --           --
938     Walgreen          Kerrville, TX                --            1,968,879      2,049,490     --           --
937     Walgreen          Pennsauken, NJ               --            2,664,418      2,772,827     --           --
1347    Walgreen          Plano, TX                    --            1,755,904      1,797,328     --           --
667     Walgreen          Port Orange, FL              --            2,058,275      2,140,949     --           --
967A    Wegmans           Wilkes-Barre, PA             --            8,308,336      8,506,939     --           --
                                                    -----------   -------------  ------------  ----------   ---------

Total                                                  $--        $244,063,759   $249,982,406   $ --         $ --
                                                    -----------   -------------  ------------  ----------   ---------
                                                    -----------   -------------  ------------  ----------   ---------

(1) Balance at beginning of period:...........................................  $154,475,266
   Additions during period:
      New mortgage loans......................................................  219,141,829
      Other (describe)........................................................      --
                                                                                -----------
                                                                                219,141,829
   Deductions during period:
      Collections of principal................................................    4,683,610
      Foreclosures............................................................      --
      Cost of mortgages sold..................................................  124,869,726
      Amortization of premium.................................................      --
      Other (describe)........................................................      --
                                                                                -----------
                                                                                129,553,336
                                                                                -----------
Balance at close of period....................................................  $244,063,759
                                                                                -----------
                                                                                -----------

------------------------

Footnotes:

(1) A reconciliation of the carrying amount of the mortgages is as follows: Face amount ($249,982,406) less unearned discount ($5,918,647) equals carrying amount ($244,063,759).

(2) The aggregate cost of the carrying amount of the mortgages for federal income tax purposes is $244,063,759.

(3) See the footnotes to the consolidated financial statements (Note 5) for discussion of the repurchase agreement which are secured by the mortgage loans.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


UNTIL              , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ----------------

                               TABLE OF CONTENTS


                                                           PAGE
                                                           -----
Prospectus Summary....................................           1
Risk Factors..........................................          16
Use of Proceeds.......................................          32
Dividend and Distribution Policy......................          32
Capitalization........................................          33
Dilution..............................................          34
Selected Historical and Proforma Financial
  Information.........................................          35
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................          37
The Company...........................................          43
Formation Transactions................................          63
Yield Considerations Related to the Company's
  Investments.........................................          66
Description of Existing Real Estate Interests.........          69
Targeted Investments..................................          74
Directors and Executive Officers......................          77
Certain Relationships and Related Transactions........          84
Security Ownership of Certain Beneficial Owners and
  Management..........................................          85
Federal Income Tax Consequences.......................          86
ERISA Considerations..................................          91
Description of Capital Stock..........................          91
Certain Provisions of Maryland Law and of the
  Company's Charter and Bylaws........................          92
Shares Eligible for Future Sale.......................          97
Underwriting..........................................          98
Legal Matters.........................................          99
Experts...............................................         100
Additional Information................................         100
Glossary..............................................         101
Financial Statements and Information..................         F-1



                                7,340,000 Shares
                          CAPITAL LEASE FUNDING, INC.
                                  Common Stock


                                 -------------

                                   PROSPECTUS

                                 -------------


                       PRUDENTIAL SECURITIES INCORPORATED
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED
                                           , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the SEC registration fee and the NASD filing fee.

TO BE PAID
--------------------------------------------------------------------------------
SEC Registration fee............................................................  $     36,369
Nasdaq listing fee..............................................................        79,875
NASD filing fee.................................................................        12,790
Printing and engraving expenses.................................................
Legal fees and expenses.........................................................
Accounting fees and expenses....................................................
Transfer agent and custodian fees...............................................
Miscellaneous...................................................................
                                                                                  ------------
      Total.....................................................................  $  1,300,000
                                                                                  ------------
                                                                                  ------------

ITEM 32. SALES TO SPECIAL PARTIES.

    Not Applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    In connection with the Formation Transactions and pursuant to a Contribution Agreement, dated as of March 12, 1998, among CLF, Inc. and holders of direct or indirect partnership interests in CLF (the "Partners"), the Partners agreed to transfer their interests in CLF to CLF, Inc. in return for such number of shares of Common Stock of CLF, Inc. and/or cash as will be determined pursuant to a stated formula which transactions will close simultaneously with the Offering.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the MGCL, the Articles of Incorporation obligate the Company to indemnify its present and former directors and officers and its employees and controlling persons and to pay or reimburse reasonable expenses for such persons in advance of the final disposition of a proceeding, to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws implement the provisions relating to indemnification contained in the Articles of Incorporation. The MGCL permits the charter of a Maryland corporation to include a provision limiting the ability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. In addition, the officers, directors, and controlling persons of the Company are indemnified against certain liabilities by the Company under the Underwriting Agreement relating to this Offering. The Company has entered into indemnification agreements with each of its directors and senior officers to the fullest extent permitted by applicable law and which otherwise reflect the indemnification provisions set forth in the Company's Charter. The Company will maintain for the benefit of its officers and directors, officers' and directors' insurance.


    The Underwriting Agreement (Exhibit 1.1) also provides for the indemnification by the Underwriters of the Company, its directors and officers and persons who control the Company within the meaning of Section 15 of the Securities Act with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements included in the Prospectus are:

        PRO FORMA COMPANY:

           Capital Lease Funding, Inc. (a Maryland corporation) Unaudited Pro
              Forma Financial Statements

           Pro Forma Statement of Financial Condition as of March 31, 1998

           Pro Forma Statement of Operations for the Three Months Ended March 31, 1998

           Pro Forma Statement of Operations for the Year Ended December 31,
       1997

           Notes to Pro Forma Financial Statements

        HISTORICAL COMPANY:

           Capital Lease Funding, Inc. (a Maryland corporation) Historical Financial Statements

           Report of Independent Auditors

           Statement of Financial Condition as of April 30, 1998

           Notes to Financial Statements

        HISTORICAL CAPITAL LEASE FUNDING, L.P.:

           Capital Lease Funding, L.P. (a Delaware partnership) Historical Financial Statements

           Report of Independent Auditors

           Consolidated Statements of Financial Condition as of March 31, 1998 (unaudited) and December 31, 1997 and 1996


           Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1997 (unaudited) and the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations) to December 31, 1995)

           Consolidated Statement of Partners' Capital (Deficit) for the Three Months Ended March 31, 1998 (unaudited) and the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations) to December 31, 1995



           Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 (unaudited) and the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations) to December 31, 1995


           Notes to Consolidated Financial Statements

           Schedule of Mortgage Loans on Real Estate as of December 31, 1997

    (b) Exhibits


   ***1.1  Form of Underwriting Agreement
     *3.1  Articles of Incorporation
     *3.2  Articles of Amendment and Restatement
     *3.3  Bylaws
     *3.4  Amended and Restated Bylaws
   ***5.1  Opinion of Cadwalader, Wickersham & Taft
   ***8.1  Opinion of Cadwalader, Wickersham & Taft Regarding Tax Matters
     *9.1  Management Shareholder Agreement
   **10.1  Contribution Agreement, dated as of March 12, 1998, among the
           Company and the other signatories thereto
   **10.2  Amended and Restated Repurchase Agreement Governing Purchases and
           Sales of Mortgage Loans between NationsBank, N.A. and Capital
           Lease Funding, L.P., dated April 1, 1998
  ***10.3  Registration Rights Agreement
    *10.4  Form of Indemnification Agreement
    *10.5  1998 Employee Stock Option Plan
    *10.6  1998 Stock Option Plan for Non-Employee Directors
    *10.7  Form of Employment Agreement, dated          , 1998 between
           William R. Pollert and the Company
    *10.8  Form of Employment Agreement, dated          , 1998 between the
           Company and each of Edward J. Glickman, Steven J. Maloy, Paul H.
           McDowell and Shawn P. Seale
    *10.9  Amended and Restated Interim Servicing Agreement between Capital
           Lease Funding, L.P., Owner and Midland Loan Services, L.P.,
           Servicer, LaSalle National Bank, Custodian and ABN Amro Bank N.V.,
           Fiscal Agent, dated July 19, 1996
    *23.1  Consent of Ernst & Young LLP
  ***23.2  Consent of Cadwalader, Wickersham & Taft (included in Exhibits 5.1 and 8.1)
   **24.1  Power of Attorney (included on page II-5)
  ***27.1  Financial Data Schedule
  ***99.1  Consent of Richard J. Campo pursuant to Rule 438
    *99.2  Consent of Lawrence A. Chimerine pursuant to Rule 438
    *99.3  Consent of Dan Kearney pursuant to Rule 438


------------------------
    *   Filed herewith.
    **  Previously filed.
    *** To be filed by amendment.

ITEM 37. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 1998.


                                CAPITAL LEASE FUNDING, INC.

                                By:  /S/ WILLIAM R. POLLERT
                                     -----------------------------------------
                                     Name: William R. Pollert
                                     Title: President


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,
    /s/ WILLIAM R. POLLERT        Chief Executive Officer,
------------------------------    President and Director        June 29, 1998
      William R. Pollert          (principal executive
                                  officer)

              *                 Senior Vice President and
------------------------------    Chief Financial Officer       June 29, 1998
        Shawn P. Seale

              *                 Director
------------------------------                                  June 29, 1998
        Scott A. Shay



                  /S/ WILLIAM R. POLLERT
         ----------------------------------------
                    William R. Pollert
  *By:               Attorney-in-fact

                                 EXHIBIT INDEX


   ***1.1  Form of Underwriting Agreement

     *3.1  Articles of Incorporation

     *3.2  Articles of Amendment and Restatement

     *3.3  Bylaws

     *3.4  Amended and Restated Bylaws

   ***5.1  Opinion of Cadwalader, Wickersham & Taft

   ***8.1  Opinion of Cadwalader, Wickersham & Taft Regarding Tax Matters

     *9.1  Management Shareholder Agreement

   **10.1  Contribution Agreement, dated as of March 12, 1998, among the Company and the other signatories thereto

   **10.2  Amended and Restated Repurchase Agreement Governing Purchases and Sales of
           Mortgage Loans between NationsBank, N.A. and Capital Lease Funding, L.P., dated
           April 1, 1998

  ***10.3  Registration Rights Agreement

    *10.4  Form of Indemnification Agreement

    *10.5  1998 Employee Stock Option Plan

    *10.6  1998 Stock Option Plan for Non-Employee Directors

    *10.7  Form of Employment Agreement, dated          , 1998 between William R. Pollert and
           the Company

    *10.8  Form of Employment Agreement, dated          , 1998 between the Company and each
           of Edward J. Glickman, Steven J. Maloy, Paul H. McDowell and Shawn P. Seale

    *10.9  Amended and Restated Interim Servicing Agreement between Capital Lease Funding,
           L.P., Owner and Midland Loan Services, L.P., Servicer, LaSalle National Bank,
           Custodian and ABN Amro Bank N.V., Fiscal Agent, dated July 19, 1996

    *23.1  Consent of Ernst & Young LLP

  ***23.2  Consent of Cadwalader, Wickersham & Taft (included in Exhibits 5.1 and 8.1)

   **24.1  Power of Attorney (included on page II-5)

  ***27.1  Financial Data Schedule

  ***99.1  Consent of Richard J. Campo pursuant to Rule 438

    *99.2  Consent of Lawrence A. Chimerine pursuant to Rule 438

    *99.3  Consent of Dan Kearney pursuant to Rule 438


------------------------

    *   Filed herewith.

    **  Previously filed.

    *** To be filed by amendment.